UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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BOSTON PROPERTIES, INC.

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April 5, 2019

Dear Fellow Stockholder:

You are cordially invited to attend the 2019 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Tuesday, May 21, 2019 at 9:00 a.m., Eastern Time, at 599 Lexington Avenue, New York, New York 10022.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will provide a brief report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.

Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to attend the meeting. You may vote over the internet, by telephone or by mail.

Thank you for your continued support of Boston Properties.

Sincerely,

Owen D. Thomas

Chief Executive Officer

Boston Properties, Inc.	800 Boylston Street Suite 1900 Boston, MA 02199-8103

Notice of 2019 Annual Meeting of Stockholders

Date:	Tuesday, May 21, 2019

Time:	9:00 a.m., Eastern Time

Place:	599 Lexington Avenue, New York, New York 10022

Record Date:	Wednesday, March 27, 2019

Items of Business:	1.	To elect the eleven nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

	2.	To hold a non-binding, advisory vote on named executive officer compensation.

	3.	To approve the Boston Properties, Inc. Non-Employee Director Compensation Plan.

	4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

	5.	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

Proxy Voting:	If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 21, 2019. The proxy statement and our 2018 annual report to stockholders are available at www.edocumentview.com/bxp.

By Order of the Board of Directors

FRANK D. BURT, ESQ.

Secretary

April 5, 2019

COMPENSATION OF DIRECTORS	91
Director Compensation Table	92
Director Stock Ownership Guidelines	93

PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN	95
Proposal	95
Background	95
Summary of the Director Compensation Plan	96
New Plan Benefits	98
Vote Required	98

EQUITY COMPENSATION PLAN INFORMATION	99

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	100

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	101
Proposal	101
Fees to Independent Registered Public Accounting Firm	102
Audit and Non-Audit Services Pre-Approval Policy	102
Vote Required	102

AUDIT COMMITTEE REPORT	103

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	104

INFORMATION ABOUT THE ANNUAL MEETING	105

OTHER MATTERS	109
Expenses of Solicitation	109
Stockholder Nominations for Director and Proposals for the 2020 Annual Meeting	109

APPENDIX A	A-1
Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (NOI) (excluding termination income)	A-1
Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (NOI) - Cash (excluding termination income)	A-3
Consolidated Joint Ventures	A-5
Unconsolidated Joint Ventures	A-7

APPENDIX B	B-1
Boston Properties, Inc. Non-Employee Director Compensation Plan	B-1

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

VOTING MATTERS

Voting Matter		Board’s Voting Recommendation	Page Reference for more Information
Proposal 1:	Election of Directors	FOR each nominee	22
Proposal 2:	Non-binding, Advisory Vote on Named Executive Officer Compensation	FOR	90
Proposal 3:	Approval of the Boston Properties, Inc. Non-Employee Director Compensation Plan	FOR	95
Proposal 4:	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	101

BOARD AND GOVERNANCE HIGHLIGHTS

DIRECTOR SUCCESSION

Led by our lead independent director and Nominating and Corporate Governance (“NCG”) Committee, our Board of Directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave our Board and that the composition of our Board is systematically refreshed so that, taken as a whole, the Board has the desired mix of skills, experience, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver the high standard of governance expected by investors. For more information on this process, see “Corporate Governance Principles and Board Matters – The Board of Directors – Director Succession Planning” beginning on page 9 of the proxy statement.

Consistent with this approach, between 2016 and 2018 our Board nominated, and our stockholders elected, three new directors (Senator Kelly A. Ayotte, Ms. Karen E. Dykstra and Mr. Bruce W. Duncan), and our Board of Directors is delighted to nominate two new candidates – Ms. Diane J. Hoskins and Mr. William H. Walton, III – for election to our Board of Directors at the 2019 annual meeting of stockholders. Mr. Martin Turchin, a director of Boston Properties since 1997, and Dr. Jacob A. Frenkel, a director of Boston Properties since 2010, are not standing for re-election. The Board of Directors extends its gratitude and appreciation to them for their dedication and contributions to Boston Properties.

Assuming the election of the eleven nominees for director at the 2019 annual meeting of stockholders, the average tenure for our independent directors will be approximately 5.9 years and the average age of our independent directors will be approximately 63.4 years. In addition, we added three female directors since May 2015, and we are nominating four women for election to our Board at the 2019 annual meeting of stockholders.

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PROXY SUMMARY

The following summarizes the changes to our Board composition over the past four years, assuming the election of the eleven nominees for director at the 2019 annual meeting of stockholders:

APPOINTMENT OF INDEPENDENT, NON-EXECUTIVE CHAIRMAN

Our Board of Directors selected Mr. Joel I. Klein to serve as our independent, non-executive Chairman of the Board effective immediately following the 2019 annual meeting of stockholders. Mr. Klein has served as a director of Boston Properties, Inc. since 2013 and as lead independent director since 2016. See “Corporate Governance Principles and Board Matters – Board Leadership” beginning on page 10 of the proxy statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

On February 26, 2019, our Board of Directors approved the Boston Properties, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”), which sets forth the cash and equity compensation that is to be paid to our non-employee directors in a specific, formulaic manner. Although we are not legally required to seek or receive stockholder approval for the Director Compensation Plan, we are submitting the plan to stockholders for approval. Our Compensation Committee and Board of Directors last reviewed our non-employee director compensation in 2016, or three years ago.

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PROXY SUMMARY

The Director Compensation Plan implements recommendations that our Compensation Committee made to our full Board of Directors based on a comprehensive review of the structure and amounts of our existing compensation for non-employee directors. For the 2019 review, our Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to help ensure that our non-employee director compensation remains competitive and is generally consistent with “best” practices. Our Compensation Committee also sought recommendations from FPL Associates, L.P. regarding compensation for the role of non-executive chairman.

Because of the interests that our non-employee directors have in the establishment of the compensation they receive, our Board determined to submit the plan for stockholder approval. See “Proposal 3 – Approval of the Boston Properties, Inc. Non-Employee Director Compensation Plan” beginning on page 95 of the proxy statement for more detail.

NEW DIRECTOR STOCK OWNERSHIP GUIDELINES

Based on FW Cook’s recommendations, our Board of Directors also approved new stock ownership guidelines for non-employee directors to better align their interests with those of our stockholders and conform to “best” practices. The effectiveness of these guidelines is conditioned upon stockholder approval of the Director Compensation Plan at the 2019 annual meeting of stockholders. Under the new guidelines, each non-employee director is generally expected to retain an aggregate number of shares of our common stock and its equivalents, including deferred stock units and units in Boston Properties Limited Partnership (the “Operating Partnership”), whether vested or not, having an aggregate value equal to at least five (5) times the value of the then-current annual cash retainer paid to non-employee directors. The current stock ownership guidelines require ownership of an aggregate number of shares and units that the director received as an annual retainer during the first three years following his or her election. See “Compensation of Directors – Director Stock Ownership Guidelines” beginning on page 93 of the proxy statement for more detail.

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PROXY SUMMARY

BOARD NOMINEES

Following the recommendation of the NCG Committee, our Board of Directors has nominated the following eleven (11) candidates for election as directors at the 2019 annual meeting of stockholders.

				Current Committee Membership
Name and Principal Occupation	Age	Independent	Director Since	Audit(1)	Compensation	NCG(1)
Kelly A. Ayotte
Former United States Senator for the State of New Hampshire	50	✓	2018		●	●
Bruce W. Duncan(2)(3)
Chairman and former Chief Executive Officer of First Industrial Realty Trust, Inc.	67	✓	2016		●	●
Karen E. Dykstra(3)
Former Chief Financial and Administrative Officer of AOL, Inc.	60	✓	2016	●
Carol B. Einiger	69	✓	2004		Chair
President of Post Rock Advisors, LLC
Diane J. Hoskins(4)			New Nominee
Chair and Co-Chief Executive Officer of M. Arthur Gensler Jr. & Associates, Inc.	61	✓
Joel I. Klein(5)
Chief Policy and Strategy Officer of Oscar Health Corporation	72	✓	2013	†	†	†
Douglas T. Linde	55		2010
President of Boston Properties, Inc.
Matthew J. Lustig
Head of North America Investment Banking and Head of Real Estate & Lodging at Lazard Fréres & Co.	58	✓	2011			Chair
Owen D. Thomas	57		2013
Chief Executive Officer of Boston Properties, Inc.
David A. Twardock(3)
Former President of Prudential Mortgage Capital Company, LLC	61	✓	2003	Chair	●
William H. Walton, III(4)			New Nominee
Managing Member & Co-Founder of Rockpoint Group, LLC	67	✓

(1)	Mr. Turchin currently serves on the Audit Committee and Dr. Frenkel currently serves on the NCG Committee. Messrs. Turchin and Frenkel are not standing for re-election.

(2)

Assuming his re-election to our Board of Directors, the Board expects to appoint Mr. Duncan to the Audit Committee and that Mr. Duncan will cease serving on the Compensation Committee following the 2019 annual meeting.

(3)	Our Board of Directors determined that each of Ms. Dykstra, Mr. Duncan and Mr. Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

(4)	Assuming their elections to our Board of Directors, the Board expects to appoint Ms. Hoskins to the NCG Committee and Mr. Walton to the Compensation Committee.

(5)

Mr. Klein currently serves as our lead independent director and, assuming his re-election, will become our independent, non-executive Chairman of the Board immediately following the 2019 annual meeting.

†	Mr. Klein serves as an ex officio member of each committee.

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PROXY SUMMARY

SNAPSHOT OF 2019 BOARD NOMINEES

Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2019 annual meeting, assuming the election of the eleven (11) nominees named in the proxy statement. Our Board of Directors believes that collectively the nominees exhibit an effective mix of skills, experience and diversity. For comparison purposes, we have also presented comparable metrics for the constituents of the S&P 500 Index, of which Boston Properties is a member. Data for the S&P 500 Index is based on the Spencer Stuart Board Index 2018.

Tenure age gender diversity BXP average tenure: 6.2 years S&P 500 average tenure: 8.4 years BXP average age of all nominees: 62.2 years BXP average age of independent nominees: 63.4 years S&P 500 average age of independent directors : 63.0 years BXP % of female directors: 36% S&P 500 % of female directors: 24% S&P 500 average # of female directors: 2.6

The following chart summarizes the experience and skills possessed by our nominees for election to our Board:

Summary of Qualifications and Experience (11 Nominees) REIT and/or Real Estate Capital Markets and Investment Banking CEO/ Executive management Strategic Planning and leadership Risk oversight Other Public Company Board expertise Financial Expertise Financial literacy Government and Public Policy Academia Teleology International Corporate Government Insurance Talent Management Sustainability

For a more detailed description of the above qualifications and experiences, see “Proposal 1: Election of Directors – Information Regarding the Nominees and Executive Officers” beginning on page 23 of the proxy statement.

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PROXY SUMMARY

GOVERNANCE AND COMPENSATION POLICIES AND KEY DATA

Director Independence and Compliance	• Eleven (11) directors
• 82% independent
• Regular executive sessions of independent directors
• All directors and officers are subject to a Code of Business Conduct and Ethics
• All directors attended 75% or more of Board and committee meetings

Director Qualifications	• Annual self-evaluation process for the Board and each committee, and bi-annual interviews with individual directors; process overseen by our NCG Committee
• Retirement age: 75-year maximum age limit at time of nomination
• Currently, three directors are women; assuming all nominees are elected, our Board will have four women directors and one African-American director

Board Leadership

•   Our Board has determined that its leadership structure should include either an independent, non-executive Chairman of the Board or a lead independent director, providing the Board flexibility to determine the best leadership structure and best candidate for position

• Subject to his re-election, our current lead independent director, Mr. Klein, will become our independent Chairman of the Board

Strong Stockholder Rights	• Incorporated in Delaware; the Maryland Unsolicited Takeovers Act does not apply to us
• Proxy Access By-law right
• Annual election of all directors
• Majority voting standard in uncontested director elections
• Stockholder right to amend By-laws
• No Stockholder Rights Plan (or “poison pill”)
• Disclosure of Policy on Company Political Spending

Compensation	• Stock ownership requirements for executives
• Stock ownership requirements for directors
• Anti-hedging, anti-pledging and anti-short-sale policies
• “Double-Trigger” vesting for time-based equity awards
• Compensation Clawback Policy
• No future tax gross-up provisions
• We do not target compensation above median

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PROXY SUMMARY

SUSTAINABILITY

We pride ourselves as a global leader in sustainability and continue to implement sustainability initiatives that improve transparency and performance outcomes. Our sustainability strategy is broadly focused on the economic, social and environmental aspects of our activities, which include the design and construction of our new developments and the operation of our existing buildings. We are focused on creating healthy workspaces and high performance properties while simultaneously mitigating operational costs and the potential external impacts of energy, water, waste and greenhouse gas emissions. To that end, we have publicly adopted long-term energy, emissions, water and waste goals that establish aggressive reduction targets. As a company with a core strategy of long-term ownership, we are committed to charitable giving, volunteerism and public realm investments that make a positive impact on the communities in which we conduct business. Through these efforts, we demonstrate that operating and developing commercial real estate can be conducted with a conscious regard for the environment while mutually benefiting our tenants, investors, employees and the communities in which we operate.

2018 HIGHLIGHTS

In the 2018 Global Real Estate Sustainability Benchmark (GRESB®) assessment, Boston Properties ranked in the top quadrant, earning a seventh consecutive “Green Star” recognition and the highest GRESB 5-Star Rating. Overall, Boston Properties ranked among the top 8% of 874 worldwide participants.

As of December 31, 2018, we own and actively manage over 20 million square feet of green buildings certified at the highest LEED Gold and Platinum levels. Our recently-completed Salesforce Tower development earned more points under the LEED Version 3 rating system than any other project in the San Francisco Bay Area and became the highest rated new skyscraper in the State of California.	In November 2018, we issued our first Green bonds, having an aggregate principal amount of $1 billion. The offering was 2.5 times oversubscribed and attracted a pool of green investors that represented 23% of the total allocation. The proceeds can be allocated to the funding of eligible green projects, such as Salesforce Tower.	During 2018, we executed our first large-scale renewable energy purchase. We expect the procurement of 650,000 megawatt-hours (MWH) over three years will reduce our carbon footprint more than 55,000 metric tons of CO2 equivalent annually and will reduce the carbon intensity of our Massachusetts operations by approximately 78% compared to a 2008 base year.

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PROXY SUMMARY

PUBLIC SUSTAINABILITY GOALS AND PROGRESS

Our sustainability goals establish reduction targets for energy, greenhouse gas emissions, water consumption and waste. In 2016, we achieved our first round of energy, emissions and water targets three years early. By resetting company-wide goals, we raise stakeholder awareness and make best efforts to drive continuous year-over-year, like-for-like key performance indicator improvement. We have adopted goals with the following specific time frames, metrics and targets below a 2008 baseline:(1)

(1)

Full 2018 calendar year energy and water data verified by a third party is not yet available. 2017 is the most recent year for which complete energy and water data is available and verified by a third party.

We are committed to transparent reporting of environmental, social and governance (“ESG”) sustainability indicators. Boston Properties publishes an annual sustainability report that is aligned with the Global Reporting Initiative (“GRI”) reporting framework. More detailed sustainability information, including our strategy, key performance indicators, annual like-for-like comparisons, achievements and historical sustainability reports are available on our website at http://www.bostonproperties.com under the heading “Sustainability.” Except for the documents specifically incorporated by reference into our Annual Report on Form 10-K, information contained on our website or that can be accessed through our website is not incorporated by reference into our Annual Report on Form 10-K.

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PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. (“we,” “us,” “our,” “Boston Properties” or the “Company”) on or about April 5, 2019 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. (our “Board” or our “Board of Directors”) for use at our 2019 annual meeting of stockholders to be held on Tuesday, May 21, 2019 at 9:00 a.m., Eastern Time, at 599 Lexington Avenue, New York, New York, and at any adjournments or postponements thereof.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

THE BOARD OF DIRECTORS

Composition of the Board of Directors

Boston Properties is currently governed by an eleven-member Board of Directors. The current members of our Board of Directors are Kelly A. Ayotte, Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Dr. Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Owen D. Thomas, Martin Turchin and David A. Twardock. At the 2019 annual meeting of stockholders, directors will be elected to hold office for a one-year term expiring at the 2020 annual meeting of stockholders or until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Meetings

Our Board of Directors met eight times during 2018. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors in 2018 held during the period for which he or she has been a director and (2) the total number of meetings in 2018 of all committees of our Board of Directors on which the director served during the periods that he or she served. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Nine of the eleven directors then serving attended the 2018 annual meeting of stockholders. One director did not attend the 2018 annual meeting of stockholders because he was not standing for re-election and one director was unable to attend due to an unavoidable personal matter.

Directors who qualify as “non-management” within the meaning of the rules of the New York Stock Exchange (“NYSE”) meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board and at such other times that the non-management directors deem appropriate, and they are chaired by our lead independent director. Each director has the right to call an executive session. Currently, all of our non-management directors are independent.

Director Succession Planning

Led by our lead independent director and our Nominating and Corporate Governance Committee (the “NCG Committee”), our Board of Directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave our Board and that the composition of our Board is systematically refreshed so that, taken as a whole, our Board has the desired mix of skills, experience, reputation and diversity relevant to our strategic direction and operating environment, as well as the

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

knowledge, ability and independence to continue to deliver a high standard of governance expected by investors. Among other aspects of the process, our Board of Directors:

•

identifies the collective mix of desired skills, experience, knowledge, diversity and independence for our Board of Directors, taken as a whole, and identifies potential opportunities for enhancement in one or more of those areas;

•	considers each current director’s experience, skills, principal occupation, reputation, independence, age, tenure, committee membership and diversity (including geographic, gender and ethnicity); and

•	considers the results of our Board and committee self-evaluations, which, in 2018, we conducted through written questionnaires.

Our Board of Directors recognizes the importance of continuity and that refreshment should not be effectuated all at once. Consistent with this approach, since 2016, our Board nominated and our stockholders elected three new directors (Senator Ayotte, Ms. Dykstra and Mr. Duncan). For the 2019 annual meeting of stockholders, the NCG Committee recommended to our Board of Directors for nomination, and our Board nominated, two new candidates for election – Ms. Diane J. Hoskins and Mr. William H. Walton, III. Ms. Hoskins was initially recommended for consideration by Raymond A. Ritchey, our Senior Executive Vice President, and Mr. Walton was initially recommended for consideration by Mr.  Thomas, our Chief Executive Officer.

BOARD LEADERSHIP

Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors does not have a policy with respect to whether or not the role of Chairman of the Board and Chief Executive Officer should be separate or combined. However, our Board has determined that its leadership structure should include either an independent, non-executive Chairman of the Board or a lead independent director who satisfies our standards for independence. Accordingly, our Corporate Governance Guidelines provide that it is the Board’s policy that if (1) the positions of Chairman of the Board and Chief Executive Officer are held by the same person, (2) the position of Chairman of the Board is held by a non-independent director or (3) none of the directors has been elected to serve as Chairman of the Board, then the independent directors shall select an independent director to serve as lead independent director.

In 2013, our Board separated the roles of the Executive Chairman and Chief Executive Officer, and in 2014 our Board established a lead independent director role and our independent directors selected Ivan G. Seidenberg to assume the new position. Since the 2016 annual meeting of stockholders, at which time Mortimer B. Zuckerman ceased serving as a director and our Board conferred upon him the honorary title of Chairman Emeritus, our Board of Directors has operated without a Chairman of the Board. Currently, Mr. Thomas serves as Chief Executive Officer and Mr. Klein serves as our lead independent director, a role he has held since Mr. Seidenberg’s retirement from our Board of Directors in May 2016. See “– Lead Independent Director” below. Our Board of Directors determined that this structure was appropriate because it (1) allows for the efficient and effective handling of the responsibilities of our Board of Directors with a key leading role played by our Chief Executive Officer, who is most directly responsible for developing and executing our strategic direction, and (2) helps ensure strong independent oversight by our Board of Directors through the role played by the lead independent director.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Lead Independent Director

Our lead independent director has been selected annually by the vote of a majority of our independent directors since 2014, and the position has well-defined, substantive responsibilities that include, among others that may be assigned from time to time:

•

presiding at all meetings of the Board if none of the directors has been elected to serve as the Chairman of the Board or at which the Chairman of the Board is not present, including executive sessions of independent directors;

•	serving as liaison between the Chairman of the Board, if one is elected, the Chief Executive Officer and the independent directors;

•	approving information sent to the Board;

•	approving Board meeting agendas;

•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors of the Board; and

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Establishment of Chairman of the Board

When our Board of Directors amended our Corporate Governance Guidelines in 2014 to create the position of lead independent director, the Board contemplated that in the future it might determine that it is advisable to appoint an independent, non-executive Chairman of the Board. As a result, our Corporate Governance Guidelines provide that the independent director selected to serve as lead independent director will serve in that role until (1) he or she ceases to be an independent director or resigns from the position, (2) a successor is selected by a majority of the independent directors or (3) an independent director is serving as the Chairman of the Board. In addition, they provide that, if the Chairman of the Board is an independent director, then the Chairman of the Board shall assume the responsibilities of the lead independent director referenced above and there will not be a separate lead independent director.

Our Board of Directors determined that it is advisable to appoint Mr. Klein as independent, non-executive Chairman of the Board, effective immediately following the 2019 annual meeting of stockholders. In addition to the responsibilities of the lead independent director outlined above and others that may be assigned from time to time, the Board expects that, as Chairman, Mr. Klein will:

•	coordinate the work of each committee with the activities of the Board as a whole;

•	work with the CEO and the Chair of the NCG Committee to provide strategic direction on all Board and governance matters;

•	work with the Compensation Committee to establish and review annual and long-term goals for assessing performance and to evaluate the performance of the CEO;

•	independently review with the CEO the Company’s succession plan for executive officers;

•	conduct bi-annual interviews with individual directors regarding individual contributions and overall Board composition and planning; and

•	work with the CEO on matters of strategic importance to the Board and the Company.

Our Board of Directors encourages strong communication among all of our independent directors and the Chief Executive Officer and believes that it has been able to effectively provide independent oversight of our business and affairs, including risks facing the Company, through our lead independent director, the independent committees of our Board of Directors, the overall composition of our Board of Directors and contributions of all of our independent directors and other corporate

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

governance processes in place. Given Mr. Klein’s current role, our Board believes that his appointment as the independent, non-executive Chairman of the Board will only serve to enhance our independent directors’ oversight of our business and affairs.

BOARD COMMITTEES

Our Board of Directors has an (1) Audit, (2) Compensation and (3) NCG Committee. Each of the Audit Committee, Compensation Committee and NCG Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. A copy of each of these charters is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated by the full Board of Directors.

The membership and the function of each of the Audit Committee, Compensation Committee and NCG Committee, and the number of meetings each held during 2018, are described below.

Audit Committee

Members:

David A. Twardock (Chair)*

Karen E. Dykstra*

Martin Turchin

Number of Meetings in 2018: 8

*Our Board of Directors determined that each of Ms. Dykstra and Mr. Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

The Audit Committee’s responsibilities include:

•   sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm;

•   reviewing with our independent registered public accounting firm the scope and results of the audit engagement;

•   approving professional services provided by our independent registered public accounting firm;

•   reviewing the independence of our independent registered public accounting firm;

•   overseeing the planning and conduct of our annual risk assessment;

•   evaluating the Company’s internal audit function and reviews the internal audit plan; and

•   performing such other oversight functions as may be requested by our Board of Directors from time to time.

Each member of the Audit Committee is “independent” as that term is defined in the rules of the Securities and Exchange Commission (“SEC”) and the NYSE.

For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 101.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Compensation Committee
Members: Carol B. Einiger (Chair) Kelly A. Ayotte* Bruce W. Duncan David A. Twardock Number of Meetings in 2018: 10 *Sen. Ayotte was appointed to the Compensation Committee on May 23, 2018.

The Compensation Committee’s responsibilities include:

•   reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and certain designated senior executive officers;

•   evaluating the performance of the Chief Executive Officer and designated senior executive officers in light of such goals and objectives and determines and approves compensation of these officers based on such evaluation;

•   reviewing and approving the compensation of other executive officers;

•   reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans;

•   reviewing and making recommendations to the full Board of Directors regarding the compensation of non-employee directors; and

•   performing other functions and duties deemed appropriate by our Board of Directors.

None of the members of the Compensation Committee is an employee of Boston Properties and each of them is an independent director under the NYSE rules.

The Compensation Committee makes all compensation decisions for all executive officers. With respect to compensation decisions relating to executive officers other than the Chief Executive Officer, the Compensation Committee takes into consideration recommendations made by the Chief Executive Officer and/or the President. Decisions regarding the non-equity compensation of other officers and employees are made by the Chief Executive Officer and the President and reviewed with the Compensation Committee. The Compensation Committee reviews and approves all equity awards for all employees although it has delegated limited authority to the Chief Executive Officer to make equity grants to employees who are not executive officers.

In 2018, the Compensation Committee engaged FPL Associates L.P. (“FPL”) to assist the committee in determining the amount and form of executive compensation. Information concerning the nature and scope of FPL’s assignments and related disclosures is included under “Compensation Discussion and Analysis” beginning on page 38. We have concluded that the work of FPL did not raise any conflict of interest.

The Compensation Committee Report is included in this proxy statement on page 69.

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Nominating and Corporate Governance Committee
Members: Matthew J. Lustig (Chair) Kelly A. Ayotte* Bruce W. Duncan* Jacob A. Frenkel Number of Meetings in 2018: 4 *Sen. Ayotte and Mr. Duncan were appointed to the NCG Committee on May 23, 2018.

The NCG Committee’s responsibilities include:

•   identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders;

•   establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders;

•   establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board of Directors, including nominees recommended by securityholders; and

•   performing such other functions as may be requested by our Board of Directors from time to time.

The NCG Committee is also responsible for annually reviewing our Corporate Governance Guidelines and recommending any changes to the Board of Directors. These Corporate Governance Guidelines provide that the NCG Committee, together with our Chief Executive Officer, is responsible for coordinating succession planning by the Board of Directors. A copy of the Corporate Governance Guidelines is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Governance Guidelines.”

Each member of the NCG Committee is an independent director under the NYSE rules.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors plays an important role in the risk oversight of Boston Properties. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through:

•	the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that Boston Properties faces, including, among others:

➢	market conditions;

➢	tenant concentrations and credit worthiness;

➢	leasing activity and expirations;

➢	the status of current and anticipated development projects;

➢	compliance with debt covenants;

➢	management of debt maturities;

➢	access to debt and equity capital markets;

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➢	existing and potential legal claims against Boston Properties;

➢	potential cyber attacks and intrusions; and

➢	various other matters relating to Boston Properties’ business;

•	the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others:

➢	acquisitions and dispositions of properties;

➢	development projects, new borrowings; and

➢	the appointment and retention of Boston Properties’ senior management;

•	the direct oversight of specific areas of Boston Properties’ business by the Audit, Compensation and NCG Committees; and

•

regular periodic reports from Boston Properties’ independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of Boston Properties as a real estate investment trust (“REIT”) for tax purposes and Boston Properties’ internal control over financial reporting.

Our Board of Directors also relies on management to bring significant matters impacting Boston Properties to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for discussing the guidelines and policies that govern the process by which Boston Properties’ exposure to risk is assessed and managed by management. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving Boston Properties’ business objectives. The results of the risk assessment are then discussed with management and used to develop Boston Properties’ annual internal audit plan. In addition, as one component of Boston Properties’ anti-fraud program, Boston Properties, under the supervision of the Audit Committee, established a hotline that is available for the anonymous and confidential submission of complaints relating to any matter to encourage the reporting of questionable activities directly to our senior management and the Audit Committee (see “– Communications with the Board” below).

Because of the role of our Board of Directors in the risk oversight of Boston Properties, our Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Boston Properties’ operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Boston Properties’ operations, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board of Directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “– Board Leadership” above for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

DIRECTOR INDEPENDENCE

Under the rules of the NYSE, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

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Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b) of the NYSE Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)

a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)

a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)

a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)

a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;

(e)

a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;

(f)

a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;

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(g)

a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or

(h)

a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

The Board of Directors concluded that Mses. Ayotte, Dykstra, Einiger and Hoskins and Messrs. Duncan, Frenkel, Klein, Lustig, Turchin, Twardock and Walton qualify as independent directors under NYSE rules because none of them (1) has any relationships that would disqualify him or her from being considered independent under the minimum objective standards contained in the NYSE rules or (2) has any relationships other than those deemed to be immaterial under the categorical standards adopted by the Board of Directors. In determining that each of Ms. Ayotte and Messrs. Duncan and Twardock qualified as an independent director for purposes of his or her service on the Compensation Committee, our Board considered that (1) each serves or previously served as a non-employee director for a company with which Boston Properties has a commercial relationship or engaged in transactions in the ordinary course of business, (2) each transaction was on arms’-length terms and the director had no direct or indirect involvement in the transaction, and (3) the director had no pecuniary interest in the success of the transaction.

CONSIDERATION OF DIRECTOR NOMINEES

Securityholder Recommendations

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2019 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2020 annual meeting of stockholders must be submitted to our Secretary on or before December 7, 2019 and must include the following information:

•	the name and address of record of the securityholder;

•

a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

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•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•

the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria

The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•

the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors will be “independent” as defined by the NYSE rules;

•	each of its Audit, Compensation and NCG Committees will be comprised entirely of independent directors; and

•

at least one member of the Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

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Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board. Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the NCG Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

PROXY ACCESS BY-LAW PROVISIONS

Our By-laws include a proxy access right for stockholders, pursuant to which a stockholder, or group of no more than five stockholders, meeting specified eligibility requirements, may include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

For purposes of the foregoing requirements, issued and outstanding common units, other than those owned by us, our Operating Partnership or any of their directly or indirectly wholly owned subsidiaries and excluding issued and outstanding long term incentive units, will be treated as issued and outstanding shares of common stock.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an

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annual meeting if we receive notice through our traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office.

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our By-laws.

CODE OF BUSINESS CONDUCT AND ETHICS AND OTHER POLICIES

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code of Ethics is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Code of Conduct and Ethics.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE rules.

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Governance Guidelines.”

Policy on Company Political Spending

Our Board of Directors adopted a Policy on Company Political Spending, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Policy on Political Spending.”

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties who wish to communicate with any of our directors or the Board of Directors as a group, may do so by writing to them at Name(s) of Director(s)/Board of Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

Stockholders and other interested parties who wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, may do so by:

•

following any of the “Procedures for Submission of Complaints under the Audit Committee Complaint Procedures” that are attached as Exhibit 1 to our Code of Ethics (see “– Code of Business Conduct and Ethics and Other Policies – Code of Business Conduct and Ethics” above), or

•	writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Stockholders and other interested parties who wish to communicate with our non-management directors as a group, may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

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PROPOSAL 1: ELECTION OF DIRECTORS

At the annual meeting, directors shall be elected to hold office for a one-year term expiring at the 2020 annual meeting of stockholders or until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Following the recommendation of the NCG Committee, our Board of Directors has nominated Kelly A. Ayotte, Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Diane J. Hoskins, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Owen D. Thomas, David A. Twardock and William H. Walton, III for election. Each nominee other than Ms. Hoskins and Mr. Walton is currently serving as a director of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which include the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

VOTE REQUIRED

Our By-laws provide for a majority voting standard. This means that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which Boston Properties receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before Boston Properties first mails its notice for such meeting to the stockholders.

The majority voting standard will apply to the election of directors at the 2019 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Board of Directors has also adopted a resignation policy, included in our Corporate Governance Guidelines, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

The Board of Directors unanimously recommends a vote FOR each of its nominees, Kelly A. Ayotte, Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Diane J. Hoskins, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Owen D. Thomas, David A. Twardock, and William H. Walton, III. Properly authorized proxies solicited by the Board of Directors will be voted FOR each of the nominees unless instructions to the contrary are given.

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INFORMATION REGARDING THE NOMINEES AND EXECUTIVE OFFICERS

Summary of Board Nominee Experience and Skills

In addition to the minimum qualifications that our Board of Directors believes are necessary for all directors, the following chart highlights certain skills and experience that are relevant to our long-term strategy and therefore relevant when considering candidates for election to our Board. A mark for an attribute indicates that the nominee gained the attribute through a current or prior position other than his or her service on the Boston Properties Board of Directors. Our Board did not assign specific weights to any of these attributes or otherwise formally rate the level of a nominee’s attribute relative to the rating for any other potential nominee. The absence of a mark for an attribute does not necessarily mean that the nominee does not possess that attribute; it means only that when the Board considered that nominee in the overall context of the composition of our Board of Directors, that attribute was not a key factor in the determination to nominate that individual. Further information on each nominee’s qualifications and relevant experience is provided in the individual biographies that follow the chart.

Experience/Skills	Ayotte	Duncan	Dykstra	Einiger	Hoskins	Klein	Linde	Lustig	Thomas	Twardock	Walton
Strategic Planning and Leadership	●	●	●	●	●	●	●	●	●	●	●
CEO/Executive Management		●	●	●	●	●	●	●	●	●	●
Risk Oversight	●	●	●	●	●	●	●	●	●	●	●
REITs/Real Estate		●			●		●	●	●	●	●
Asset Management		●	●	●			●	●	●	●	●
Capital Markets/ Investment Banking		●	●	●			●	●	●	●	●
Other Public Company Board Experience	●	●	●	●		●		●	●		●
Government/Public Policy	●					●					●
International	●	●	●	●	●	●		●	●	●	●
Financial Literacy	●	●	●	●	●	●	●	●	●	●	●
Technology Industry	●		●		●	●
Corporate Governance	●	●		●	●	●	●	●	●	●	●
Sustainability	●				●		●		●
Talent Management	●	●	●	●	●	●	●	●	●	●	●

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PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Boston Properties.

Senator Kelly A. Ayotte
Independent Director since May 2018 Age 50	Board Committees Compensation Nominating and Corporate Governance

Senator Ayotte has significant legal experience and experience in government and public affairs, as well as leadership and strategic planning skills.

Senator Ayotte represented New Hampshire in the United States Senate from 2011-2016, where she chaired the Armed Services Subcommittee on Readiness and the Commerce Subcommittee on Aviation Operations. She also served on the Budget, Homeland Security and Governmental Affairs, Small Business and Entrepreneurship, and Aging Committees. From 2004-2009, Senator Ayotte served as New Hampshire’s first female Attorney General having been appointed to that position by Republican Governor Craig Benson and reappointed twice by Democratic Governor John Lynch. Prior to that, she served as the Deputy Attorney General, Chief of the Homicide Prosecution Unit and as Legal Counsel to Governor Craig Benson. She began her career as a law clerk to the New Hampshire Supreme Court and as an associate at the McLane Middleton law firm.

Senator Ayotte serves on the boards of Caterpillar Inc., News Corporation, BAE Systems, Bloom Energy Corporation and Blink Health LLC, and the advisory boards of Microsoft Corporation, Chubb Insurance and Cirtronics Corporation. Senator Ayotte is a Senior Advisor for Citizens for Responsible Energy Solutions. She also serves on the non-profit boards of the One Campaign, the International Republican Institute, the McCain Institute, Swim with a Mission and Veterans Count of New Hampshire. In 2017, Senator Ayotte was a joint visiting fellow at the Harvard Institute of Politics and the Belfer Center for Science and International Affairs. In 2018, she was a visiting fellow at the University of Chicago’s Institute of Politics and the Perkins Bass Distinguished Visitor at Dartmouth College. She also is a member of the Aspen Institute’s Economic Strategy and Homeland Security groups and serves on the Board of Advisors for the Center on Military and Political Power at the Foundation for Defense of Democracies.

Senator Ayotte graduated with honors from the Pennsylvania State University and received a JD from the Villanova University School of Law.

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Bruce W. Duncan
Independent Director since May 2016 Age 67	Board Committees Compensation Nominating and Corporate Governance
Mr. Duncan has more than 30 years of diverse real estate management and investment experience, including as a chief executive officer and a director of other publicly traded companies.

Mr. Duncan serves as Chairman of the Board of Directors of First Industrial Realty Trust, Inc. (“First Industrial”), a REIT that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties. Mr. Duncan has served as a director of First Industrial since January 2009 and as its Chairman of the Board since January 2016. He previously served as President and Chief Executive Officer of First Industrial from January 2009 until he stepped down as President in September 2016 and retired as Chief Executive Officer in November 2016. Mr. Duncan has been a senior advisor to Kohlberg Kravis Roberts & Co. (“KKR”), a global investment firm, since November 2018.

Previously, Mr. Duncan served as Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a leading worldwide hotel and leisure company, from May 2005 until its acquisition by Marriott International, Inc. in September 2016. Mr. Duncan currently serves as a director of Marriott International, Inc., the world’s largest hotel company. Since September 2013, Mr. Duncan has also served as a director of the T. Rowe Price Mutual Funds. From April 2007 to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. Mr. Duncan served as a director of Starwood since 1999 and served on its Corporate Governance and Nominating Committee. Mr. Duncan also served as a Trustee of Starwood Hotels & Resorts, a real estate investment trust and former subsidiary of Starwood, from 1995 to 2006. He also was a senior advisor to KKR, from July 2008 until January 2009. He was a private investor from January 2006 to January 2009. From March 2002 to December 2005, Mr. Duncan held various positions at Equity Residential (“EQR”), one of the largest publicly traded apartment REITs in the United States. In particular, from May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and a Trustee of EQR, from January 2003 to May 2005, he was President, Chief Executive Officer and a Trustee of EQR and from March 2002 to December 2002 he was President and a Trustee of EQR. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties.

Mr. Duncan is a Life Trustee of Rush University Medical Center in Chicago, and is on the Board of Governors of the Investment Company Institute (ICI) and is on the Governing Board of the Independent Directors Council (IDC). He previously served on the Advisory Board of Governors of Nareit, the Executive Committees of the Board of the Canadian Institute for Public Real Estate Companies (CIPREC) and the National Multi-Housing Council (NMHC). He also previously served on the Board of Directors of The Rouse Company, a diversified commercial real estate firm, and as a Trustee of the International Council of Shopping Centers (ICSC).

Mr. Duncan received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago.

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PROPOSAL 1: ELECTION OF DIRECTORS

Karen E. Dykstra
Independent Director since May 2016 Age 60	Board Committees Audit
Ms. Dykstra has extensive strategic, management, financial, accounting and oversight experience, particularly with companies in the technology sector.

Ms. Dykstra served as Chief Financial and Administrative Officer of AOL, Inc., a global media technology company, from November 2013 until July 2015 and as Chief Financial Officer of AOL, Inc. from September 2012 until November 2013. From January 2007 until December 2010, Ms. Dykstra was a Partner of Plainfield Asset Management LLC (“Plainfield”), and she served as Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc., Plainfield’s business development company, from May 2006 to 2010, and as a director from 2007 to 2010. Prior to joining Plainfield, she spent over 25 years with Automatic Data Processing, Inc., serving most recently as Chief Financial Officer from January 2003 to May 2006, and as Vice President – Finance, Corporate Controller and in other capacities.

Ms. Dykstra currently serves on the Board of Directors of Gartner, Inc. and VMware, Inc. Ms. Dykstra is a former director of Crane Co. and AOL, Inc.
Ms. Dykstra received a BA in Accounting from Rider University and an MBA from Fairleigh Dickinson University.

Carol B. Einiger
Independent Director since May 2004 Age 69	Board Committees Compensation (Chair)

Ms. Einiger has more than 40 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities.

Ms. Einiger has been President of Post Rock Advisors, LLC, a private investment firm, since July 2018. From January 2017 to June 2018, she served as Senior Advisor of Roundtable Investment Partners LLC, a registered investment advisory firm. From 2005 to 2016, she was founder and President of Post Rock Advisors, LLC. From 1996 to 2005, she served as Chief Investment Officer of The Rockefeller University, where she was responsible for the management of the University’s endowment. Ms. Einiger began her investment career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and Head of the Capital Markets Department; from 1988 to 1989 as Visiting Professor and Executive-in-Residence at Columbia Business School; and from 1989 to 1992 as Managing Director at Wasserstein Perella & Co. From 1992 to 1996, Ms. Einiger served as Chief Financial Officer and then Acting President of the Edna McConnell Clark Foundation, before joining The Rockefeller University.

Ms. Einiger is a Director and member (and former Chair) of the Investment Committee of UJA-Federation of New York, a member of the Investment Committee of the JPB Foundation, and a member of the Board of Overseers of Columbia Business School. She previously served on the Boards of Trustees and Investment Committees of the University of Pennsylvania, the Lasker Foundation and the Horace Mann School; as Vice Chair of the Investment Committee of The Museum of Modern Art; as

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PROPOSAL 1: ELECTION OF DIRECTORS

a Director of Credit Suisse First Boston (USA) and The New York Stem Cell Foundation; and on the Advisory Board of Blackstone Alternative Asset Management. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the AJC National Human Relations Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership.

Ms. Einiger received her BA from the University of Pennsylvania and her MBA with honors from Columbia Business School.

Diane J. Hoskins
Independent Director Nominee Age 61

Ms. Hoskins has more than 30 years of architecture, design, real estate, and business experience, including as a chief executive officer of a global brand. During this time, she has gained extensive leadership, strategic planning, and organizational development experience, as well as a deep understanding of markets and clients.

Ms. Hoskins has been the Co-CEO of M. Arthur Gensler Jr. & Associates, Inc. (“Gensler”), the world’s largest architecture, design, and planning firm since 2005, and Chair of the Gensler Board of Directors since 2018. She has broad responsibility for managing Gensler, overseeing the company’s global platform and its day-to-day operations, which spans over 6,000 employees networked across 48 offices in the Americas, Europe, Asia, and the Middle East. She founded the Gensler Research Institute to generate new knowledge and develop a deeper understanding of the connection between design, business, and the human experience. Ms. Hoskins has held various positions at Gensler since 1995, including Southeast Regional Managing Principal and Managing Director of the Washington, DC office.

Previously, Ms. Hoskins was Senior Vice President of Epstein Architecture and Engineering from 1990 to 1994, Development Analyst at Olympia & York from 1987 to 1990, Architect Designer at Gensler from 1983 to 1985 and Architect at Skidmore Owings & Merrill from 1980 to 1983.

Ms. Hoskins is a member of the World Economic Forum’s Global Future Council on Cities & Urbanization, and the CEO Initiative by Fortune and Time. She is a Fellow of the American Institute of Architects and member of several organizations, including the D.C. Board of Trade and the Economic Club of Washington, DC. She is on the Visiting Committee of the School of Architecture at the Massachusetts Institute of Technology (MIT) and serves on the University of California, Los Angeles (UCLA) Anderson School of Management Board of Advisors. Ms. Hoskins has been honored by several organizations for her work, including the Spirit of Life Award from City of Hope and the Outstanding Impact Award from the Council of Real Estate Women. In 2016, she was inducted into the Washington Business Hall of Fame and, along with her Co-CEO, were ranked on the Business Insider’s 100 “Creators” list, a who’s who of the world’s 100 top creative visionaries. Ms. Hoskins is sought after by the media to share her expertise in many top tier media outlets, including The New York Times, Harvard Business Review, Fortune, Financial Times, Bloomberg TV, and global architecture and design trade publications. She is a frequent speaker at premier conferences, including the Bloomberg Business/CEO Summit, the Economist Human Potential Conference, and the Wall Street Journal Future of Cities Conference.

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PROPOSAL 1: ELECTION OF DIRECTORS

Ms. Hoskins graduated from MIT and holds an MBA from the Anderson Graduate School of Management at UCLA.

Joel I. Klein
Independent Director since January 2013 Age 72	Lead Independent Director

Mr. Klein has worked for more than 40 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal matters.

Mr. Klein is the Chief Policy and Strategy Officer of Oscar Health Corporation, a health insurance company. In addition, he has been a Director of News Corporation since January 2011 where he was also Executive Vice President, Office of the Chairman of News Corporation and Chief Executive Officer of Amplify, the education division of News Corporation, from January 2011 through December 2015.

From 2002 through 2010, Mr. Klein was Chancellor of the New York City Department of Education where he oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget. He was the U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002. Mr. Klein also served with the Clinton administration in a number of roles, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 until 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, DC.

Mr. Klein serves on the Boards of Teach for America, The Foundation for Excellence in Education (ExcelinEd), and StudentsFirstNY. He is also Co-Chair of the Zuckerman Mind Brain Behavior Institute and is on the Advisory Board of Columbia College.

Mr. Klein received a BA with honors from Columbia University and a JD with honors from Harvard Law School. He has also received honorary degrees from ten colleges and universities.

Douglas T. Linde
Director since January 2010 Age 55

Mr. Linde serves as President of Boston Properties, Inc. Prior to his appointment to this position in May 2007, he served as Executive Vice President since January 2005 and he also served as Chief Financial Officer and Treasurer from 2000 until November 2007. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and was promoted to Senior Vice President for Financial and Capital Markets in October 1998.

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Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group.

Mr. Linde is a Trustee of the Beth Israel Lahey Health Board of Trustees. Mr. Linde is a Director Emeritus of the Board of Directors of Beth Israel Deaconess Medical Center (“BIDMC”) and co-chairs the BIDMC capital campaign. He is a member of the Real Estate Roundtable and serves as a director of the Boston Municipal Research Bureau and Jobs for Massachusetts. Mr. Linde also serves on the Urban Studies and Planning Visiting Committee at MIT and is a member of the Wesleyan University Board of Trustees.

Mr. Linde received a BA from Wesleyan University and an MBA from Harvard Business School.

Matthew J. Lustig
Independent Director since January 2011 Age 58	Board Committees Nominating and Corporate Governance (Chair)

Mr. Lustig has worked for more than 35 years in the real estate industry, during which time he has gained extensive experience providing strategic and financial advice and transaction execution to clients, and investing in real estate companies and assets as a principal.

Mr. Lustig has been Head of North America Investment Banking at Lazard Frères & Co. (“Lazard”), the investment bank, since 2012, and he is also Head of Real Estate & Lodging at Lazard, a position he has held for more than 20 years. He is responsible for managing Lazard’s broad investment banking businesses in North America, as well as serving clients and running its Real Estate and Lodging industry group. In recent years, he has played an active role in more than $300 billion of advisory assignments and transactions involving leading real estate and lodging companies in the public and private markets. Mr. Lustig separately served previously as Chief Executive Officer of the real estate investment business of Lazard and its successors, and oversaw multiple funds with over $2.5 billion of equity capital invested in REITS and real estate operating companies.

Mr. Lustig is a member of the Board of Directors at Ventas, Inc. and had served as the Chairman of Atria Senior Living Group, Inc., which was acquired by Ventas in May 2011. He has also served as a director of several other public and private fund portfolio REITs and companies.

Mr. Lustig is a member of the Real Estate Roundtable, the Urban Land Institute, and the Pension Real Estate Association (former Board and Executive Committee member) as well as the Real Estate centers at the business schools of Wharton/UPenn (Chairman of the Advisory Board) and Columbia University. He is also a member of the Council on Foreign Relations and serves on the Board of Advisors at the School of Foreign Service at Georgetown University from which he graduated with a BSFS.

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PROPOSAL 1: ELECTION OF DIRECTORS

Owen D. Thomas
Director since April 2013 Age 57

Mr. Thomas has served as our Chief Executive Officer since April 2, 2013. Mr. Thomas served as Chairman of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) from March 2012 until March 2013 and continues to serve as a member of the Board of Directors of LBHI.

From 1987 until 2011, Mr. Thomas held various positions at Morgan Stanley, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director. Mr. Thomas was also a member of Morgan Stanley’s Management Committee from 2005 to 2011. He is a Director of the University of Virginia Investment Management Company, a director of the Urban Land Institute, an officer and a member of the Executive Board of Nareit, a director of the Real Estate Roundtable and the former Chairman of the Pension Real Estate Association.

Mr. Thomas received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School.

David A. Twardock
Independent Director since May 2003 Age 61	Board Committees Audit (Chair) Compensation

Mr. Twardock has more than 30 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity.

From December 1998 to March 2013, Mr. Twardock was the President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., which had more than $70 billion in assets under management and administration as of December 31, 2012 and annually lent billions of dollars in real estate debt financing. From 1982 to December 1998, Mr. Twardock held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group.

Mr. Twardock serves on the advisory boards of Blue Vista Capital Management and LBA Realty and served on the Board of Directors of Morgan Stanley Bank, N.A. from 2015 through 2018. Mr. Twardock is a member of the Urban Land Institute and the Economics Club of Chicago. Mr. Twardock previously served as a director of the Real Estate Roundtable and Chairman of the Real Estate Roundtable Capital Markets Committee.

Mr. Twardock received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago.

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William H. Walton, III
Independent Director Nominee Age 67

Mr. Walton has 40 years of real estate investment, development and management experience, as well as executive leadership experience having served in various roles and as a director of several public and private companies.

Mr. Walton is co-founder and managing member of Rockpoint Group, LLC (“Rockpoint”), a global real estate investment management firm. Mr. Walton is responsible for the overall operations and management of Rockpoint, as well as overseeing the origination, structuring and asset management of all of Rockpoint’s investment activities. In 1994, Mr. Walton also co-founded Westbrook Real Estate Partners, LLC (“Westbrook”), a similar real estate investment management firm. Since 1994, the Rockpoint founding managing members have invested in approximately $60 billion of real estate.

Prior to co-founding Westbrook, Mr. Walton was a managing director in the real estate group of Morgan Stanley & Co., Inc., which he joined in 1979.

Mr. Walton is involved with several real estate industry organizations and serves on the boards of Crow Holdings, a privately owned real estate and investment firm, and FRP Holdings, Inc., a company engaged in the real estate business. He is a former trustee of Corporate Office Properties Trust and a former director of Florida Rock Industries and The St. Joe Company. Mr. Walton also serves as a director or trustee of several non-profit organizations, with a particular interest in educational entities, including the American Enterprise Institute, the Jacksonville University Public Policy Institute, KIPP Jacksonville Schools, Mpala Wildlife Foundation and the University of Florida Investment Corporation, and previously served on the boards of Communities in Schools, the Episcopal School of Jacksonville, Princeton University and Princeton University Investment Company.

Mr. Walton received an AB from Princeton University and an MBA from Harvard Business School.

Executive Officers who are not Directors

Raymond A. Ritchey serves as Senior Executive Vice President. Prior to his appointment to this position in January 2016, Mr. Ritchey served as Executive Vice President, Head of our Washington, DC Office and National Director of Acquisitions and Development since April 1998 and Senior Vice President and Co-Manager of our Washington, DC office. Mr. Ritchey is responsible for all business development, leasing and marketing, as well as new opportunity origination in the Washington, DC area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, DC metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, DC area with Coldwell Banker. Mr. Ritchey is the President of the Board of Spanish Education Development (SED) Center; a member of the Federal City Council; a member of The Economic Club of Washington; Founding member of the National Association of Industrial and Office Properties (NAIOP), Northern Virginia; Chair of the JDRF Real Estate Games; and an active volunteer with numerous civic, charitable, and real estate industry organizations. A sampling of Mr. Ritchey’s professional honors include: ULI Lifetime Achievement Award; Man of the Year, CREW; Brendan McCarthy Award, GWCAR; Good Scout of the Year, Boy Scouts; Trendsetter of the Year, Transwestern; Developer of the Year (numerous organizations); and Junior Achievement Man of the Year. He is a graduate of the U.S. Naval Academy and a graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 68 years old.

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PROPOSAL 1: ELECTION OF DIRECTORS

Michael E. LaBelle serves as Executive Vice President, Chief Financial Officer and Treasurer. Prior to his appointment to this position in January 2016, Mr. LaBelle served as Senior Vice President, Chief Financial Officer and Treasurer since November 2007 and he also served as Senior Vice President, Finance from February 2005 to November 2007. In his current role, Mr. LaBelle oversees the finance, accounting, tax, information systems, internal audit and investor relations departments and is also responsible for capital raising, treasury management, credit underwriting, financial strategy and planning. Prior to joining us in March 2000, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large-scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle is on the National Advisory Board for the University of Colorado Real Estate Center. Mr. LaBelle holds a BS degree in Economics from the University of Colorado. He is 54 years old.

Peter D. Johnston serves as Executive Vice President, Washington, DC Region. Prior to his appointment to this position in January 2016, Mr. Johnston served as Senior Vice President and Regional Manager of our Washington, DC office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, DC office, with a staff of approximately 181 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the development team in the Washington, DC Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been responsible for more than eight million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of NAIOP. Mr. Johnston received a BA in Business Administration from Roanoke College, an MA from Hollins College and an MBA from the University of Virginia. He is 60 years old.

Bryan J. Koop serves as Executive Vice President, Boston Region. Prior to his appointment to this position in January 2016, Mr. Koop served as Senior Vice President and Regional Manager of our Boston office since 1999. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Kendall Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP, the Boston Green Ribbon Commission and the Kendall Square Association and previously served as chairman of the Back Bay Association. Mr. Koop received a BBA and an MBA from Texas Christian University. He is 60 years old.

Robert E. Pester serves as Executive Vice President, San Francisco Region. Prior to his appointment to this position in January 2016, Mr. Pester served as Senior Vice President and Regional Manager of our San Francisco office since 1998. Mr. Pester is responsible for overseeing existing operations in San Francisco and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a graduate of the University of California at Santa Barbara with a BA in Economics and Political Science. He is 62 years old.

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John F. Powers serves as Executive Vice President, New York Region. He oversees all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing and building operations. Prior to joining us on January 2, 2014 as Senior Vice President and Regional Manager of our New York office, he served from 2004 as Chairman of CBRE, Inc. for the New York Tri-State Region overseeing the strategic direction of CBRE’s Tri-State operations. He joined the Edward S. Gordon Company, which was subsequently merged into CBRE, in 1986 after working eight years at Swiss Bank Corp (now UBS). At ESG, he developed and managed the Consulting Division into a strong and integral part of the firm’s service delivery platform, which facilitated its sustained leadership in the Manhattan office leasing market. He also brokered millions of square feet of transactions, representing both tenants and landlords, led numerous strategic consulting assignments for large corporate occupiers and advised on many ground-up developments. He is a frequent speaker on commercial real estate in New York valued for his insight linking economic trends and conditions to their eventual impact on the office market. Mr. Powers is chairman of Right to Dream, Inc. He received a BA in Mathematics from St. Anselm College, an MA in Economics from the University of Massachusetts and an MBA from the University of Massachusetts. He also studied international economics at the Graduate Institute of International Studies, Geneva. He is 72 years old.

Frank D. Burt serves as Senior Vice President, Chief Legal Officer and Secretary, positions he has held since 2003. He is responsible for overseeing the legal and risk management departments. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the American College of Real Estate Lawyers and the Boston Bar Association and a speaker for the American College of Real Estate Lawyers, the Association of Corporate Counsel, Massachusetts Continuing Legal Education, NAIOP and Nareit. Mr. Burt received a BA, magna cum laude, from Brown University and a JD, cum laude, from the University of Pennsylvania Law School. He is 60 years old.

Michael R. Walsh serves as Senior Vice President, Chief Accounting Officer. He is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to his appointment to this position in May 2016, Mr. Walsh served as Executive Vice President, Chief Financial Officer and Treasurer of Paramount Group, Inc. (“Paramount”), a real estate investment trust focused on Class A office properties in New York City, Washington, DC and San Francisco, from March 2015 to March 2016. Before joining Paramount, Mr. Walsh was a Senior Vice President, Finance and Capital Markets at Boston Properties where he served in various capacities since 1986, and was most recently responsible for overseeing its accounting, financial reporting, financial analysis and tax functions and participated extensively in investor relations matters. Mr. Walsh received a BS, magna cum laude, from Eastern Nazarene College. He is 52 years old.

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in our Operating Partnership beneficially owned as of February 1, 2019 by:

•	each director;

•	each nominee for director;

•	each of our named executive officers (“NEOs”);

•	all directors, nominees for director and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2019, there were:

(1)	154,500,220 shares of our common stock outstanding;

(2)

16,791,376 common units of partnership interest in our Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)

1,145,303, long term incentive units of partnership interest in our Operating Partnership (“LTIP units”) outstanding that were issued as part of our long-term incentive (“LTI”) program, excluding LTIP units issued pursuant to 2016 Multi-Year Long-Term Incentive Program (“MYLTIP”) awards, 2017 MYLTIP awards and 2018 MYLTIP awards, each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

(4)	75,512 deferred stock units outstanding.

All references in this proxy statement to LTIP units exclude LTIP units issued pursuant to 2016 MYLTIP awards, 2017 MYLTIP awards and 2018 MYLTIP awards because the three-year performance periods of these awards had not ended by February 1, 2019. LTIP units issued pursuant to 2016 MYLTIP awards, 2017 MYLTIP awards and 2018 MYLTIP awards are collectively referred to herein as “Performance Awards.” None of our directors or NEOs beneficially owns preferred units or shares of our preferred stock.

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	Common Stock		Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)
Directors, Nominees for Director and Named Executive Officers
Kelly A. Ayotte(4)	—	**	1,047	**
Bruce W. Duncan(5)	—	**	3,110	**
Karen E. Dykstra(6)	4,537	**	5,062	**
Carol B. Einiger(7)	17,930	**	24,050	**
Jacob A. Frenkel(8)	1,013	**	8,492	**
Diane J. Hoskins	—	**	—	**
Joel I. Klein(9)	5,080	**	10,290	**
Douglas T. Linde(10)	288,013	**	474,826	**
Matthew J. Lustig(11)	6,058	**	14,126	**
Owen D. Thomas(12)	63,399	**	244,682	**
Martin Turchin(13)	26,241	**	29,299	**
David A. Twardock(14)	33,442	**	33,442	**
William H. Walton, III	—	**	—	**
Raymond A. Ritchey(15)	96,802	**	456,462	**
Michael E. LaBelle(16)	29,258	**	114,509	**
Bryan J. Koop(17)	25,509	**	82,769	**
All directors and executive officers as a group (19 persons)(18)	671,972	**	1,702,415	**
5% Holders
The Vanguard Group(19)	19,920,963	12.89%	19,920,963	11.55%
BlackRock, Inc.(20)	16,120,682	10.43%	16,120,682	9.34%
Norges Bank (The Central Bank of Norway)(21)	10,634,382	6.88%	10,634,382	6.16%
State Street Corporation(22)	8,711,108	5.64%	8,711,108	5.05%

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

**	Less than 1%.

(1)

The number of shares of common stock “beneficially owned” by each beneficial owner is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after February 1, 2019 and (b) the number of shares of common stock issuable to directors upon settlement of deferred stock units. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Under the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units, as applicable) have the right to redeem the units for cash or, at our option, shares of common stock, subject to certain conditions. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2019 annual meeting.

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(2)

The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2019 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.

(3)

The total number of shares outstanding used in calculating this percentage assumes (a) that all common units and LTIP units are presented (assuming conversion in full into common units, if applicable) to the Operating Partnership for redemption and are acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2019 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of common stock of all deferred stock units.

(4)	Represents 1,047 LTIP units (all of which are subject to vesting).

(5)	Represents 3,110 LTIP units (of which 1,047 LTIP units are subject to vesting).

(6)

Includes 4,085 shares of common stock held directly (of which 1,047 shares are subject to vesting) and 452 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 525 LTIP units.

(7)	Represents 17,930 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,120 LTIP units (of which 1,047 LTIP units are subject to vesting).

(8)	Represents 1,013 shares of common stock. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,479 LTIP units (of which 1,047 LTIP units are subject to vesting).

(9)	Represents 5,080 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,210 LTIP units (of which 1,047 LTIP units are subject to vesting).

(10)

Includes 182,190 shares of common stock held directly (of which 4,568 shares are subject to vesting), 700 shares of common stock held by Mr. Linde’s spouse, 2,100 shares of common stock held by Mr. Linde’s children, and 103,023 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 186,813 LTIP units (of which 41,832 LTIP units are subject to vesting). Excludes Performance Awards. Mr. Linde has shared voting and dispositive power with respect to 700 shares of common stock.

(11)	Represents 6,058 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 8,068 LTIP units (of which 1,047 LTIP units are subject to vesting).

(12)

Includes 9,117 shares of common stock held directly and 54,282 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficiary Owned” column, 181,283 LTIP units (of which 71,756 LTIP units are subject to vesting). Excludes Performance Awards.

(13)

Includes 3,007 shares of common stock held directly, 200 shares of common stock held by Mr. Turchin’s spouse, 650 shares of common stock held through trusts and 22,384 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 3,058 LTIP units (of which 1,047 LTIP units are subject to vesting). Mr. Turchin has shared voting and dispositive power with respect to 650 shares of common stock.

(14)	Includes 9,834 shares of common stock held directly (of which 1,047 shares are subject to vesting) and 23,608 deferred stock units.

(15)

Represents 96,802 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 99,305 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the sole manager and a member, 31,265 common units held by a trust of which Mr. Ritchey is a beneficiary and Mr. Ritchey’s spouse is the sole trustee, and 193,490 LTIP units (of which 3,801 LTIP units are subject to vesting). Excludes Performance Awards.

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

(16)

Includes 12,921 shares of common stock held directly (of which 6,929 shares are subject to vesting) and 16,337 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 85,251 LTIP units (of which 13,419 LTIP units are subject to vesting). Excludes Performance Awards.

(17)

Includes 4,559 shares of common stock held directly and 20,950 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 57,260 LTIP units (of which 14,420 LTIP units are subject to vesting). Excludes Performance Awards.

(18)

Includes an aggregate of 286,484 shares of common stock, 309,976 shares of common stock underlying exercisable stock options and 75,512 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 184,944 common units and 845,499 LTIP units. See also Notes (4) – (17) above. Excludes Performance Awards.

(19)

Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 11, 2019. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 316,389 shares of common stock, shared voting power with respect to 203,394 shares of common stock, sole dispositive power with respect to 19,541,270 shares of common stock and shared dispositive power with respect to 379,693 shares of common stock.

(20)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 30, 2019. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 14,777,063 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

(21)

Information regarding Norges Bank (The Central Bank of Norway) (“Norges Bank”) is based solely on a Schedule 13G/A filed by Norges Bank with the SEC on January 24, 2019. Norges Bank’s address is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. The Schedule 13G/A indicates that Norges Bank has sole voting and dispositive power with respect to all of the shares of common stock.

(22)

Information regarding State Street Corporation (“State Street”) is based solely on a Schedule 13G filed by State Street with the SEC on February 13, 2019. State Street’s address is State Street Financial Center, One Lincoln Street, Boston, MA 02111. The Schedule 13G indicates that State Street has shared voting with respect to 7,866,892 shares of common stock and shared dispositive power with respect to 8,709,669 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied.

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COMPENSATION DISCUSSION AND ANALYSIS

This “Compensation Discussion and Analysis,” or “CD&A,” sets forth our philosophy and objectives regarding the compensation of our named executive officers (“NEOs”), including how we determine the elements and amounts of executive compensation. When we use the term “Committee” in this CD&A, we mean the Compensation Committee of the Board of Directors of Boston Properties, Inc. Our NEOs for 2018 were:

•	Owen D. Thomas, Chief Executive Officer

•	Douglas T. Linde, President

•	Raymond A. Ritchey, Senior Executive Vice President

•	Michael E. LaBelle, Executive Vice President, Chief Financial Officer and Treasurer

•	Bryan J. Koop, Executive Vice President, Boston Region

I.	EXECUTIVE SUMMARY

Introduction

We are the largest publicly-traded developer and owner of Class A office properties in the United States, concentrated in Boston, Los Angeles, New York, San Francisco and Washington, DC. We have a demonstrated history of creating long-term stockholder value in large part because we take on complex, technically challenging development and redevelopment projects, leveraging the skills of our management team to successfully develop and reposition properties that other organizations may not have the expertise, capacity or resources to pursue. Some of our most successful development projects have taken longer than a decade to acquire, obtain permits, construct and lease-up to stabilization. In addition, we seek to sign long-term leases with creditworthy tenants, and we generally seek long-term, fixed-rate financing in order to fix our interest expense and proactively manage our debt maturities. We recognize that our business is thus long-term in nature, and our success requires that we make business decisions with a focus on our long-term objectives, even if they have short-term negative implications.

As a result, our Committee strives to make compensation decisions that reward management for executing our strategy and promoting the best interests of the Company and its stockholders over the long term. Our market focus and strategy for creating long-term value for investors differ from many of our competitors in the office REIT segment, which makes direct comparisons in performance and compensation difficult. We therefore do not rely on a strict formulaic framework for measuring performance against short-term goals to determine compensation awards for a particular year, but instead aim for a balanced quantitative and qualitative approach, as outlined below, that our Committee believes is appropriate to ensure our continued success.

Process for Determining Executive Compensation

For the third year in a row, we received more than 90% stockholder support for our “Say-on-Pay” advisory vote at our annual meeting of stockholders. As a result of this continued support, and based on the overall positive feedback we received in our communications with investors throughout the year, our Committee followed the same general process when setting executive compensation for 2018 as in recent years, which includes:

•

using the median (50th percentile) of a peer group of 16 REITs that are constituents of the S&P 500 Index (the “Benchmarking Peer Group”) as the beginning reference point and as an indicator of competitive market trends;

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I.    EXECUTIVE SUMMARY

•

considering an analysis prepared by FPL Associates L.P. (“FPL”), the Committee’s independent compensation consultant, that benchmarks each executive officer, and the NEOs as a group, against the Benchmarking Peer Group to determine their relative placement with respect to compensation for the prior year;

•

assessing performance not only against our own pre-established corporate goals, but also against the same performance metrics for six publicly-traded office REITs that we consider our most directly comparable peers (the “Office Peers”);

•	considering total NEO compensation over time, both on an awarded basis and on a realized basis after forfeitures;

•	considering projections for compensation increases and decreases among our peers and the market generally, and other input received from FPL; and

•

based on the foregoing, establishing a dollar amount for total compensation for each NEO and then allocating it among base salary, cash bonus and long-term incentive (“LTI”) equity awards (including time- based LTI awards and performance-based LTI awards that use relative TSR over overlapping three-year measurement periods as the performance metric, to further align management’s objectives with the interests of our investors).

Rather than relying on a strict formulaic framework, the Committee combines a quantitative and a qualitative assessment against pre-established goals because this approach allows it to:

•

evaluate management’s performance annually while taking into account our focus on value creation over the long-term and the difficulty of making precise comparisons to peers with different investment objectives and different strategies (see “– III. Assessing Performance – Focus on Long-Term Value Creation”);

•	strike the appropriate balance between short-term objectives and long-term strategies; and

•	properly emphasize quantitative results while also considering qualitative factors when assessing management’s performance.

Investor Outreach and Engagement

•

We value our relationships with our stockholders and believe it is important to maintain an ongoing dialogue with them throughout the year on a wide range of topics, including our financial and operating performance, compensation practices and ESG. Engaging with our investors helps us to understand how they view us and the topics they deem important.

•

In 2018, we undertook a review of our entire approach to our investor relations efforts. This included a review of the department’s needs, as well as those of our investors and analysts. We retained Rivel Research Group to conduct and present to our Board the results of a stockholder perception study.

•

We hired a new Vice President, Investor Relations to lead our efforts. This is the first time that our head of Investor Relations has held an officer title, which demonstrates the importance management and our Board place on this function. Led by our new Vice President, Investor Relations, we refreshed our overall investor relations approach and substantially increased our efforts to connect with a more diverse range of investors (including non-dedicated real estate investment fund managers and foreign investors).

•

We understand the importance of direct and regular access to our executive team. In total, in 2018, our senior management team met with more than 180 actively managed institutional investment firms, including approximately 92 existing stockholders representing almost 50%

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COMPENSATION DISCUSSION AND ANALYSIS

I.    EXECUTIVE SUMMARY

of our total shares outstanding (excluding holdings of passive investors such as index funds), and more than 70 new or prospective investors. These meetings occur at various locations and events, which, in 2018, included:

➢	four non-deal roadshows;

➢	five industry conferences;

➢	37 property tours with investors across our five regions; and

➢	an investor-analyst event at our new Salesforce Tower building in San Francisco during Nareit’s REITWorld conference.

2018 Performance Highlights

In addition to management meeting or exceeding the set of corporate goals established at the beginning of the year, as detailed in “– III. Assessing Performance – 2018 Corporate Goals” below, highlights of our 2018 performance include the following:

➢	leased approximately 7.2 million square feet, the second largest annual total in our history, including 2.0 million square feet for development properties;

➢	commenced development of three projects in 2018 totaling approximately 2.0 million square feet that are 80% pre-leased;

➢	delivered 2.3 million square feet of new developments representing $1.5 billion (our share) of investment, including Salesforce Tower in San Francisco, which is 100% leased (including leases with future commencement dates);

➢	increased diluted FFO per share from $6.22 to $6.30, which includes the unbudgeted loss from early extinguishment of debt of approximately $16.5 million, or $0.10 per share, resulting from the early redemption of our 5.875% unsecured senior notes due 2019; excluding this loss and the impact of unbudgeted acquisitions and dispositions, our FFO per share would have increased by 3.5%;

➢	increased our regular quarterly dividend by 18.75% to $0.95 per share of common stock in the third quarter;

➢	reduced our future borrowing costs and extended our debt maturities by refinancing $700 million of 5.875% unsecured senior notes that were scheduled to mature in October 2019 with the proceeds from the green bond offering of $1.0 billion of 4.500% unsecured senior notes maturing in December 2028;

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I.    EXECUTIVE SUMMARY

➢	completed the sale of a total of six non-core assets and assets with lower growth profiles for an aggregate sale price of approximately $492.0 million, including the sale of the ongoing TSA development project in Springfield, Virginia that reduced our future capital needs by an additional $215.6 million, resulting in approximately $708 million of total consideration from dispositions in 2018;

➢	ranked in the top 8% of 874 worldwide participants earning a “Green Star” recognition from the Global Real Estate Sustainability Benchmark for the seventh consecutive year; and

➢	ranked #5 out of 83 U.S. REITs in Green Street Advisors’ 2018 Corporate Governance rankings.

Highlights of 2018 Compensation Decisions

The Committee concluded that the Company had a very strong year in 2018, noting, in particular, our achievements in leasing, growth in FFO per share, new investments, development activity and dispositions. (See “– III. Assessing Performance – 2018 Corporate Goals.”) In light of the quantitative and qualitative assessments of performance relative to the corporate goals, performance against our Office Peers and individual performance, and reported and realized NEO compensation, the Committee determined to award 2018 total compensation for the NEOs, as a group, at a level that, based on advice from FPL, the Committee expects will result in the total compensation awarded to our NEOs ranking at approximately the 60th percentile of our Benchmarking Peer Group.

As part of its benchmarking review, FPL analyzed the allocation between performance-based and time- based LTI equity awards and, for 2018, the Committee determined that it would be advisable to maintain the 50% – 50% mix of performance-based and time-based LTI equity awards that is widely accepted in the market and prevalent among our peers. The precise allocation may vary among different NEOs and from year to year based on circumstances. (See “– V. Alignment of Pay with Performance” beginning on page 58.)

The following are highlights of 2018 compensation:

2018 Pay Highlights
CEO:
0%	93%	70%	50%
Change in base salary between 2016 - 2018	Amount of pay that is variable and not guaranteed	Amount paid in equity with remaining 30% paid in cash	Amount of total equity awarded as TSR-based performance equity
All NEOs (as a group):
0%	91%	62%	50%
Change in base salary between 2016 - 2018	Amount of pay that is variable and not guaranteed	Amount paid in equity with remaining 38% paid in cash	Amount of total equity awarded as TSR-based performance equity

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COMPENSATION DISCUSSION AND ANALYSIS

II.	COMPENSATION GOVERNANCE

The objectives of our executive compensation program are to attract, retain and reward executives who have the motivation, experience and skills to lead the Company and continue our long-term track record of profitability, growth and TSR. The following are the key features of our executive compensation program:

WHAT WE DO
✓	We use the median (50th percentile) of the Benchmarking Peer Group as the beginning reference point and the Committee then adjusts compensation based on a quantitative and qualitative review of corporate and individual performance.

✓	The vast majority of total compensation (for 2018, more than 91%) is variable pay (i.e., not guaranteed) and salaries comprise a small portion of each NEO’s total compensation opportunity.

✓	Variable pay is based on an assessment of annual performance compared to pre-established goals, as well as a comparison of performance against other office-focused REITs in key metrics.

✓	We align our NEOs with our long-term investors by awarding a significant percentage (approximately 50% in 2018) of equity compensation in the form of multi-year, performance-based equity awards that use relative TSR as the metric.

✓	We enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards granted for prior-year performance.

✓	We have “double-trigger” vesting for time-based equity incentive awards following a change of control.

✓	We have a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement.

✓	We have stock ownership guidelines for our executives and directors.

✓	We engage an independent compensation consultant to advise the Committee.

WHAT WE DON’T DO

Ð	We do not directly target compensation above the market median (50th percentile) of the Benchmarking Peer Group.

Ð	We do not provide any new executive with tax gross-ups with respect to payments made in connection with a change of control.

Ð	We do not allow hedging or pledging of Company securities.

Ð	We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts.

Ð	We do not allow for repricing of stock options.

Ð	We do not rely on a strict formulaic framework for measuring annual performance against goals to determine compensation.

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III.	ASSESSING PERFORMANCE

Business Strategy

The core elements of our business strategy are:

•

to maintain a keen focus on select markets that exhibit the strongest economic growth and investment characteristics over time – currently Boston, Los Angeles, New York, San Francisco and Washington, DC;

•

to invest in the highest quality buildings (primarily office) with unique amenities and locations that are able to maintain high occupancy, achieve premium rental rates through economic cycles and that advance our commitment to sustainable development and operations;

•

in our core markets, to maintain scale and a full-service real estate capability (development, construction, leasing and property management) to ensure we (1) see all relevant investment deal flow, (2) maintain an ability to execute on all types of real estate opportunities, such as development, repositioning, acquisitions and dispositions, throughout the real estate investment cycle and (3) provide superior service to our tenants;

•

to be astute in market timing for investment decisions by developing into economic growth, acquiring properties in times of opportunity and selling assets at attractive prices, resulting in continuous portfolio refreshment;

•	to ensure a strong balance sheet to maintain consistent access to capital and the resultant ability to make opportunistic investments; and

•

to foster a culture and reputation of integrity, excellence and purposefulness, making us the employer of choice for talented real estate professionals and the counterparty of choice for tenants and real estate industry participants.

Focus on Long-Term Value Creation

Execution of our strategy spans multiple markets with different economic drivers over long periods. Development projects, which are particularly important to our strategy, take time to identify, acquire, permit, construct, lease and stabilize. This strategy of creating value for investors is multifaceted and differs from that of many of our competitors in the office REIT segment, which makes direct comparisons difficult and underlies our less formulaic approach to assessing performance, as contrasted with a purely quantitative “actual versus target” framework.

We manage every aspect of our business with a focus on the long-term, including, among others, developments, redevelopments, leasing, balance sheet management and our employees. To cite one recent example among many, we fully placed in-service our Salesforce Tower development project in San Francisco in the fourth quarter of 2018. Salesforce Tower is an approximately 1,400,000 square foot Class A office skyscraper in the South of Market district of downtown San Francisco, and as of December 31, 2018, was 100% leased (including leases with future commencement dates). Our involvement in the project began with the formation of a joint venture with Hines in 2012, and as of April 1, 2019, we now own 100% of Salesforce Tower. We expect the income from Salesforce Tower to have a significant impact on our results of operations in 2019, which is seven years after our initial involvement; Hines had been involved in the project since 2007. Other successful development projects have taken even longer. For example, it took more than 20 years to acquire, design, permit, construct and lease-up to stabilization 888 Boylston Street in Boston.

Redevelopment and repositioning of existing properties are also important components of maintaining and enhancing the overall quality and long-term value of our portfolio. However, redevelopment and repositioning activities often have a short-term dilutive impact. When we remove from service all or a portion of a property for redevelopment or repositioning, we typically recognize less rental revenue

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COMPENSATION DISCUSSION AND ANALYSIS

III.    ASSESSING PERFORMANCE

while the space is vacant. For example, our repositioning activity at One Five Nine East 53rd Street in New York City required that we pay some tenants to terminate their leases. Among other things, this can have a material negative impact on a comparison of our results of operations and funds from operations. However, we absorb the short-term negative impact because we believe investing in our assets to maintain and enhance the quality of our portfolio is in the best interest of stockholders. In addition to maintaining a full-service real estate platform and providing superior service to our tenants, our focus on long-term performance involves management of capital and liquidity, leverage ratios, interest-rate risk, capital commitments and debt maturities to reduce the impact of capital market volatility and provide us with the flexibility to take advantage of opportunities as they arise.

For all these reasons, we look at performance not only for the latest year and on a year-over-year basis, but also with a view to managing compensation to appropriately compensate, incentivize and retain our executives.

Performance Metrics

We focus on key drivers of value creation such as leasing, development activity, new investments, dispositions, growth in FFO per share, same property net operating income (NOI) growth and balance sheet management. While the Committee is aware that different companies may calculate relevant performance metrics differently, particularly non-GAAP financial measures, the Committee finds it useful to compare our performance to what the Office Peers disclose for similar measures, even though information is not always directly comparable among companies.

The Committee believes that internal and external data are important tools in the design and implementation of optimal compensation programs and that benchmarking against peers provides the Committee with a market check of its compensation awards. Different sections of this CD&A discuss in detail the data on which the Committee relied to make sure that different elements of compensation align with our performance. In addition, the Committee utilizes its collective experiences and judgment when establishing the appropriate types and amounts of compensation.

The Committee’s evaluation of our NEOs places strong emphasis on their contributions to overall Company performance because the Committee believes that the NEOs share responsibility for achieving the goals of the Company as a whole, and the goals are set with a view towards how they help achieve the overall long-term strategy by the Board. We also value and seek to reward performance that develops talent at all levels of our organization, promotes our culture of excellence, enhances our reputation and extends our track record of profitability and growth.

Direct Peer Competitors

In addition to assessing our performance against our pre-established internal goals, the Committee also reviews our performance against metrics from other companies to assess our performance relative to our peers’ performance and to ensure the goals are sufficiently challenging. Given our scale, national focus and development skills, we do not have a directly comparable peer in the public market. We often compete with larger, privately-owned and, in some cases, global office development companies for which performance data is not publicly available. In the public market where operating data is available, we assess our specific performance relative to the following six Office Peers (with their total capitalizations as of December 31, 2018 shown in parentheses), some of which we compete with in a single market and some of which do not have development capabilities or pursue significant development strategies.

•	Douglas Emmett, Inc. ($10.9 billion)

•	JBG Smith Properties ($6.9 billion)

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III.    ASSESSING PERFORMANCE

•	Kilroy Realty Corporation ($9.6 billion)

•	Paramount Group, Inc. ($7.3 billion)

•	SL Green Realty Corp. ($13.1 billion)

•	Vornado Realty Trust ($24.0 billion)

Boston Properties’ total capitalization as of the same date was $32.3 billion (see “– VII. Benchmarking Peer Group and Compensation Advisor’s Role”).

2018 Corporate Goals

In early 2018, the Committee established for management a rigorous set of operational, capital and management goals that the Committee believed challenged management to perform for our investors. We do not have a strictly formulaic framework for measuring annual performance against goals to determine compensation. (See “– III. Assessing Performance” above.) The Committee believes that:

•	the focus should be on performance over a time span that is consistent with the different core elements of our long-term strategy for creating value;

•	excessive reliance on short-term goals could have negative implications for the execution of our strategy;

•

business conditions and unforeseen developments during the year that lead our Board and management to make decisions that impact actual performance against the goals as originally established must be taken into account; and

•	calculations that formulaically determine the amount of compensation paid based on performance versus goals may have unintended results.

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COMPENSATION DISCUSSION AND ANALYSIS

III.    ASSESSING PERFORMANCE

The table below lists the principal operational and capital goals for 2018 and the Committee’s overall assessment of management’s performance with respect to each denoting whether a goal was “exceeded,” “met” or “not met.” The Committee attributes greater relative importance to certain goals based on what the Committee deems most important in the execution of our strategy in that year. For 2018, the Committee categorized the goals as follows:

2018 Goals	Overall Assessment
Primary Goals:
Leasing	Exceeded
Growth in Diluted FFO per Share	Exceeded
New Investments	Exceeded
Key Leasing NOI Drivers	Met
Development Starts	Exceeded
Development Economics	Met
Secondary Goals:
Dispositions	Exceeded
Balance Sheet Management/Financings	Exceeded
Development Deliveries	Exceeded
Growth in Same Property NOI	Met
Growth in Same Property NOI – Cash	Met
General & Administrative Expense	Met
Capital Expenditures & Repositioning	Met
Redevelopment	Met
Entitlements	Met
Additional Management Goals:
Strategic Review	Met
Board Initiatives	Met
Investor Relations	Exceeded
New Markets	Met
Residential	Met

Primary Goals

➢	Leasing

Why it is important: We generate revenue and cash primarily by leasing our operating and development properties. When making leasing decisions, we consider, among other things, the creditworthiness of the tenant, the term of the lease, the rental rate to be paid at inception and throughout the lease term, the costs of tenant improvements and other landlord concessions, current and anticipated operating expenses, real estate taxes, overall vacancy, anticipated rollover and expected future demand for the space, the impact of any expansion rights and general economic factors.

Goal: Following our successful leasing activity in 2016 and 2017, we set an even more aggressive leasing goal for 2018 of 6.3 million square feet (of which 4.8 million square feet were in our in-service portfolio and 1.5 million square feet were in our development properties). In addition, we set a goal of achieving 90% - 92% occupancy for our in-service portfolio and proactively managing future lease rollover.

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III.    ASSESSING PERFORMANCE

Quantitative Assessment: We exceeded the goal by leasing a total of 7.2 million square feet, or 14.6% of the total square footage in our total portfolio (excluding our residential and hotel properties). Of the total 7.2 million square feet, 5.2 million square feet were leased in our in-service portfolio and 2.0 million square feet were leased in our development portfolio. Also, of the total 7.2 million square feet, 1.8 million square feet of leasing was completed in our New York region, including approximately 529,000 square feet at 399 Park Avenue. The total number of square feet leased at our in-service and development properties was greater than all six of our Office Peers and the total as a percentage of our total portfolio was greater than three of the six Office Peers.

We also met our goal of achieving 90% - 92% occupancy for our in-service portfolio and proactively managed future lease rollover. We accomplished this goal by increasing our in-service occupancy by 70 basis points since December 31, 2017 to 91.4%, which was a greater percentage than three of the six Office Peers. Excluding Salesforce Tower in San Francisco, which was added to our in-service portfolio in the fourth quarter of 2018 at 69.9% occupancy, the occupancy for our in-service portfolio would have been 92.1%, which would have exceeded our occupancy goal. Salesforce Tower is 100% leased (including leases with future commencement dates), and we expect all office tenants to occupy the building by the second half of 2019.

Overall Assessment: Goal exceeded.

➢	Growth in Diluted FFO per Share

Why it is important: FFO is a non-GAAP financial measure that, when combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding real estate-related depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), impairment losses on depreciable real estate and gains or losses associated with disposition activities, FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current Nareit definition or that interpret the current Nareit definition differently.

Goal: Our goal was to exceed the midpoint of our guidance range for 2018 for diluted FFO per share of $6.20 to $6.36 (assuming no acquisitions and dispositions). This target range equated to projected growth of 0%-2.3% over 2017.

Quantitative Assessment: Our actual 2018 diluted FFO per share was $6.30, representing 1.3% year-over-year growth in diluted FFO per share, which was greater than one of the five Office Peers that reported year-over-year results. The sixth Office Peer, JBG Smith Properties, did not exist as a public company until mid-2017 and, therefore, year-over-year results are not available. (Refer to pages 100 through 105 of our Annual Report on Form 10-K for information relating to the calculation of FFO and diluted FFO.)

Qualitative Assessment: Our 2018 diluted FFO per share of $6.30 included the unbudgeted loss on extinguishment of debt of $0.10 per share resulting from the early redemption in December 2018 of $700 million of 5.875% unsecured senior notes that were scheduled to mature in October 2019. Excluding this loss and the impact of unbudgeted acquisitions and dispositions, our diluted FFO per share would have been $6.44, or $0.08 greater than the high end of the guidance range set at the beginning of the year, and would have equated to growth of 3.5% over 2017.

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Overall Assessment: Goal exceeded.

➢	New Investments

Why it is important: Active participation in new investments sustains our market-leading position and growth prospects, and new partnerships provide additional sources of capital and validate our strong reputation as a preeminent owner and developer.

Goal: Our goal was to:

•	complete the procurement of anchor tenants for office developments in Reston, Virginia;

•	secure at least one anchor tenant at certain office developments or buildings in Boston, Cambridge and Washington, DC;

•	make select acquisitions depending on market conditions, with a focus on opportunities in the Los Angeles and San Francisco markets; and

•	form a joint venture strategy for certain New York City investments.

Quantitative Assessment: In 2018, management completed each component of the goal, successfully securing anchor tenants for four of the Company’s office developments aggregating more than 2.1 million square feet of pre-leasing (subject to certain escrow conditions), consisting of:

•	850,000 square feet leased to Fannie Mae in Reston, Virginia;

•	440,000 square feet leased to Verizon Communications, Inc. at 100 Causeway Street in Boston, Massachusetts;

•	276,000 square feet leased to Leidos Holdings, Inc. in Reston, Virginia; and

•	an aggregate of 638,000 square feet leased to Google, LLC in Kendall Center in Cambridge, Massachusetts (which lease is currently in escrow pending satisfaction of certain conditions).

In addition, we significantly grew our footprint in Los Angeles with the acquisition of a 55% interest in Santa Monica Business Park and in the Bay Area with the execution of a 65-year ground lease for land totaling approximately 5.6 acres (with an option to purchase commencing in February 2020) branded as Platform 16 in San Jose, California. In New York City, we established a new partnership through the acquisition of a 25% interest in a development project that could accommodate up to 2.0 million square feet located at 3 Hudson Boulevard, and we entered into a cost-sharing arrangement with an existing joint venture partner for the Metropolitan Transportation Authority (MTA) development project. Overall, for 2018, we invested a greater percentage of our gross asset value than five of the six Office Peers.

Overall Assessment: Goal exceeded.

➢	Key Leasing NOI Drivers

Why it is important: Our current strategy to drive future growth is to invest primarily in higher yielding new development properties with significant pre-leasing commitments and in redevelopment opportunities, rather than lower yielding acquisitions of stabilized assets for which demand and pricing remain aggressive. Consistent with this strategy, beginning in 2015 we removed all or portions of some of our properties from service for redevelopment or repositioning, despite the near-term dilutive impact. In light of the significant amount of development and redevelopment projects, and the loss of occupancy and the dilutive impact of removing properties from service, management outlined for investors our plan to achieve incremental growth of approximately $366 million (including $256 million from development

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properties and $110 million from other key assets) in our share of annualized NOI by 2020. The Key NOI Drivers goal is the primary manner by which the Committee assesses progress against the “bridge” in the years leading up to 2020.

Goal: In addition to the overall leasing goal discussed above, we set specific goals to lease an aggregate of approximately 1.4 million square feet at seven in-service properties and an aggregate of approximately 270,000 square feet at two existing development projects in 2018.

Quantitative Assessment: As of December 31, 2018, we had signed leases for an aggregate of approximately 2.3 million square feet at the seven in-service properties, including more than 740,000 square feet at our Reston Town Center property in Reston, Virginia and approximately 529,000 square feet at 399 Park Avenue in New York City. The 529,000 square feet of leasing at 399 Park Avenue was twice the amount of the goal. Of the seven in-service properties, management only failed to achieve the specific goal for one property and only by approximately 23,000 square feet, but overall, management exceeded the total in-service leasing goal of 1.4 million square feet by 0.9 million square feet.

As of December 31, 2018, we had signed a lease for an aggregate of approximately 195,000 square feet at our One Five Nine East 53rd Street (the low rise portion of 601 Lexington Avenue) in New York City, meeting one of the two existing development projects targeted in the goal. We did not complete any new leasing at the Brooklyn Navy Yard development project in 2018.

Qualitative Assessment: Despite failing to achieve the leasing goals at two of the nine assets targeted by management, the Committee concluded that, taken as a whole, management successfully met this goal by leasing an aggregate of 2.3 million square feet at the nine assets, exceeding the goal by 0.9 million square feet, or 64%.

Overall Assessment: Goal met.

➢	Development Starts

Why it is important: Development starts are a useful indicator of future external growth, and they help us assess our ability to identify, underwrite and acquire new land parcels and air rights or redevelop existing properties, secure anchor tenants with significant pre-leasing commitments, obtain financing and/or joint venture partners, and commence construction of the building. Our investments in new developments and redevelopments are a product of the execution of our strategy to drive future growth, and the commencement of these projects substantiates our reputation and expertise in this area.

Goal: Our goal was to commence development of 17Fifty Presidents Street, a 276,000 square foot office development, and Reston Gateway, a 1.1 million square foot development, both located in Reston, Virginia.

Quantitative Assessment: We met the goal by commencing the developments of 17Fifty Presidents Street in the first quarter of 2018 and Reston Gateway in the third quarter of 2018. The aggregate budget for both projects is approximately $858.2 million. In addition, management successfully secured Verizon Communications, Inc. as the anchor tenant at 100 Causeway Street in Boston, Massachusetts, the office component of The Hub on Causeway development project that we own in a joint venture with Delaware North Companies, Inc., and commenced development in the third quarter of 2018.

When delivered, we expect these properties will total approximately 2.0 million square feet, which is approximately 0.7 million square feet more than the goal set for 2018. As of December 31, 2018, these three office development projects were 80% pre-leased. Our three development starts have

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an aggregate development budget (our share) of approximately $1.1 billion and represent approximately 4.5% of our gross asset value, which percentage is greater than five of the Office Peers.

Overall Assessment: Goal exceeded.

➢	Development Economics

Why it is important: The success of our development projects and realization of our plans for growth depend on the stabilized unleveraged cash yields we generate.

Goal: Our goal was to deliver three development/redevelopment projects – 191 Spring Street in Lexington, Massachusetts, Proto Kendall Square in Cambridge, Massachusetts and Signature at Reston in Reston, Virginia – on or below budget, which was an aggregate of approximately $429 million.

Quantitative Assessment: The actual cost for all three projects totaled approximately $429 million. The cash-on-cash return for 191 Spring Street was approximately 6.4%, performing in line with management’s expectations. The other two projects – Proto Kendall Square and Signature at Reston – are residential development projects that were 56% and 50% leased, respectively, as of December 31, 2018. Upon stabilization, we expect these residential properties to deliver unleveraged cash-on-cash returns of approximately 5.4% and 6.7%, respectively, both of which are slightly greater than management’s projected returns prior to project commencement. In addition to the three development/redevelopment projects targeted by management, we also fully placed in-service Salesforce Tower in the fourth quarter of 2018, which was 100% leased at December 31, 2018 (including leases with future commencement dates) and also exceeded management’s projected cash-on-cash return for the project.

Overall Assessment: Goal met.

Secondary Goals

➢	Dispositions

Why it is important: The disposition of non-core assets and assets with lower growth profiles helps to enhance the performance of our remaining portfolio through higher portfolio occupancy and revenue growth. In addition, older buildings require relatively greater operating costs and capital expenditures than new buildings, so we believe a consistent review of the properties in our portfolio and their future growth opportunities is an important component of our overall strategy.

Goal: Our goal was to sell an aggregate of at least $200 million in assets, depending on market conditions, and to specifically sell three of six non-core assets identified by management at the beginning of the year and at least one other asset not identified. The sale of additional assets or development projects to raise capital as needed was also included in the goal.

Quantitative Assessment: During 2018, we completed approximately $492.0 million in sales of six non-core assets or assets with lower growth profiles, including our development project for the TSA in Springfield, Virginia. We sold the TSA development project for approximately $98.1 million, and the buyer assumed the future funding needs to complete the construction. The estimated total project costs, including the land, are approximately $313.7 million. Therefore, the sale of the TSA development project resulted in a significant reduction in our near-term capital needs of approximately $215.6 million. Including this reduction, dispositions in 2018 totaled approximately $708 million of consideration, which represents approximately 2.8% of our gross asset value, and this percentage was greater than two of the six Office Peers.

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Overall Assessment: Goal exceeded.

➢	Balance Sheet Management/Financings

Why it is important: A strong balance sheet and superior access to capital help us minimize debt financing costs, enable us to act quickly on opportunistic investments and better manage our debt maturities to reduce the impact of capital market volatility.

Goal: Our goal was to manage near-term debt maturities and maintain a conservative balance sheet by:

•	financing the Hub on Causeway – Residential development project;

•	developing a strategy and begin marketing for construction financing for our Marriott Headquarters development project;

•	refinancing the loan collateralized by 540 Madison Avenue;

•	developing a strategy for refinancing our revolving facility to fund projected development costs;

•	evaluating the use and replacement for our delayed draw term loan;

•	completing a work-out arrangement with our partner in the Annapolis Junction Building One property; and

•	developing a strategy for refinancing the $700 million of our 5.875% unsecured senior notes maturing in October 2019.

Quantitative Assessment: In 2018, management executed our strategy to manage near-term debt maturities and maintain a conservative balance sheet by accomplishing all of the components in this goal. For example, in December 2018, we completed a public “green bond” offering of $1.0 billion in aggregate principal amount of 4.500% unsecured senior notes due 2028. The proceeds of the green bond issuance were initially used to redeem $700 million in aggregate principal amount of our 5.875% unsecured senior notes scheduled to mature in October 2019 and to repay amounts outstanding under our revolving credit facility. This had the effect of reducing our borrowing costs and extending our debt maturities. Also, in 2018, our 50%-50% joint venture that owned Annapolis Junction Building One modified a mortgage loan that was in default and distributed 100% of the interest in the property to our partner, including the assumption by our partner of the mortgage loan. We no longer have an ownership interest in this property.

In addition, we completed significant financings for two of our joint venture properties. In April 2018, a joint venture in which we have a 50% interest obtained construction financing with a total commitment of $180.0 million collateralized by its Hub on Causeway – Residential development project in Boston, bearing interest at a variable rate equal to LIBOR plus 2.00% per annum and maturing in April 2022. Also in April 2018, a joint venture in which we own a 60% interest refinanced a loan secured by interests in 540 Madison Avenue in New York City totaling $120.0 million, bearing interest at a variable rate equal to LIBOR plus 1.10% per annum and maturing in June 2023.

Overall Assessment: Goal exceeded.

➢	Development Deliveries

Why it is important: Development deliveries measure our ability to execute our development pipeline on time and within budget.

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Goal: Our goal was to deliver three development/redevelopment projects – 191 Spring Street, Proto Kendall Square and Signature at Reston – totaling approximately 839,000 square feet with an aggregate development budget of $429 million, which represents 1.8% of our gross asset value.

Quantitative Assessment: We met the goal by fully placing in-service all three development projects on budget and for an aggregate of approximately 855,000 square feet. In addition, we fully placed in-service our Salesforce Tower development project consisting of approximately 1.4 million square feet in San Francisco in the fourth quarter of 2018. In total, the four development projects delivered in 2018 represent an aggregate of 2.3 million square feet, which is greater than all six Office Peers, and 6.0% of our gross asset value, a greater percentage than four of the six Office Peers.

Overall Assessment: Goal exceeded.

➢	Growth in Same Property NOI

Why it is important: Same Property NOI (excluding termination income) reflects the combined impact of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective on the performance of our Same Property portfolio across fiscal periods which are not immediately apparent from net income.

Goal: Our goal for year-over-year growth in our share of Same Property NOI (excluding termination income) was a 0.5% - 2.5% increase.

Quantitative Assessment: We met the goal with a 1.5% increase. The growth in our share of Same Property NOI (excluding termination income) was greater than two of the Office Peers. (Refer to Appendix A to this proxy statement for reconciliations and other information regarding our share of Same Property NOI (excluding termination income) for the fiscal years ended December 31, 2018 and 2017.)

Overall Assessment: Goal met.

➢	Growth in Same Property NOI – Cash

Why it is important: Same Property NOI – Cash (excluding termination income) allows investors to compare the performance of our Same Property portfolio across periods without taking into account the effects of straight-lining rent, fair value lease revenue, straight-lined ground rent expense and certain lease transaction costs that qualify as rent inducements.

Goal: Our goal for year-over-year growth in our share of Same Property NOI (excluding termination income) – Cash was a 0.5% - 2.5% increase.

Quantitative Assessment: Management achieved the goal with year-over-year growth of 1.3% compared to 2017, which was less than five of the Office Peers that reported year-over-year results for this metric. The sixth Office Peer, JBG Smith Properties did not exist as a public company until mid-2017 and, therefore, year-over-year results for this metric are not available. (Refer to Appendix A to this proxy statement for reconciliations and other information regarding our share of Same Property NOI – Cash (excluding termination income) for the fiscal years ended December 31, 2018 and 2017.)

Overall Assessment: Goal met.

➢	General and Administrative Expense

Why it is important: To understand our expense base, of which executive compensation is a meaningful line item, our Committee assesses our management of G&A expense by targeting an absolute dollar amount for G&A expense as a percentage of total revenue.

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Goal: Our goal was to manage G&A expense (excluding transaction expenses) to an aggregate spend of approximately $117 million, including compensation, benefits and other expenses.

Quantitative Assessment: Our actual 2018 G&A expense was approximately $121.7 million, which represents approximately 4.5% of our total revenue for 2018. This is a smaller percentage of total revenue than five of the six Office Peers.

Overall Assessment: Goal met.

➢	Capital Expenditures and Repositioning

Why it is important: Consistent with our strategy to create long-term value, we reinvest in our existing properties through capital expenditures to maintain and enhance the overall high quality and value of our assets. This strategy includes thoughtful deliberations by management in selecting certain properties within our portfolio for repositioning to improve the assets’ value and better position them for competition.

Goal: Our goal was to make capital expenditures of up to $166 million, which includes approximately $51 million for repositioning projects.

Quantitative Assessment: Our actual capital expenditures in 2018 were approximately $142 million, representing approximately 0.6% of our gross asset value for 2018, which is a greater percentage of gross asset value than four of the six Office Peers, and $3.16 per square foot, which is greater than three of the six Office Peers.

Overall Assessment: Goal met.

➢	Redevelopment

Why it is important: Redevelopment of existing properties is important in maintaining the overall high quality of our portfolio of assets, and repositioning properties – e.g., to add amenities, incorporate technology, re-imagine interior spaces or upgrade infrastructure., etc., can better position specific properties to attract certain types of tenants and their workers.

Goal: Our goal was to:

•	finalize redevelopment plans for two of our assets;

•	commence lobby renovations at Embarcadero Center in San Francisco, California; and

•	complete the renovations and redevelopments of three assets.

Quantitative Assessment: In 2018, we finalized redevelopment plans for the two properties identified, which resulted in the commencement of renovations at Embarcadero Center and the sale of 1333 New Hampshire Avenue in Washington, DC. We also completed renovations at two of the three identified assets: 399 Park Avenue in New York City and 100 Federal Street Plaza in Boston, Massachusetts. The other property identified for completion of renovations remains ongoing as the tenant continues to perform tenant work and anticipates opening in early 2019.

Overall Assessment: Goal met.

➢	Entitlements

Why it is important: Obtaining the necessary entitlements and permits is an essential component to the execution of our development and redevelopment pipeline.

Goal: Our goals were to (1) obtain the remaining entitlements and/or complete the development plans for five projects and (2) advance the development plans for three projects.

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Quantitative Assessment: We obtained the necessary entitlements for four of the five projects, including Back Bay Station in Boston, Massachusetts, 2100 Pennsylvania Avenue in Washington, DC, Reston Gateway in Reston, Virginia and 7750 Wisconsin Avenue (Marriott Headquarters) in Bethesda, Maryland, which has commenced development. We did not receive the entitlements for the fifth property – Weston Corporate Center – because the town proposed a new development scheme. In addition, we advanced our development plans at each of the three properties that comprised the goal: Fourth and Harrison in San Francisco, MTA in New York City and 3625-3635 Peterson Way in Santa Clara.

Qualitative Assessment: Management made significant progress in 2018 by securing entitlements for four development projects totaling an aggregate of approximately 3.6 million square feet, and the Committee concluded that the failure to obtain entitlements was the result of the process not being within the control of management. We remain focused on obtaining the remaining entitlements so that we have more control over the timing of when to commence construction of these projects. In light of the entitlements obtained in 2018, the Committee concluded that management met this goal.

Overall Assessment: Goal met.

Additional Management Goals

Our executive officers were also given an additional set of management goals in 2018, as shown on page 46. These additional management goals, by their nature, did not lend themselves to quantitative assessments. The Committee concluded that management satisfied these goals and they were considered as part of the overall qualitative assessment of performance for the year.

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IV.	PERFORMANCE-BASED EQUITY AWARDS; THREE-YEAR TSR DRIVES ACTUAL EARNED PAY

Multi-Year Long-Term Incentive Program (MYLTIP)

Management’s performance against operational, capital and management goals drives the Committee’s annual compensation awards. What our NEOs actually earn is driven to a significant extent by our TSR through LTI awards under a rigorous performance-based program (our Multi-Year Long-Term Incentive Program, or “MYLTIP”). MYLTIP awards incorporate a formulaic link to our relative TSR over three-year overlapping measurement periods.

In 2018, the Committee, with the assistance of FPL, undertook a comprehensive review of the MYLTIP plan design with the objective of simplifying the program while maintaining its integrity. Based on this review, the 2019 MYLTIP reflects three key changes as compared to the 2018 MYLTIP:

•

the Company’s relative TSR performance will be measured against a single index – the FTSE Russell Nareit Office Index (the “Nareit Office Index”) (which is adjusted to include Vornado Realty Trust because it is one of the six Office Peers despite being categorized as a diversified REIT by FTSE Nareit). After receiving advice from FPL, including the lack of correlation between the Company and the multi-sector Cohen & Steers’ Realty Majors Index (“C&S Index”), the Committee felt that as a pay-for-performance tool the Nareit Office Index is the benchmark that is most relevant to the Company as a measure of performance relative to peers and concluded it should remove the C&S Index as a benchmark index;

•

awards are denominated in LTIP units (see “IX. Other Compensation Policies – LTIP Units” on page 65) as the Committee felt that denominating awards in LTIP units allows the value of the awards to fluctuate with the price of the Company’s common stock, which builds further alignment with stockholders; and

•

relative TSR will be the sole determinant of how many LTIP units are earned and eligible to vest. The Committee opted to simplify the program by removing both upside and downside modifiers, keeping the focus on relative performance to motivate the Company’s management team. We will continue to analyze market trends in LTI plan design and may consider including modifiers in future years, if appropriate.

For 2019 MYLTIP awards, the number of LTIP units that can be earned, whether in whole, in part or not at all, is based on levels of payout opportunity ranging from zero to 100% of the number of LTIP units initially issued (with target at 50%) on a straight-line basis depending on relative TSR performance compared to the Nareit Office Index (as adjusted) as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

IV.    PERFORMANCE-BASED EQUITY AWARDS; THREE-YEAR TSR DRIVES ACTUAL EARNED PAY

The Committee believes that the new 2019 MYLTIP design provides management with quantifiable incentives that (i) span an appropriate, symmetrical range of relative TSR performance aligned with historical volatility in the REIT sector compared to our actual performance, (ii) will keep our management motivated over the entire three-year measurement period and (iii) reward management within a rigorous pay-for-performance philosophy. Based on advice from FPL, the Committee believes that the 2019 MYLTIP design is competitive as compared with current market practice in the REIT industry for similar plans and provides an appropriate risk-reward trade-off.

Status of MYLTIP Awards

The following summarizes the performance periods and outcomes of our 2013-2016 MYLTIP plans, all of which have ended, and the interim valuations as of December 31, 2018 for our 2017-2018 MYLTIP plans, in each case, based on calculations prepared by Appraisal Economics, Inc., our valuation expert. As shown below, only one plan – the 2013 MYLTIP – ultimately paid out at or above target.

(1)

All percentages are rounded. The percentages shown for 2017 and 2018 are estimates as of December 31, 2018 based on interim valuations performed by a valuation expert (which could change up or down over the balance of the respective measurement periods).

Reported vs. Realized Pay

The Committee is cognizant that a direct correlation does not exist between the successful execution of our long-term strategy, as demonstrated year after year through the achievement of goals set for management, and our TSR, particularly on a relative basis. This is particularly true when TSR is compared over a limited period of time. For example, for the most recently completed 2016 MYLTIP program, our NEOs, including our CEO, earned 69.5% of the target value for those awards. This result occurred despite management meeting or surpassing its goals.

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IV.    PERFORMANCE-BASED EQUITY AWARDS; THREE-YEAR TSR DRIVES ACTUAL EARNED PAY

The following graph shows for our CEO (1) the reported value of the MYLTIP awards as of the respective grant dates, (2) the maximum payout opportunity that could have been earned under each plan based primarily on relative TSR performance, and (3) the actual realized pay for the 2013-2016 MYLTIP awards for which the measurement periods have ended, as well as interim valuations as of December 31, 2018 for the 2017 and 2018 MYLTIP awards:

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COMPENSATION DISCUSSION AND ANALYSIS

V.	ALIGNMENT OF PAY WITH PERFORMANCE

Based on the goal assessments, FPL’s benchmarking analysis and projections for compensation increases and decreases among our peers and the market generally, and other input received from FPL, the Committee decided that 2018 total compensation for the NEOs, as a group, should be set at a level that will result in the total compensation awarded to our NEOs ranking at approximately the 60th percentile of our Benchmarking Peer Group, with a view towards retention and providing incentives aligned with the best long-term interests of the Company and its stockholders.

Variable Pay Mix

For each NEO, the Committee approves the appropriate level and mix of pay based on his role, responsibilities and performance. The Committee believes that our executive compensation is well- aligned with our stockholders’ interests and in line with the Benchmarking Peer Group. Variable pay, consisting of LTI equity awards and annual cash bonus, constitutes the vast majority of our executive compensation (for our CEO and NEOs as a group, variable pay increased modestly from 92.4% and 90.4%, respectively, in 2017 to 93.0% and 90.8%, respectively, in 2018). This allows the Committee to reward good performance and penalize poor performance. The following charts present the allocation of total pay among different components for our CEO and the weighted-average of each component for all NEOs as a group:

2018 Compensation

The following table presents the total direct compensation of our NEOs, inclusive of salary, bonus and LTI equity awards, but not other items required by SEC rules to be reported in the Summary Compensation Table presented under “Compensation of Executive Officers.” We believe that this table most accurately reflects the awards made by the Committee with respect to executive compensation for 2018 compared to 2017, including MYLTIP awards whose ultimate value will be determined over a forward three-year period based on our relative TSR. To link annual awards of long-term equity incentive compensation to annual performance, the Committee, consistent with many other companies whose fiscal year ends on December 31, typically makes equity awards for a particular year in late January or early February of the following year. SEC rules for equity awards (unlike for cash bonuses)

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require that they be presented as compensation for the year in which they were actually granted, and therefore equity awards shown in the Summary Compensation Table presented under “Compensation of Executive Officers” on page 70 lag a year (i.e., awards made in February 2019 to reward performance in 2018 are not reflected in this year’s Summary Compensation Table).

	Salary(1)			Cash Bonus
Executive	2018	2017	% Change	2018	2017	% Change
Owen D. Thomas	$875,000	$875,000	0%	$2,875,000	$2,425,000	18.6%
Douglas T. Linde	$725,000	$725,000	0%	$2,180,000	$1,935,000	12.7%
Raymond A. Ritchey	$720,000	$720,000	0%	$2,080,000	$2,080,000	0%
Michael E. LaBelle	$500,000	$500,000	0%	$1,450,000	$1,325,000	9.4%
Bryan J. Koop	$400,000	$400,000	0%	$1,550,000	$1,280,000	21.1%

Total	$3,220,000	$3,220,000	0%	$10,135,000	$9,045,000	12.1%

	LTI Equity Awards			Total Compensation
Executive	2018	2017	% Change	2018	2017	% Change
Owen D. Thomas	$8,750,000	$8,189,000	6.9%	$12,500,000	$11,489,000	8.8%
Douglas T. Linde	$5,395,000	$5,331,000	1.2%	$8,300,000	$7,991,000	3.9%
Raymond A. Ritchey	$4,200,000	$4,509,000	(6.9)%	$7,000,000	$7,309,000	(4.2)%
Michael E. LaBelle	$1,950,000	$2,050,000	(4.9)%	$3,900,000	$3,875,000	0.6%
Bryan J. Koop	$1,300,000	$1,308,000	(0.6)%	$3,250,000	$2,988,000	8.8%

Total	$21,595,000	$21,387,000	1.0%	$34,950,000	$33,652,000	3.9%

(1)

From 2016 to 2018, the Committee did not increase the base salaries of the NEOs. For 2019, the Committee approved base salaries for the NEOs as follows: Mr. Thomas – $900,000; Mr. Linde – $750,000; Mr. Ritchey – $740,000; Mr. LaBelle – $510,000; and Mr. Koop – $410,000.

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VI.	ALLOCATION OF LTI EQUITY AWARDS

The Committee approved LTI equity awards to NEOs for 2018 performance as a mix of performance-based MYLTIP awards and time-based, full-value equity awards. The MYLTIP awards were denominated in a fixed number of LTIP units as of the date of initial grant. At the direction of the Committee, FPL conducted a multi-year, backward- and forwarding-looking analysis of peer equity award pay mix with the objective of finding the appropriate allocation to maintain the focus and dedication of a talented management team, which, in our case, has met or exceeded its goals as a whole. Based on the information received from FPL, the Committee determined that it would be advisable to maintain the allocation of LTI equity awards for the NEOs of 50% performance-based and 50% time-based that is widely accepted in the market and prevalent among our peers. The following table sets forth the dollar values of the performance-based and time-based equity awards to NEOs for 2018:

Executive	Performance- Based LTI Equity Awards	Time-Based LTI Equity Awards	Total LTI Equity Awards	Total LTI Equity Awards as % of Total Compensation
Owen D. Thomas	$4,375,000	$4,375,000	$8,750,000	70%
Douglas T. Linde	$2,697,500	$2,697,500	$5,395,000	65%
Raymond A. Ritchey	$2,100,000	$2,100,000	$4,200,000	60%
Michael E. LaBelle	$975,000	$975,000	$1,950,000	50%
Bryan J. Koop	$650,000	$650,000	$1,300,000	40%

Total	$10,797,500	$10,797,500	$21,595,000	62%

The performance-based portion of LTI equity awards for 2018 performance was made by granting 2019 MYLTIP awards, which have a three-year performance period (February 5, 2019 to February 4, 2022), and an additional year of time-based vesting. The dollar values of the awards were converted into a fixed number of MYLTIP units on the initial grant date, and the number of units initially granted is the maximum number of units that may be earned and equals 200% of the target number of units. Following completion of the three-year performance period, the Committee will determine the final payout based on computations from our appraisal expert for this plan, AON plc, and if a number of units initially awarded exceeds the number of units ultimately earned, then the excess will be forfeited. Therefore, while the award of 2019 MYLTIP units is in recognition for performance in 2018, award recipients must continue to perform over the three-year term of the 2019 MYLTIP program in order to earn and vest in any of the MYLTIP units. The total target for NEOs was approximately 88,316 LTIP units and an aggregate payout opportunity ranging from zero to a maximum of 176,632 LTIP units. The baseline share price for 2019 MYLTIP awards was $131.60 (the average closing price per share of our common stock on the NYSE for the five trading days prior to and including February 5, 2019).

Under the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation – Stock Compensation” (“ASC Topic 718”), we expect that 2019 MYLTIP awards to NEOs will have an aggregate value of approximately $10.8 million, which amount will generally be amortized into earnings over the four-year plan period under the graded vesting method. 2019 MYLTIP awards were made in the form of LTIP units that are subject to forfeiture to the extent they are not earned or do not become vested.

The time-based portion of LTI equity awards granted for 2018 performance to the NEOs other than Mr. Ritchey consisted of LTIP units or restricted shares of our common stock that vest ratably over a four-year period (25% per year). In the case of Mr. Ritchey, the time-based portion of his 2018 LTI equity award was fully vested upon issuance because he had attained the retirement age of 65. In addition, LTI equity awards will become vested upon a Qualified Retirement, which generally means the

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VI.    ALLOCATION OF LTI EQUITY AWARDS

termination of the grantee’s employment on or after the date on which the sum of years of service plus age equals or exceeds 70 (subject to certain conditions, including that the grantee is at least 58 years old on the date of termination of employment). Pursuant to our Equity Award Grant Policy discussed below, time-based full-value equity awards were issued as of the close of business on February 1, 2019 based on the closing price per share of our common stock on the NYSE on that date of $131.18.

VII.	BENCHMARKING PEER GROUP AND COMPENSATION ADVISOR’S ROLE

The Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, among other things, we believe it is necessary for compensation to be competitive with other large public real estate companies with which we compete for executive talent. The Committee uses industry peer group data as one tool in assessing and determining pay for our executive officers. Other REITs, however, both in the office sector and in other sectors, are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Committee with insight into overall market pay levels, market trends, “best” governance practices, and overall industry performance. The median (50th percentile) serves as a reference point and indicator of competitive market trends and the Committee uses it as the starting point when setting our executive compensation. We believe this use of peer company data is consistent with how stockholders and proxy advisory firms use such data.

The Committee has retained FPL as its advisor since 2012 and every year re-assesses and re-affirms the independence of FPL in connection with renewal of the engagement. The Committee directed FPL to, among other things: (1) benchmark our executive compensation against our peers and assist in developing compensation objectives, (2) analyze trends in compensation in the marketplace generally and among our peers specifically and (3) recommend the components and amounts of compensation for our top executive officers.

Following recommendations from FPL, the Committee selected the companies to be included in the peer group we use for benchmarking executive compensation. FPL’s recommendations were based on an annual review of the methodologies employed by sixteen of the REITs included in the S&P 500 Index. Based on these criteria, FPL recommended to the Committee that it update the peer group used last year to remove three REITs – GGP, Inc., HCP, Inc. and The Macerich Company – and replace them with Essex Property Trust, Inc., Regency Centers Corporation, and UDR, Inc. FPL recommended the changes, and the Committee agreed, because FPL advised that the three replacements are more comparable to the Company in terms of total capitalization and assets, irrespective of property focus. In general, FPL felt that size, as measured by total capitalization rather than equity market capitalization, is the most relevant criterion because top executives are ultimately responsible for managing the entire organization and total capitalization best depicts scale, complexity and breadth of operations, as well as the amount of capital and assets managed. Notably, fourteen out of the sixteen members of this Benchmarking Peer Group also list us as a peer company.

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VII.    BENCHMARKING PEER GROUP AND COMPENSATION ADVISOR’S ROLE

The following table provides the names and key information for each peer company:

			Number of Employees(1)	UPREIT Market Capitalization (in millions)(2)	Total Capitalization (in millions)(3)
Alexandria Real Estate Equities, Inc.	Office	Pasadena, CA	386	$12,793	$18,888
American Tower Corporation (REIT)	Specialty	Boston, MA	5,026	$69,771	$92,499
AvalonBay Communities, Inc.	Multifamily	Arlington, VA	3,087	$24,109	$31,169
Digital Realty Trust, Inc.	Specialty	San Francisco, CA	1,530	$23,122	$35,797
Equity Residential	Multifamily	Chicago, IL	2,700	$25,302	$34,155
Essex Property Trust, Inc.	Multifamily	San Mateo, CA	1,826	$16,722	$22,490
Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	184	$12,470	$16,379
Prologis, Inc.	Industrial	San Francisco, CA	1,617	$38,149	$52,145
Public Storage	Self-Storage	Glendale, CA	5,600	$35,293	$40,755
Regency Centers Corporation	Shopping Center	Jacksonville, FL	446	$9,873	$13,630
Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	4,150	$59,775	$83,358
SL Green Realty Corp.	Office	New York, NY	1,058	$6,944	$13,106
UDR, Inc.	Multifamily	Highlands Ranch, CO	1,418	$11,890	$15,570
Ventas, Inc.	Health Care	Chicago, IL	500	$21,067	$31,870
Vornado Realty Trust	Office	New York, NY	3,928	$12,557	$23,962
Welltower Inc.	Health Care	Toledo, OH	384	$26,631	$42,025
Median			1,574	$22,095	$31,520
Average			2,115	$25,404	$35,488
Boston Properties, Inc.			760	$19,385	$32,304
Relative Percentile Rank			30%-ile	44%-ile	55%-ile

Source: S&P Dow Jones Indices, a Division of S&P Global. Data as of December 31, 2018.

(1)	Represents the number of employees on a full-time equivalent basis.
(2)	Represents market value of outstanding common stock. May include the value of OP units, where available.
(3)	Total capitalization includes debt and the book value of any preferred stock.

FPL’s benchmarking review was based, in part, on information disclosed in the peer companies’ proxy statements filed in 2018 (the latest year for which comprehensive data is publicly available). FPL also reviewed the 2018 Nareit Compensation Survey (which FPL conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPL for additional context. FPL’s review compared our executive pay practices to cash and non-cash compensation awarded to executives in comparable positions at peer companies. FPL advised the Committee that the peer companies generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash and annual long-term compensation generally in the form of equity with time-based vesting over three to five years with a combination of time-based and performance-based compensation.

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VIII.	ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

Our CEO and President make recommendations to the Committee on the compensation of executive officers based on their assessment of achievement of the Company’s strategic and tactical plans, executives’ individual performance and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). The Committee considers these recommendations together with input from FPL. All final executive compensation decisions are made by the Committee.

IX.	OTHER COMPENSATION POLICIES

Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change of Control

Time-based equity awards made in 2015 or later include “double-trigger” vesting, meaning that, if there is a “change of control” and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” We believe that this policy regarding acceleration of vesting upon a change of control is in line with current best practice while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders. Although not required, the Committee decided to make the policy applicable to senior officers, including our Chief Executive Officer, who were entitled to single-trigger vesting under their employment agreements, and those executives voluntarily agreed to the change. The Committee believes that this demonstrates its and management’s responsiveness to stockholders and that the policy addresses two key objectives:

•

Aligning executives’ interests with stockholders’ interests: when a change of control may be imminent, it is important to ensure that executives have the same incentive as stockholders to maximize stockholder value.

•

Minimizing conflicts of interest: double-trigger vesting in the context of a potential change of control reduces distraction and the risk that executives would leave the Company before a transaction is completed, while also preventing executives from receiving a windfall by compensating them only if their employment is terminated.

Clawback Policy

We have a formal “clawback” policy, which allows us to recoup from all executive officers and certain other specified officers’ incentive compensation paid on the basis of financial results that are subsequently restated. Under the policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, the Committee may require those officers to repay or forfeit “excess compensation,” which includes annual cash bonus and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three-year period preceding the publication of the restated financial statements, that the Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements.

The Committee may take into account any factors it deems reasonable in determining (1) whether to seek recoupment of previously paid excess compensation, (2) the amount of excess compensation to recoup from each individual officer, which may reflect whether the Committee concluded that he or she engaged in wrongdoing or committed grossly negligent acts or omissions, and (3) the form of the compensation to be recouped. The Committee intends to periodically review this policy and, as

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appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Gross-Up for Excess Parachute Payments

In January 2014, we adopted a formal “no tax gross-up” policy with respect to our senior executives. Pursuant to this policy, we will not make or promise to make any tax gross-up payment to any senior executive in the future, other than payments in accordance with obligations existing at the time of the policy’s adoption or pursuant to arrangements applicable to our management employees generally, such as a relocation policy. All of the employment agreements that we have entered into with new senior executives since 2013, including our original and new employment agreements with our CEO, Mr. Thomas, do not provide for tax gross-up payments and, accordingly, this policy represents the formalization of the Committee’s pre-existing practice with respect to tax gross-ups. In addition, our Senior Executive Severance Plan and Executive Severance Plan provide that executives who become eligible to participate in these plans in the future will not be entitled to any tax gross-up payments under the plans.

Policy Concerning Hedging and Pledging Transactions

We have a policy prohibiting executive officers and directors from engaging in short sales and derivative transactions, purchasing our securities on margin and pledging our securities as collateral for a loan. Transactions such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our Board may grant a waiver from the policy on a case-by-case basis where an executive officer or director who wishes to pledge Company securities as collateral for a loan (not including margin debt) clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No such exceptions have ever been granted.

Mandatory Minimum Equity Ownership Policy for Senior Executives

To align senior management with our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, we have a policy that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary
Chief Executive Officer	6.0x
President	5.0x
Senior Executive Vice President	5.0x
Executive Vice President, Chief Financial Officer	3.0x
Executive Vice President, Regional Manager	2.0x
Senior Vice President	1.5x

If an executive’s ownership falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the

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guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the executive again attains the target multiple.

Employees who are hired or promoted to senior management positions will have a five-year period beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted.

LTIP Units

Since 2003, we have used a class of partnership interests in our Operating Partnership, called long term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Under the 2017, 2018 and 2019 MYLTIP awards, during the performance period holders of LTIP units will receive distributions equal to one-tenth (1 / 10th) of the amount of regular quarterly distributions paid on a common unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit.

Employment Agreements

We have employment agreements with each of our NEOs. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” beginning on page 80) For NEOs other than Mr. Thomas, these agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas provides for stipulated severance benefits in lieu of participation in severance plans for which other NEOs are eligible. In return, each executive agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We

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believe that these agreements are fair to the executives and to our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.

Change in Control Arrangements

We have an employment agreement with Mr. Thomas that provides him with cash severance and certain benefits in the event of his termination under certain circumstances within 24 months following a change in control. Although Mr. Thomas was entitled to “single-trigger” vesting upon a change in control under his original employment agreement, he has agreed to be subject to the “double-trigger” vesting policy adopted for all time-based LTI equity awards made in 2015 or later. We also have two change in control severance plans, one for our President, Senior Executive Vice President and Executive Vice Presidents, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide cash severance and certain benefits in the event of termination of employment under certain circumstances within 24 months following a change in control. The two change in control severance plans are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer following a change in control. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” beginning on page 80) Officers who became eligible under the two severance plans described above prior to their amendment in January 2014 upon adoption by the Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was market practice when these plans were adopted in 1998. Mr. Thomas is not entitled to a tax gross-up payment under his employment agreement.

In our experience, change in control cash severance protection for executive officers is common in the REIT industry. Our Committee believes it is fair to provide severance protection in the event of an involuntary termination or constructive termination of employment following a change in control because very often senior manager positions are eliminated following a change in control. By agreeing up front to provide severance benefits in the event of an involuntary termination or constructive termination of employment following a change in control, the Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best consideration for our stockholders. For treatment of equity awards in the event of a change in control, please see “– Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control” above.

Perquisites

We provide Messrs. Linde, Ritchey and Koop a monthly car allowance of $750 and we provide all of our executive officers a designated parking space. Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas has declined this benefit at all times since 2013. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer up to 20% of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or

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IX.    OTHER COMPENSATION POLICIES

decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Compensation of Executive Officers – Nonqualified Deferred Compensation” beginning on page 77.

Retirement and Health and Welfare Benefits

We have never had a traditional or defined benefit pension plan. We maintain a Section 401(k) retirement plan in which all salaried employees can participate which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($275,000 in 2018)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan.

Deductibility of Executive Compensation

The Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee” unless certain exceptions are met primarily related to performance-based compensation. Substantially all of the services rendered by our executive officers were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

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Assessment of Compensation-Related Risks

The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes that because of the following there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

Risk Mitigation Factors

•	our policies and programs are generally intended to encourage executives to focus on long- term objectives;

•	overall compensation is maintained at levels that are competitive with the market;

•	the mix of compensation rewards long-term performance with a significant at-risk component;

•

variable pay is based on the achievement of a variety of operational, capital and management goals with the Committee having discretion to determine how much each measure should impact pay, thereby mitigating the risk that any one measure can dominate the payouts based on a formula;

•

except for those employees who satisfy the conditions for Qualified Retirement, all equity awards are subject to multi-year vesting (see “– Potential Payments Upon Termination or Change in Control – Time-Based LTI Equity Awards Agreements – Qualified Retirement” on page 83);

•	executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and

•	a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

Equity Award Grant Policy

We have a policy that annual grants to employees are approved by the Committee in or around the third or fourth week of January each year, with an effective grant date immediately following the closing of the NYSE on the second trading day after we publicly release financial results for the prior year. We believe this policy provides the necessary certainty and transparency for both employees and stockholders, while allowing the Committee desired flexibility.

Our Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/ units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. To the extent these awards are made in the form of stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the fair value of a ten-year option with the exercise price equal to the closing market price on the NYSE of a share of our common stock on the effective date of grant, as calculated by an independent valuation expert in accordance with ASC Topic 718 using assumptions approved by the Committee. The Equity Award Grant Policy does not apply to MYLTIP awards because they are not “full-value” awards upon issuance and their value depends on our future TSR performance; accordingly, consistent with past practice for performance- based equity awards, the Committee determined that the MYLTIP baseline share price, from which TSR performance is measured, should be based on the average closing stock price for the five trading days prior to and including the effective date of grant.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Carol B. Einiger, Chair

Kelly A. Ayotte

Bruce W. Duncan

David A. Twardock

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COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows the compensation for each of our NEOs in accordance with Item 402(c) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(6)	Total ($)
Owen D. Thomas Chief Executive Officer	2018	875,000	2,875,000	7,927,786	(3)	17,160	11,694,946
	2017	875,000	2,425,000	6,745,617	(4)	16,680	10,062,297
	2016	867,308	2,558,333	6,560,000	(5)	16,380	10,002,021
Douglas T. Linde President	2018	725,000	2,180,000	5,163,416	(3)	34,380	8,102,796
	2017	725,000	1,935,000	4,777,500	(4)	33,600	7,471,100
	2016	724,231	1,847,500	4,605,120	(5)	33,300	7,210,151
Raymond A. Ritchey Senior Executive Vice President	2018	720,000	2,080,000	4,278,466	(3)	33,576	7,112,042
	2017	720,000	2,080,000	4,077,125	(4)	33,096	6,910,221
	2016	719,231	1,555,000	3,915,844	(5)	32,796	6,222,871
Michael E. LaBelle Executive Vice President, Chief Financial Officer and Treasurer	2018	500,000	1,450,000	1,973,150	(3)	25,380	3,948,530
	2017	500,000	1,325,000	2,100,000	(4)	24,600	3,949,600
	2016	499,231	900,000	1,929,312	(5)	24,300	3,352,843
Bryan J. Koop Executive Vice President, Boston Region	2018	400,000	1,550,000	1,257,523	(3)	34,380	3,241,903
	2017	400,000	1,280,000	1,316,874	(4)	33,600	3,030,474
	2016	399,231	835,000	1,295,910	(5)	33,300	2,563,441

(1)

Represent cash bonuses paid to the NEOs in recognition of performance in the year reported. Such bonuses are paid in the subsequent year (e.g., the bonuses paid in recognition of performance in 2018 were paid in 2019).

(2)

A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2018 audited financial statements beginning on page 175 of our annual report on Form 10-K for the year ended December 31, 2018 included in the annual report that accompanied this proxy statement.

(3)

Represents the grant date fair value of LTIP unit awards and 2018 MYLTIP awards granted in 2018, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair values for the LTIP unit awards are as follows: Mr. Thomas – $3,588,786; Mr. Linde – $2,302,416; Mr. Ritchey – $2,178,466; Mr. LaBelle – $1,060,650; and Mr. Koop – $697,523. The grant date fair values for the 2018 MYLTIP awards, based upon the probable outcome of the performance conditions as of the grant date for the awards, are as follows: Mr. Thomas – $4,339,000; Mr. Linde – $2,861,000; Mr. Ritchey – $2,100,000; Mr. LaBelle – $912,500; and Mr. Koop – $560,000. The maximum values of the 2018 MYLTIP awards, assuming that the highest level of performance conditions is achieved, are as follows: Mr. Thomas – $10,582,927; Mr. Linde – $6,978,049; Mr. Ritchey – $5,121,951; Mr. LaBelle – $2,225,610; and Mr. Koop – $1,365,854. To have value, the 2018 MYLTIP awards require the Company to achieve relative total stockholder return thresholds (subject to limited absolute performance modifiers). See “Compensation Discussion and Analysis – IV. Performance-Based Equity Awards; Three-Year TSR Drives Actual Earned Pay” beginning on page 55.

(4)

Represents the grant date fair value of restricted common stock and LTIP unit awards and 2017 MYLTIP awards granted in 2017, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)

Represents the grant date fair value of restricted common stock and LTIP unit awards and 2016 MYLTIP awards granted in 2016, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

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(6)

The table below shows the components of “All Other Compensation” for 2018, which include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions, the car allowances provided to Messrs. Linde, Ritchey and Koop and the costs to the Company of providing parking spaces to Messrs. Linde, Ritchey, LaBelle and Koop. The amounts shown for car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2016 and 2017 for each of the NEOs, were reported in our 2017 and 2018 proxy statements, respectively.

Name	Life Insurance ($)	401(k) Company Match ($)	Car Allowance ($)	Parking ($)	Total ($)
Mr. Thomas	660	16,500	—	—	17,160
Mr. Linde	660	16,500	9,000	8,220	34,380
Mr. Ritchey	660	16,500	9,000	7,416	33,576
Mr. LaBelle	660	16,500	—	8,220	25,380
Mr. Koop	660	16,500	9,000	8,220	34,380

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COMPENSATION OF EXECUTIVE OFFICERS

2018 GRANTS OF PLAN-BASED AWARDS

The following table provides information about the awards granted to our NEOs during the year ended December 31, 2018.

Name	Grant Date	Date of Compensation Committee Approval(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Owen D. Thomas	2/2/2018	1/22/2018	—	—	—	32,260	3,588,786
	2/6/2018	1/22/2018	0	5,291,463	10,582,927	—	4,339,000
Douglas T. Linde	2/2/2018	1/22/2018	—	—	—	20,697	2,302,416
	2/6/2018	1/22/2018	0	3,489,024	6,978,049	—	2,861,000
Raymond A. Ritchey	2/2/2018	1/22/2018	—	—	—	17,596	1,889,982
	2/6/2018	1/22/2018	0	2,560,976	5,121,951	—	2,100,000
	2/6/2018	2/6/2018	—	—	—	2,679	288,484
Michael E. LaBelle	2/2/2018	1/22/2018	—	—	—	7,646	850,589
	2/6/2018	1/22/2018	0	1,112,805	2,225,610	—	912,500
	2/6/2018	2/6/2018				1,951	210,061
Bryan J. Koop	2/2/2018	1/22/2018	—	—	—	4,692	522,005
	2/6/2018	1/22/2018	0	682,927	1,365,854	—	560,000
	2/6/2018	2/6/2018	—	—	—	1,630	175,518

(1)

For a discussion of the Company’s policy with respect to the effective grant dates for annual equity-based awards, see “Compensation Discussion and Analysis – IX. Other Compensation Policies – Equity Award Grant Policy” beginning on page 68.

(2)

Represents 2018 MYLTIP awards for each NEO. Performance-based vesting of 2018 MYLTIP awards will be measured on the basis of our annualized, compounded TSR over a three-year measurement period ending February 5, 2021 relative to the annualized, compounded total return of (i) the C&S Index (50% weight) and (ii) the Nareit Office Index adjusted to include Vornado Realty Trust (50% weight). Amounts ultimately earned under the 2018 MYLTIP awards may range from zero to the maximum amount set forth in the table depending on our TSR relative to the two indices. Levels of payout opportunity range from zero (for relative TSR performance that is 1,000 basis points or more below the index) to a maximum of 200% of target value (for relative TSR performance that is 1,000 basis points or more greater than the index), with linear interpolation between -1,000 and +1,000 basis points. Earned awards measured on the basis of relative TSR performance are subject to absolute TSR modifiers that (a) reduce the level of earned awards by 20% if our annualized TSR is less than 0%, and (b) cause awards to be earned at “threshold” (50% of target value) if our annualized TSR is greater than 12%, even if based on relative TSR alone no awards would be earned. Any 2018 MYLTIP awards ultimately earned based on performance will vest 50% on February 5, 2021 and 50% on February 5, 2022, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” beginning on page 80. Distributions payable on 2018 MYLTIP awards equal one-tenth (1/10th) of the regular quarterly distributions on common units of our Operating Partnership (and no amounts are payable on special distributions) prior to being earned.

(3)

Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO elected to receive all LTIP units. LTIP units were awarded under the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (the “2012 Plan”) by the Compensation Committee. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards generally vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2019, subject to acceleration under certain circumstances. When an employee attains age 65 or attains age 62 with 20 years of service with

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us, the employee becomes fully vested in all time-based LTI equity awards granted on February 2, 2018. Awards granted on February 6, 2018 to employees at age 65 or age 62 with 20 years of service as of February 6, 2018 vest over a two-year period with 50% vesting on January 15 of each year beginning January 15, 2019. Accordingly, in the case of Mr. Ritchey, because he previously attained the age of 65, all of his awards granted on February 2, 2018 were fully vested upon grant and his awards granted on February 6, 2018 vest over a two-year period.

(4)

The amounts included in this column represent the full grant date fair value of the restricted common stock, LTIP unit awards and 2018 MYLTIP awards computed in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2018 audited financial statements beginning on page 175 of our annual report on Form 10-K for the year ended December 31, 2018 included in the annual report that accompanied this proxy statement.

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COMPENSATION OF EXECUTIVE OFFICERS

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2018 pursuant to Item 402(f) of Regulation S-K.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Owen D. Thomas	54,282	—	95.69	4/2/2023
					2,436	(3)	274,172
					3,895	(4)	438,382
					7,498	(5)	843,900
					9,849	(6)	1,108,505
					32,260	(7)	3,630,863
								47,985	(9)	5,400,712	(9)
								52,402	(10)	5,897,845	(10)
								89,377	(11)	10,059,381	(11)
Douglas T. Linde	27,455	—	86.86	1/28/2021
	34,476	—	100.77	2/3/2022
	41,092	—	98.46	2/1/2023
					1,948	(3)	219,247
					3,114	(4)	350,481
					5,264	(5)	592,463
					6,852	(6)	771,193
					20,697	(7)	2,329,447
								33,686	(9)	3,791,359	(9)
								36,459	(10)	4,103,460	(10)
								58,933	(11)	6,632,909	(11)
Raymond A. Ritchey(12)	24,739	—	86.86	1/28/2021
	32,120	—	100.77	2/3/2022
	39,943	—	98.46	2/1/2023
					2,461	(4)	276,986
					2,679	(8)	301,521
								25,545	(9)	2,875,090	(9)
								27,944	(10)	3,145,097	(10)
								43,257	(11)	4,868,575	(11)
Michael E. LaBelle	7,749	—	100.77	2/3/2022
	8,588	—	98.46	2/1/2023
					1,358	(3)	152,843
					723	(4)	81,374
					3,563	(5)	401,016
					4,819	(6)	542,378
					7,646	(7)	860,557
					1,951	(8)	219,585
								11,401	(9)	1,283,183	(9)
								12,821	(10)	1,443,004	(10)
								18,796	(11)	2,115,490	(11)

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	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Bryan J. Koop	5,616	—	86.86	1/28/2021
	7,067	—	100.77	2/3/2022
	8,267	—	98.46	2/1/2023
					1,140	(3)	128,307
					607	(4)	68,318
					3,011	(5)	338,888
					3,916	(6)	440,746
					4,692	(7)	528,085
					1,630	(8)	183,457
								6,424	(9)	723,021	(9)
								6,945	(10)	781,660	(10)
								11,535	(11)	1,298,264	(11)

(1)

This table does not include LTIP unit and restricted common stock awards and 2019 MYLTIP awards granted in February 2019 in recognition of performance in 2018 because they were not outstanding at the end of 2018. Those grants are described above under “Compensation Discussion and Analysis.”

(2)	The market value of such holdings is based on the closing price of our common stock as reported on the NYSE on December 31, 2018 of $112.55 per share.

(3)

On February 3, 2015, these NEOs received awards of LTIP units and/or shares of restricted common stock under the 2012 Plan as follows: Mr. Thomas – 9,744 LTIP units; Mr. Linde – 7,789 shares of restricted common stock; Mr. LaBelle – 5,429 shares of restricted common stock; and Mr. Koop – 4,557 LTIP units. These LTIP units and restricted common shares were subject to vesting ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2016, subject to acceleration under certain circumstances.

(4)

On February 5, 2015, these NEOs received 2015 MYLTIP awards. On February 4, 2018, the measurement period for the 2015 MYLTIP awards ended and the Company’s TSR was sufficient for employees to earn and therefore become eligible to vest in a portion of the 2015 MYLTIP awards. These earned 2015 MYLTIP vested 50% on February 4, 2018 and 50% on February 4, 2019, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control ” below.

(5)

On February 8, 2016, these NEOs received awards of LTIP units under the 2012 Plan as follows: Mr. Thomas – 14,996 LTIP units; Mr. Linde – 10,527 LTIP units; Mr. LaBelle – 7,126 LTIP units; and Mr. Koop – 6,022 LTIP units. These LTIP units were subject to vesting ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2017, subject to acceleration under certain circumstances.

(6)

On February 3, 2017, these NEOs received awards of LTIP units and/or restricted common stock under the 2012 Plan as follows: Mr. Thomas – 13,132 LTIP units; Mr. Linde – 9,136 shares of restricted common stock; Mr. LaBelle – 6,425 shares of restricted common stock; and Mr. Koop – 5,221 LTIP units. These LTIP units and restricted common shares were subject to vesting ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2018, subject to acceleration under certain circumstances.

(7)

On February 2, 2018, these NEOs received awards of LTIP units under the 2012 Plan as follows: Mr. Thomas – 32,260 LTIP units; Mr. Linde – 20,697 LTIP units; Mr. LaBelle – 7,646 LTIP units; and Mr. Koop – 4,692 LTIP units. These LTIP units were subject to vesting ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2019, subject to acceleration under certain circumstances.

(8)

On February 6, 2018, these NEOs received awards of LTIP units under the 2012 Plan as follows: Mr. Ritchey – 2,679 LTIP units; Mr. LaBelle – 1,951 LTIP units; and Mr. Koop – 1,630 LTIP units. Mr. Ritchey’s LTIP units were subject to vesting ratably over two years, with 50% of the total award vesting on January 15 of each year

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COMPENSATION OF EXECUTIVE OFFICERS

beginning January 15, 2019, subject to acceleration under certain circumstances. Messrs. LaBelle’s and Koop’s LTIP units were subject to vesting ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2019, subject to acceleration under certain circumstances.

(9)

On February 10, 2016, these NEOs received 2016 MYLTIP awards. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “target” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2018, our NEOs would have earned an amount between threshold and target. Any earned 2016 MYLTIP awards vest 50% on February 9, 2019 and 50% on February 9, 2020, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control ” below. The measurement period for assessing performance ended on February 9, 2019. The TSR for the same period for the Nareit Office Index, adjusted to include Vornado Realty and exclude Boston Properties, Inc. was 9.73%, for the C&S Index was 8.44% and for the Company was 6.84%. As a result, the final awards were determined to be 69.5% of target or an aggregate of approximately $10.3 million for the NEOs as a group.

(10)

On February 7, 2017, these NEOs received 2017 MYLTIP awards. The measurement period for assessing performance ends on February 6, 2020. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “target” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2018, our NEOs would earn an amount between threshold and target. 2017 MYLTIP awards earned based on performance vest 50% on February 6, 2020 and 50% on February 6, 2021, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control ” below.

(11)

On February 6, 2018, these NEOs received 2018 MYLTIP awards. The measurement period for assessing performance ends on February 5, 2021. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “maximum” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2018, our NEOs would earn an amount between target and maximum. 2018 MYLTIP awards earned based on performance vest 50% on February 5, 2021 and 50% on February 5, 2022, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control ” below.

(12)

All of Mr. Ritchey’s shares of restricted common stock and LTIP units (other than LTIP units earned pursuant to the 2015 MYLTIP awards and LTIP units granted on February 6, 2018) were fully vested as of December 31, 2018 because he previously attained the age of 65.

2018 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our NEOs in 2018 and the aggregate number of shares of common stock and LTIP units that vested in 2018. The Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of shares/LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Owen D. Thomas	—	—	28,149	3,394,126
Douglas T. Linde	—	—	22,823	2,751,154
Raymond A. Ritchey	—	—	29,526	3,523,633
Michael E. LaBelle	—	—	11,347	1,373,093
Bryan J. Koop	—	—	9,216	1,115,451

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COMPENSATION OF EXECUTIVE OFFICERS

NONQUALIFIED DEFERRED COMPENSATION

We provide our executives with the opportunity to defer up to 20% of their base salary and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of one or more of 28 measurement funds which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

The table below summarizes the annual rates of return for the year ended December 31, 2018 for the 28 measurement funds:

Name of Fund	2018 Rate of Return (%)	Name of Fund	2018 Rate of Return (%)

American Beacon Small Cap Value	-16.39	T. Rowe Price Retirement 2025	-6.21

Artisan Mid Cap	-4.35	T. Rowe Price Retirement 2030	-6.97

Dodge & Cox Income	-0.16	T. Rowe Price Retirement 2035	-7.60

Dodge & Cox International	-18.84	T. Rowe Price Retirement 2040	-8.10

Domini Impact Equity	-10.01	T. Rowe Price Retirement 2045	-8.36

Oakmark Equity & Income	-8.73	T. Rowe Price Retirement 2050	-8.35

PIMCO Low Duration Bond	0.50	T. Rowe Price Retirement 2055	-8.44

T. Rowe Price Dividend Growth	-1.34	T. Rowe Price Retirement 2060	-8.41

T. Rowe Price Growth Stock	-2.32	T. Rowe Price Retirement Balanced Fund	-3.61

T. Rowe Price Mid-Cap Value	-11.65	Vanguard Small-Cap Index	-10.06

T. Rowe Price Retirement 2005	-3.54	Vanguard Total Bond Market Index	0.24

T. Rowe Price Retirement 2010	-3.93	Vanguard Total International Stock Index	-15.35

T. Rowe Price Retirement 2015	-4.62	Vanguard Total Stock Market Index	-5.94

T. Rowe Price Retirement 2020	-5.49	Virtus Real Estate Securities A	-5.89

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement. Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

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COMPENSATION OF EXECUTIVE OFFICERS

The following table shows deferrals made by our NEOs to the deferred compensation plan during the year ended December 31, 2018, the earnings and withdrawals/distributions during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2018.

Name	Executive Contributions in 2018 ($)(1)(2)	Registrant Contributions in 2018 ($)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2018($)(3)

Owen D. Thomas	175,000	—	-63,884	—	909,491

Douglas T. Linde	—	—	—	—	—

Raymond A. Ritchey	280,000	—	-227,507	—	2,906,516

Michael E. LaBelle	—	—	-75,029	—	1,048,990

Bryan J. Koop	176,000	—	-95,013	—	1,286,369

(1)	These amounts do not include any contributions out of bonus payments that were made in February 2019 in recognition of performance in 2018.

(2)

Of the amounts reported in the contributions column, (a) all of Mr. Thomas’ contributions, $72,000 of Mr. Ritchey’s contributions and $48,000 of Mr. Koop’s contributions are also included in the Summary Compensation Table as salary for 2018 and (b) $208,000 of Mr. Ritchey’s contributions and $128,000 of Mr. Koop’s contributions are also included in the Summary Compensation Table as bonus for 2017 that was paid in 2018.

(3)

Of the amounts reported in the aggregate balance column, (a) $175,000 of Mr. Thomas’ aggregate balance, $72,000 of Mr. Ritchey’s aggregate balance and $48,000 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as salary for 2017, (b) $208,000 of Mr. Ritchey’s contributions and $128,000 of Mr. Koop’s contributions are also included in the Summary Compensation Table as bonus for 2017 that was paid in 2018, (c) $173,462 of Mr. Thomas’ aggregate balance, $71,923 of Mr. Ritchey’s aggregate balance, $24,962 of Mr. LaBelle’s aggregate balance and $47,908 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as salary for 2016 and (d) $83,500 of Mr. Koop’s aggregate balance is also included in the Summary Compensation Table as bonus for 2016 that was paid in 2017. In each case, the amounts disclosed in this footnote are the amounts originally contributed and do not reflect subsequent gains/losses on investment after the date of contribution.

EMPLOYMENT AGREEMENTS

We have employment agreements with each of our NEOs. The material terms of these agreements are summarized below.

Summary of Owen D. Thomas’ Employment Agreement

We originally hired Mr. Thomas to be our CEO effective April 2, 2013. The initial term of Mr. Thomas’ employment agreement was three years, with automatic one-year renewals commencing on the third and fourth anniversaries of the effective date unless prior written notice of termination was given. The term of Mr. Thomas’ original employment agreement expired on April 2, 2018 on which date we entered into a new employment agreement with him. The following is a summary of Mr. Thomas’ new employment agreement:

Term. April 2, 2018 through June 30, 2023.

Duties. As CEO, Mr. Thomas reports directly to the Board of Directors, and must devote substantially all of his working time and efforts to the performance of his duties.

Board Membership. Our Board will continue to nominate Mr. Thomas for re-election as a member of the Board of Directors, while he remains CEO, and he has agreed to resign from the Board upon termination of employment.

Outside Activities. Mr. Thomas may participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities (e.g., Nareit) and also engage

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in religious, charitable or other community activities provided that they do not materially restrict his ability to fulfill his obligations to us as an officer. Mr. Thomas may also continue serving on the Board of Lehman Brothers Holdings Inc. and may engage in “Minority Interest Passive Investments,” which are defined as acquiring, holding and exercising the voting rights associated with an investment made through (1) a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which the investment directly or indirectly relates and without any business or strategic consultation by Mr. Thomas.

Base Salary. $875,000, subject to annual review and may be increased but not decreased. The Compensation Committee increased Mr. Thomas’ base salary to $900,000 for 2019 (see “V. Alignment of Pay with Performance - 2018 Compensation” on page 59 of this proxy statement).

Target Bonus. 250% of his base salary, with the actual amount to be determined at the discretion of the Compensation Committee.

Incentive Equity. The amount shall be determined at the discretion of the Compensation Committee based on Company and individual performance and competitive peer group information. LTI equity awards may be provided in the form of stock options, restricted stock, restricted stock units and/or LTIP units and may be subject to either time-based and/or performance-based vesting as determined by the Compensation Committee.

Benefits. Mr. Thomas is entitled to participate in all of our employee benefit plans or programs as in effect from time to time for our senior executive employees, including medical/dental insurance, life insurance, disability insurance and deferred compensation plans, plus the use of a Company-owned or leased automobile.

No Tax Gross-Ups. Mr. Thomas is not entitled to participate in any of the Company’s change in control severance plans or programs. As such, Mr. Thomas is not entitled to receive any tax gross-up payments, but, in the event that any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax if doing so would result in a greater after-tax benefit to Mr. Thomas.

Expiration of the Term. The expiration of Mr. Thomas’ agreement on June 30, 2023 will not constitute or result in a termination of employment by the Company without cause, and the severance provisions (other than retirement eligibility) shall not apply.

Restrictive Covenants. While he is an officer and for one year thereafter (or longer as provided above with respect to LTI equity awards with performance-based vesting), Mr. Thomas is prohibited from:

•

engaging, participating or assisting, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property of a type which is the subject of a significant portion of the Company’s business (measured as at least 10% of the Company’s revenues on a trailing 12-month basis) at the time of termination of his employment;

•	intentionally interfering with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency; or

•	competing for, soliciting or diverting the Company’s tenants or employees, either for himself or any other business, person or entity.

Mr. Thomas is also subject to confidentiality requirements and post-termination litigation and regulatory cooperation obligations.

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In addition, the non-competition provision shall not apply if Mr. Thomas’ employment is terminated following a change in control (as defined in the 2012 Plan, as amended from time to time).

Attorneys’ Fees. We have agreed to pay Mr. Thomas’ actual advisor fees (legal and tax) incurred in connection with the contemplation, preparation, negotiation and execution of his employment agreement up to a maximum of $25,000.

Retirement Eligibility. Mr. Thomas’ employment agreement provides for the acceleration of vesting of equity awards granted after April 2, 2018 upon attainment of age 62 with 10 or more years of service (see “– Potential Payments upon Termination or Change in Control” below).

As described below in “– Potential Payments upon Termination or Change in Control,” Mr. Thomas’ employment agreement also provides for and certain payments and benefits to him upon his separation from the Company in certain circumstances.

Summary of Employment Agreements with Messrs. Linde, Ritchey, LaBelle and Koop

We also have employment agreements with our other NEOs—Messrs. Linde, Ritchey, LaBelle and Koop under which each has agreed to devote substantially all of his business time to our business and affairs. The initial term of each of these employment agreements was two years beginning November 29, 2002 (January 24, 2008 in the case of Mr. LaBelle), with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. The base salary for each of these NEOs is to be reviewed annually by the Compensation Committee and may be increased but not decreased in its discretion. Each NEO is also eligible to receive a cash bonus and equity-based compensation to be determined at the discretion of the Compensation Committee.

Similar to Mr. Thomas’ employment agreement, the other NEOs’ employment agreements contain non-competition, non-interference and non-solicitation restrictions (which shall not apply if the NEO’s employment is terminated following a change in control (as defined in the senior executive severance plan)) and permit them to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only and the scope of the noncompetition provision in each employment agreement is limited to our markets at the time of termination of their employment. The other NEO’s employment agreements also provide for certain payments and benefits to the NEO’s upon separation from the Company in certain circumstances as described below in “– Potential Payments upon Termination or Change in Control.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each NEO’s employment with us is at-will, but the employment agreements of each of Messrs. Thomas, Linde, Ritchey, LaBelle and Koop discussed under “– Employment Agreements” above provide them the right to receive severance and other benefits in the event of termination of their employment by the Company without “cause” (as defined in the applicable employment agreement), by the NEO with “good reason” (as defined in the applicable employment agreement), or upon the occurrence of a change in control and certain triggering events. All of the NEOs other than our CEO participate in the Company’s change in control severance plan, whereas the severance and benefits to which our CEO is entitled following a termination within twenty-four (24) months after a change in control are provided in his employment agreement. In addition, our 2012 Plan and LTI equity award agreements (including MYLTIP awards) provide for vesting or forfeiture of LTI equity awards upon termination of employment of our NEOs under different circumstances, including termination without “cause” or for “good reason,” in each case both prior to and following a change in control, upon death or disability, and upon qualified retirement. The material terms of these various arrangements are summarized below.

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Employment Agreement with Mr. Thomas

Termination by the Company Without “Cause” or by Mr. Thomas for “Good Reason” Prior to a Change in Control

Mr. Thomas will be entitled to the following payments and benefits upon a termination by the Company without cause or by Mr. Thomas for good reason prior to a change in control:

•	target bonus prorated for the number of days employed in the year of termination;

•

cash severance equal to two times the sum of Mr. Thomas’ base salary plus the amount of his cash bonus, if any, received or payable in respect of the immediately preceding year (but, not less than his target bonus), payable over a 24-month period;

•	additional 24 months of vesting of time-based LTI equity awards; and

•	participation by Mr. Thomas, his spouse and dependents in the Company’s health plan for up to 24 months, subject to payment of premiums at the active employees’ rate.

Receipt of these payments and benefits (other than the prorated target bonus) in connection with a termination without cause or for good reason is subject to Mr. Thomas’ execution of a general release of claims with us.

Termination Upon Death or Disability

Mr. Thomas or his beneficiary will be entitled to receive his target bonus prorated for the number of days employed in the year of termination, full vesting of time-based LTI equity awards and participation by Mr. Thomas, his spouse and dependents in the Company’s health plan for up to 18 months, subject to payment of premiums at the active employees’ rate.

Termination by the Company Without “Cause” or by Mr. Thomas for “Good Reason” within 24 Months after a Change in Control

Upon a termination by the Company without “cause” or by Mr. Thomas for “good reason,” in either case within 24 months following a change in control, Mr. Thomas will be entitled to the following payments and benefits:

•	target bonus prorated for the number of days employed in the year of termination;

•

lump-sum cash severance amount equal to three times the sum of (a) Mr. Thomas’ base salary plus (b) the amount of his average annual cash bonus with respect to the three calendar years preceding the change in control (or, his target bonus if greater);

•	full vesting of time-based LTI equity awards;

•	financial counseling, tax preparation assistance and outplacement counseling for up to 36 months; and

•	participation by Mr. Thomas, his spouse and dependents in the Company’s health plan for up to 36 months, subject to payment of premiums at the active employees’ rate.

Retirement Eligibility

Pursuant to Mr. Thomas’ employment agreement, his LTI equity award agreements for equity awards granted beginning in 2019 shall provide that if Mr. Thomas is employed by us when he attains age 62 and has completed at least ten (10) years of employment with us:

•	he shall be deemed to satisfy the age and service requirements necessary for retirement eligibility;

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•	LTI equity awards with time-based vesting shall vest in full (without any proration of the award due to service time); and

•

regardless of whether he remains employed, the full number of LTIP units (and/or shares of common stock or other equity-based awards, if applicable) he earns (if any) under any LTI equity awards with performance-based vesting (e.g., a MYLTIP award) shall be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the full vesting period for the applicable award, including without limitation with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time, and with any service-based vesting requirements deemed satisfied over the relevant service- vesting schedule, so long as he agrees to be bound by the post-employment non-competition, non-interference and non-solicitation covenants (which are otherwise applicable for one (1) year under the agreement) until the latest date of full vesting applicable to any performance-based award entitled to the foregoing benefits.

Employment Agreements with Messrs. Linde, Ritchey, LaBelle and Koop (the “Other NEOs”)

Termination by the Company Without “Cause” or by the NEO for “Good Reason” Prior to a Change in Control

Each Other NEO is entitled to the following payments and benefits upon a termination by the Company without “cause” or by the Other NEO for “good reason” prior to a change in control:

•	target bonus prorated for the number of days employed in the year of termination;

•	cash severance equal to the sum of the NEO’s base salary plus the amount of his cash bonus, if any, received or payable in respect of the immediately preceding year, payable over a 12-month period;

•	additional 12 months of vesting of time-based LTI equity awards; and

•	participation by the NEO, his spouse and dependent(s) in the Company’s health plan for up to 12 months, subject to payment of premiums at the active employees’ rate.

Receipt of these payments and benefits (other than the prorated target bonus) in connection with a termination without cause or for good reason is subject to the NEO’s execution of a general release of claims with us.

Termination Upon Death or Disability

Each Other NEO or his beneficiary will be entitled to receive his accrued and unpaid target bonus prorated for the number of days employed in the year of termination, full vesting of time-based LTI equity awards, and participation by each Other NEO, his spouse and dependents in the Company’s health plan for up to 18 months, subject to payment of premiums at the active employees’ rate.

Senior Executive Severance Plan

Each Other NEO is covered by our Senior Executive Severance Plan. Mr. Thomas does not participate in any of our severance plans; his payments are governed by his employment agreement (see “– Employment Agreement with Mr. Thomas” above). Under the Senior Executive Severance Plan, upon a termination by the Company without “cause” or by the NEO for “good reason,” in either case within 24 months following a change in control, each Other NEO will be entitled to the following payments and benefits:

•

lump-sum cash severance amount equal to three times the sum of (a) the NEO’s base salary plus (b) the amount of his average annual cash bonus with respect to the three calendar years preceding the change in control;

•	full vesting of time-based LTI equity awards;

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•	financial counseling, tax preparation assistance and outplacement counseling for up to 36 months; and

•	participation by each NEO, his spouse and dependents in the Company’s health and life insurance plans for up to 36 months, subject to payment of premiums at the active employees’ rate.

In addition, each Other NEO will be entitled to receive a tax gross-up payment in the event he becomes subject to the golden parachute excise tax (as discussed above under “Compensation Discussion and Analysis – IX. Other Compensation Policies – Gross-Up for Excess Parachute Payments”).

Time-Based LTI Equity Award Agreements

Change in Control Without Termination

Time-based LTI equity awards include “double-trigger” vesting, meaning that, if there is a “change of control” (as defined in the 2012 Plan) and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the NEO’s employment is terminated by the Company or its successor without “cause” or the NEO resigns for “good reason.”

Qualified Retirement

Time-based LTI equity awards granted prior to 2019 (other than awards granted on February 6, 2018, which do not provide for acceleration of vesting upon attaining retirement eligibility age) provide that when an employee attains age 65, or attains age 62 and completes 20 years of service with us, the employee becomes fully vested in all time-based LTI equity awards (the “Pre-2019 Policy”).

Mr. Thomas’ time-based LTI equity awards granted beginning in 2019 are governed by his employment agreement (see “– Employment Agreement with Mr. Thomas” above).

Time-based LTI equity awards granted to the Other NEOs beginning in 2019, provide that when an employee terminates his or her employment after satisfying the conditions for a “Qualified Retirement,” the employee becomes fully vested in all time-based and performance-based LTI equity awards. The conditions for a Qualified Retirement are as follows:

(1)	on the date of termination, the sum of the employee’s years of service plus age equals or exceeds 70 (the so-called “Rule of 70”);

(2)	the employee is at least 58 years old on the date of termination of employment;

(3)	the employee gives written notice to the Secretary of the Company of his or her retirement/termination of employment at least at least six (6) months prior to the effective date of termination;

(4)	the employee enters into a Separation Agreement (as defined in the applicable award agreement) with the Company; and

(5)

the employee remains employed by the Company until the retirement date specified in such notice, unless the employee’s employment is terminated by the employee for “good reason” or by the Company without “cause.”

Time-based LTI awards made to employees who, on or prior to January 31, 2019, satisfied the Pre-2019 Policy are “grandfathered” under the Pre-2019 Policy such that subsequent time-based LTI awards will continue to be fully vested on the date of grant. As of December 31, 2018, Mr. Ritchey satisfied the Pre-2019 Policy.

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Performance-Based LTI Equity Award Agreements

Termination by the Company Without “Cause” or by the NEO for “Good Reason” Prior to a Change in Control

In the event of a termination by the Company without “cause” or by the NEO for “good reason” prior to the end of the three-year performance period, the number of LTIP units the NEO will earn, if any, will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and will then be pro-rated based on the portion of the three-year performance period during which the NEO was employed by us. Any LTIP units earned will be fully vested. In the event of such a termination following the end of the three-year performance period, any LTIP units that had been earned prior to the date of such termination will become fully vested. In each case, the NEO will not be permitted to transfer any LTIP units that vest until they otherwise would have vested under the terms of the awards.

Termination Upon Death or Disability

In the event of a termination upon death or disability prior to the end of the three-year performance period, the number of LTIP units the NEO will earn, if any, will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control), without any proration of the award due to service time. Any LTIP units earned will be fully vested. In the event of such a termination following the end of the three-year performance period, any LTIP units that had been earned prior to the date of such termination will become fully vested.

Change in Control

In the event of a change in control prior to the end of the three-year performance period, the number of LTIP units earned, if any, will be calculated as of the date of the change in control (without proration) based on our performance through such date. Any LTIP units earned will be fully vested. In the event of a change in control following the end of the three-year performance period, any LTIP units that had been earned prior to the date of the change in control will become fully vested.

Qualified Retirement

Awards Granted Prior to 2019

In the case of outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., as of December 31, 2018, 2015 MYLTIP awards), if an employee retires after attaining age 65 or attaining age 62 with 20 years of service with us, then the unvested LTIP units will no longer be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

Performance-based LTI equity awards for which the three-year performance period has not ended (i.e., as of December 31, 2018, 2016-2018 MYLTIP awards) generally provide that:

•

If an employee retires after (1) attaining age 62 with 20 years of service with us, or (2) attaining age 65 with less than 15 years of service with us, then the number of LTIP units the employee will earn will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and will then be pro-rated based on the number of days elapsed in the performance period plus 365 (i.e., one additional year).

•	If an employee retires after (1) attaining age 65 with 15 years of service with us, then the number of LTIP units the employee will earn will be determined in the same manner, with

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respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and will then be pro-rated based on the number of days elapsed in the performance period plus 730 (i.e., two additional years).

In both cases, any LTIP Units that are earned will not be subject to forfeiture but the employee will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

Awards Granted in 2019

Mr. Thomas’ performance-based LTI equity awards granted in 2019 are governed by his employment agreement (see “– Employment Agreement with Mr. Thomas” above).

Performance-based LTI equity awards granted to the Other NEOs beginning in 2019 provide that when an employee terminates their employment after satisfying the conditions for a “Qualified Retirement,” which are the same as those set forth above under “– Time-Based LTI Equity Award Agreements – Qualified Retirement,” the employee becomes fully vested in all performance-based LTI equity awards.

In the case of performance-based LTI awards for which the three-year performance period has not ended, the number of LTIP units the employee will earn will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control), without any proration of the award due to service time. Any LTIP Units that are earned will not be subject to forfeiture but the employee will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

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COMPENSATION OF EXECUTIVE OFFICERS

Estimated Payments Upon Termination or Change in Control

The tables that follow show the potential payments and benefits that would have been provided to our NEOs assuming such events occurred on December 31, 2018.

Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Owen D. Thomas(2)
Bonus	—	2,187,500	2,187,500	—	2,187,500
Severance	—	6,600,000	10,166,666	—	—
Unvested Equity Awards(3)(4)	—	4,110,889	6,295,822	—	6,295,822
2016 MYLTIP awards(5)	—	3,330,257	3,456,523	3,456,523	3,456,523
2017 MYLTIP awards(5)	—	2,462,264	3,892,654	3,892,654	3,892,654
2018 MYLTIP awards(5)	—	1,597,014	5,331,494	5,331,494	5,331,494
Benefits Continuation	—	44,000	66,000	—	33,000
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up(7)	—	—	—	—	—
Total	—	20,331,924	31,546,659	12,680,671	21,196,993
Douglas T. Linde
Bonus	—	725,000	—	—	725,000
Severance	—	2,660,000	7,762,500	—	—
Unvested Equity Awards(3)(4)	—	1,705,358	4,262,831	—	4,262,831
2016 MYLTIP awards(5)	—	2,337,827	2,426,465	2,426,465	2,426,465
2017 MYLTIP awards(5)	—	1,713,105	2,708,291	2,708,291	2,708,291
2018 MYLTIP awards(5)	—	1,053,011	3,515,387	3,515,387	3,515,387
Benefits Continuation	—	22,000	68,000	—	33,000
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	8,037,380	—	—
Total	—	10,216,301	28,930,854	8,650,143	13,670,974
Raymond A. Ritchey
Bonus	—	720,000	—	—	720,000
Severance	—	2,800,000	7,290,000	—	—
Unvested Equity Awards(3)(4)(8)	276,986	427,692	578,507	—	578,507
2016 MYLTIP awards(5)	1,840,080	1,772,862	1,840,080	1,840,080	1,840,080
2017 MYLTIP awards(5)	2,075,760	1,313,003	2,075,760	2,075,760	2,075,760
2018 MYLTIP awards(5)	2,493,132	772,918	2,580,321	2,580,321	2,580,321
Benefits Continuation	—	20,000	62,000	—	30,000
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	6,784,809	—	—
Total	6,685,958	7,826,475	21,361,477	6,496,161	7,824,668

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Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Michael E. LaBelle
Bonus	—	500,000	—	—	500,000
Severance	—	1,825,000	4,555,000	—	—
Unvested Equity Awards(3)(4)	—	885,431	2,257,753	—	2,257,753
2016 MYLTIP awards(5)	—	791,276	821,277	821,277	821,277
2017 MYLTIP awards(5)	—	602,431	952,398	952,398	952,398
2018 MYLTIP awards(5)	—	335,855	1,121,223	1,121,223	1,121,223
Benefits Continuation	—	22,000	68,000	—	33,000
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	3,771,028	—	—
Total	—	4,961,993	13,696,679	2,894,898	5,685,651
Bryan J. Koop
Bonus	—	400,000	—	—	400,000
Severance	—	1,680,000	4,136,250	—	—
Unvested Equity Awards(3)(4)	—	690,832	1,687,800	—	1,687,800
2016 MYLTIP awards(5)	—	445,791	462,693	462,693	462,693
2017 MYLTIP awards(5)	—	326,275	515,817	515,817	515,817
2018 MYLTIP awards(5)	—	206,125	688,131	688,131	688,131
Benefits Continuation	—	21,000	62,200	—	30,150
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	2,986,428	—	—
Total	—	3,770,023	10,689,319	1,666,641	3,784,591

(1)	Assumes termination occurs simultaneously with a change in control.

(2)	We entered into a new employment agreement with Mr. Thomas on April 2, 2018.

(3)

Restricted common stock, LTIP units and LTIP units that would have been earned pursuant to 2016 MYLTIP awards, 2017 MYLTIP awards and 2018 MYLTIP awards are valued based on the closing price of the Company’s common stock on December 31, 2018, which was $112.55 per share.

(4)

Includes the following shares of restricted common stock and LTIP units (including outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., 2015 MYLTIP awards)) that would have vested upon the occurrence of each triggering event:

•

Involuntary not for cause termination or a good reason termination prior to a change in control: Mr. Thomas – 36,525 LTIP units; Mr. Linde – an aggregate of 15,152 LTIP units and shares of restricted common stock; Mr. Ritchey – 3,800 LTIP units; Mr. LaBelle – an aggregate of 7,867 LTIP units and shares of restricted common stock; and Mr. Koop – 6,138 LTIP units.

•

Involuntary not for cause termination or a good reason termination within 24 months following a change in control and death or disability: Mr. Thomas – 55,938 LTIP units; Mr. Linde – an aggregate of 37,875 LTIP units and shares of restricted common stock; Mr. Ritchey – 5,140 LTIP units; Mr. LaBelle – an aggregate of 20,060 LTIP units and shares of restricted common stock; and Mr. Koop – 14,996 LTIP units.

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•	Qualified retirement: Mr. Ritchey – 2,461 units

(5)

As of December 31, 2018, the three-year performance periods had not ended for the 2016 MYLTIP awards, 2017 MYLTIP awards and 2018 MYLTIP awards. The values set forth above relating to the number of LTIP units that would have been earned in the event of qualified retirement, involuntary not for cause termination/good reason termination or death or disability assume our performance for the three-year performance period under the 2016 MYLTIP awards, 2017 MYLTIP awards and 2018 MYLTIP awards continued at the same annualized rate as we experienced from the first day of the respective performance period through December 31, 2018 with proration, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions in the case of qualified retirement and involuntary termination prior to a change in control.

(6)

Includes outplacement services valued at 15% of the sum of current base salary plus bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

(7)

Under his employment agreement, Mr. Thomas is not entitled to receive tax gross-up payments in the event he becomes subject to the golden parachute excise tax. However, in the event that any payment or benefit to be paid or provided to Mr. Thomas would have been subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such excise tax if such reduction would result in a greater after-tax benefit to Mr. Thomas. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.

(8)

All of Mr. Ritchey’s shares of restricted common stock and LTIP units (other than LTIP units earned pursuant to the 2015 MYLTIP awards and LTIP units granted on February 6, 2018) were fully vested as of December 31, 2018 because he had previously attained age 65 (see Note 3 beginning on page 72).

The above discussion and the amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•

distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “– Nonqualified Deferred Compensation” beginning on page 77 for the plan balances of each NEO under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Thomas, our CEO:

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than our CEO) was $109,173; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 70, was $11,694,946.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all other employees was 107 to 1.

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The median employee that was used for purposes of calculating the ratio of the annual total compensation of our CEO to the median of the total compensation of all employees is the same employee that was identified for purposes of our 2017 disclosure. The median employee works in Boston, Massachusetts. There has been no change in our employee population or employee compensation arrangement since that median employee was identified that we believe would significantly impact our pay ratio disclosure. We identified the median employee by totaling (1) cash compensation (i.e., wages, overtime and bonus) as reflected on our payroll records for 2017 and (2) the value of LTI equity awards that were granted in 2017 and subject to time-based vesting, for all individuals, excluding our CEO, who we employed on December 31, 2017 (whether on a full-time, part-time, temporary or seasonal basis). In addition, we annualized the wages of full-time employees who were hired during 2017 but did not work for us the entire fiscal year. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or LTI compensation.

We calculated annual total compensation for 2018 for the median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

As of December 31, 2018, our employee population consisted of 747 individuals all of whom are located in the United States. This population consisted of 732 full-time and 15 part-time employees. The average tenure of our employee population was 10.4 years. The average tenure of our officers and non-officers was 18.1 years and 9.5 years, respectively. Our employees are organized into the following functions: Accounting (87), Accounting Operations (17), Administrative Management (18), Construction (45), Development (27), Executive Management (12), Finance & Capital Markets (27), Human Resources (10), Information Systems (26), Internal Audit (3), Leasing (31), Legal (36), Property Management (405), and Risk Management (3).

In promulgating Item 402(u) of Regulation S-K, the SEC permits registrants to use reasonable estimates and certain prescribed alternative methodologies. As a result, our calculation of the CEO pay ratio may differ from the calculations used by other companies and therefore may not be comparable.

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PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution.

At our 2017 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our NEOs. More than 85% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our NEOs, which will occur not later than the 2023 annual meeting of stockholders.

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2019 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on Boston Properties, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the results of the vote when considering future compensation decisions for our named executive officers.

The Board of Directors unanimously recommends a vote FOR the approval of the Company’s NEO compensation on an advisory basis. Properly authorized proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions to the contrary are given.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

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COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. During 2018, we paid our non-employee directors the following cash compensation:

Annual cash retainer for their services(1)	$67,500
Annual cash retainer to the lead independent director(1)	$15,000
Annual cash retainer to the Chair of each of the Audit Committee, Compensation Committee and NCG Committee(1)	$15,000
Fee for each Board meeting attended	$1,500
Fee for each Committee meeting attended	$1,500

(1)	Payable in quarterly installments

Committee attendance fees are received whether or not the committee meeting is held on the same day as a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Non-employee directors may elect, in accordance with our 2012 Plan and our Amended and Restated Rules and Conditions for Directors’ Deferred Compensation Program (the “Directors’ Deferred Compensation Program”), to defer all cash retainer and meeting attendance fees payable to such director and to receive his or her deferred cash compensation in the form of our common stock or in cash following the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the NYSE on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may be made in either a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account or in ten annual installments following the director’s retirement from our Board of Directors. In addition, non-employee directors who elect a deferred payout following their retirement from the Board may elect to change their notional investment from our common stock to a deemed investment in one or more measurement funds. This election to convert may only be made after the director’s service on the Board ends, the election is irrevocable and the director must convert 100% of his or her deferred stock account if any is converted. Payment of a director’s account that has been converted to measurement funds will be in cash instead of shares of our common stock. The measurement funds available to directors are the same as those available to our executives under our Nonqualified Deferred Compensation Plan. See “Compensation of Executive Officers – Nonqualified Deferred Compensation” on page 77.

In 2018, each continuing non-employee director was also entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $127,500. In addition, any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders would be entitled to receive, on the fifth business day after the appointment, a number of shares of restricted common stock (or, if offered by the Board of Directors and elected by such director, LTIP units) valued at $127,500 (prorated based on the number of months from the date the director is first appointed to our Board of Directors to the date of the Company’s next annual meeting of stockholders).

Annual and initial grants of restricted common stock or, if elected by the director, LTIP units (or a combination of both) are made pursuant to a policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of

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COMPENSATION OF DIRECTORS

shares of restricted common stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the NYSE on the grant date. Pursuant to this policy, on May 31, 2018, Mses. Ayotte, Einiger and Dykstra and Messrs. Duncan, Frenkel, Klein, Lustig, Turchin and Twardock each received 1,047 LTIP units, shares of restricted common stock or a combination of both. Annual and initial grants of LTIP units and restricted common stock will vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

Historically, our Board of Directors has not chosen to review the compensation payable to our non-employee directors on an annual basis; instead, it reviews the compensation every two or three years and when circumstances otherwise dictate. As a result, the current program has been in place since 2016.

In February 2019, our Board approved the Boston Properties, Inc. Non-Employee Director Compensation Plan, which sets forth the cash and equity compensation that is to be paid to our non-employee directors in a specific, formulaic manner. This plan implements recommendations that our Compensation Committee made to the full Board based on a comprehensive review of the structure and amount of our existing compensation for non-employee directors. For this review, our Compensation Committee engaged FW Cook.

When our Board of Directors approved the structure and amounts of the new compensation program, effective January 1, 2019, it believed that the new program is fair and in the best interest of all stockholder of the Company. Nevertheless, because of the interests that our non-employee directors have in the establishment of the compensation they receive, our Board determined to seek stockholder approval for the Non-Employee Director Compensation Plan. Therefore, please see “Proposal 3 – Approval of the Boston Properties, Inc. Non-Employee Director Compensation Plan” beginning on page 95 of this proxy statement for more detail on the terms and conditions of the Boston Properties, Inc. Non-Employee Director Compensation Plan.

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Kelly A. Ayotte	55,982	114,750	—	—	170,732
Bruce W. Duncan	96,000	114,750	—	—	210,750
Karen E. Dykstra	90,000	127,500	—	—	217,500
Carol B. Einiger	105,000	114,750	—	—	219,750
Dr. Jacob A. Frenkel	91,434	114,750	—	—	206,184
Joel I. Klein	106,500	114,750	—	—	221,250
Matthew J. Lustig	94,607	114,750	—	—	209,357
Alan J. Patricof	40,203	114,750	—	—	154,953
Martin Turchin	91,500	114,750	—	—	206,250
David A. Twardock	120,000	127,500	—	—	247,500

(1)

Ms. Einiger and Messrs. Klein, Lustig, Patricof and Twardock deferred their cash fees earned during 2018 and received in lieu thereof deferred stock units. The following table summarizes the deferred stock units credited to the director accounts during 2018.

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COMPENSATION OF DIRECTORS

Name	Deferred Stock Units Earned during 2018 (#)
Carol B. Einiger	882.83
Joel I. Klein	882.38
Matthew J. Lustig	783.45
Alan J. Patricof(a)	329.09
David A. Twardock	1,008.82

(a)	On May 23, 2018, the date of Mr. Patricof’s retirement from our Board of Directors, the Company issued 36,835 shares of common stock to Mr. Patricof in settlement of his deferred stock award account.

(2)

Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2018, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2018 audited financial statements beginning on page 175 of our annual report on Form 10-K for the year ended December 31, 2018 included in the annual report that accompanied this proxy statement.

Name	LTIP Units (#)	Common Stock (#)
Kelly A. Ayotte	1,047	—
Bruce W. Duncan	1,047	—
Karen E. Dykstra	—	1,047
Carol B. Einiger	1,047	—
Dr. Jacob A. Frenkel	1,047	—
Joel I. Klein	1,047	—
Matthew J. Lustig	1,047	—
Martin Turchin	1,047	—
David A. Twardock	—	1,047

DIRECTOR STOCK OWNERSHIP GUIDELINES

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, our deferred stock units (and related dividend equivalent rights), and LTIP units and common units in our Operating Partnership, whether vested or not, equal to at least the aggregate number of such shares or units received by the director as annual retainers during the first three years following the later of: (a) our 2007 annual meeting of stockholders or (b) our annual meeting of stockholders at which the director was initially elected or, if earlier, the first annual meeting of stockholders following the initial appointment of the director. Compliance with these ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in the Company shall be exempt from this requirement. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Based on FW Cook’s recommendations, our Board also approved new stock ownership guidelines for non-employee directors to better align their interests with those of the stockholders and conform to

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COMPENSATION OF DIRECTORS

“best” practices. Under the new guidelines, each non-employee director is expected to retain an aggregate number of shares of common stock of the Company, deferred stock units (and related dividend equivalent rights) in the Company, and LTIP units, and common units in the Operating Partnership, whether vested or not, equal to at least five (5) times the value of the then current annual cash retainer paid to non-employee directors for their service on the Board without respect to service on committees of the Board or as lead independent director or Chairman. Each non-employee director, until such director complies with the ownership guidelines set forth above, is expected to retain all equity awards granted by the Company or the Operating Partnership (less amounts sufficient to fund any taxes owed relating to such equity awards). The deferred stock units (and related dividend equivalent rights) in the Company and LTIP units and common units in the Operating Partnership shall be valued by reference to the market price of the number of shares of common stock of the Company issuable upon the settlement or exchange of such units assuming that all conditions necessary for such settlement or exchange have been met. For shares of common stock of the Company or equity valued by reference to common stock of the Company for purposes of these ownership guidelines, the market price of the common stock of the Company used to value such equity shall be the greater of (1) the market price on the date of purchase or grant of such equity or (2) the market price as of the date compliance with these ownership guidelines is measured.

The effectiveness of these new stock ownership guidelines is conditioned upon stockholder approval of the Boston Properties, Inc. Non-Employee Director Compensation Plan at the 2019 annual meeting of stockholders.

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PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

PROPOSAL

On February 26, 2019, our Board of Directors approved the Boston Properties, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”), which sets forth the cash and equity compensation that is to be paid to our non-employee directors in a specific, formulaic manner. Although we are not legally required to seek or receive stockholder approval for the Director Compensation Plan, we are submitting the plan to stockholders for approval. Our Compensation Committee and Board of Directors last reviewed our non-employee director compensation in 2016, or three years ago.

The Director Compensation Plan implements recommendations that our Compensation Committee made to the full Board based on a comprehensive review of the structure and amounts of our existing compensation for non-employee directors. For the 2019 review, our Compensation Committee engaged FW Cook to help ensure that our non-employee director compensation remains competitive and is generally consistent with “best” practices. Our Compensation Committee also sought recommendations from FPL regarding compensation for the role of non-executive chairman.

The Director Compensation Plan does not reserve any additional shares of common stock for issuance; all equity grants made under the Director Compensation Plan must be made pursuant to the 2012 Plan or another separately approved equity plan.

When our Board of Directors approved the structure and amount of the new compensation program for our non-employee directors, effective January 1, 2019, it believed that the new program is fair and in the best interests of all stockholders of the Company. Nevertheless, because of the interests that our non-employee directors have in the establishment of the compensation they receive for their service as our directors, our Board of Directors also determined that it would be advisable to submit the Director Compensation Plan to stockholders for their approval. Our Board unanimously recommends that stockholders vote FOR the Director Compensation Plan.

BACKGROUND

Our non-employee director compensation is intended to attract, retain and appropriately compensate highly qualified individuals to serve on our Board of Directors. Historically, our Compensation Committee and Board of Directors have not reviewed our non-employee director compensation on an annual basis – instead choosing to review the compensation every two or three years – and the current compensation program has been in place since 2016. Because of this practice and the fact that our Compensation Committee targets compensation levels that are competitive with the median of the Benchmarking Peer Group, the total compensation payable to our non-employee directors tends to fall below the median in years following our most recent review until the program is benchmarked again. This is consistent with FW Cook’s findings.

In determining the amount and type of non-employee director compensation that we pay, our Compensation Committee received a thorough comparative benchmarking analysis of non-employee director compensation within the same Benchmarking Peer Group used by our Compensation Committee when benchmarking executive compensation, and it received and evaluated detailed advice from FW Cook that was developed on the basis of a targeted competitive approach and FW Cook’s expertise in recent trends and developments in non-employee director compensation generally. In connection with this analysis and evaluation (1) FW Cook advised that the compensation currently paid to our non-employee directors, on an individual basis, is below the 25th percentile of our

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PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Benchmarking Peer Group, and, on an aggregate basis, just slightly above the 25th percentile of our Benchmarking Peer Group; (2) our Compensation Committee sought to target compensation levels that would be competitive with the median of our Benchmarking Peer Group and the recommendations made by FW Cook were consistent with that goal; and (3) with respect to additional compensation payable to the non-executive chairman, FW Cook and FPL advised our Compensation Committee that the compensation provided in the Director Compensation Plan is towards the lower end of the competitive range for similarly-situated board chairs based on role and responsibilities. The non-employee director compensation set forth in the Director Compensation Plan reflects changes to the current structure and amounts of our non-employee director compensation that resulted from this detailed review.

Our Board of Directors believes the Director Compensation Plan provides appropriate compensation that is competitive with the median of our Benchmarking Peer Group and aligns the interests of our non-employee directors and our stockholders in the future success of the Company, and recommends that our stockholders approve it.

SUMMARY OF THE DIRECTOR COMPENSATION PLAN

The following description of the Director Compensation Plan is a summary only and is qualified in its entirety by reference to the full text of the Director Compensation Plan that is attached hereto as Appendix B.

Compensation Payable under the Director Compensation Plan

The Director Compensation Plan provides that each non-employee director shall be entitled to the compensation described below while serving as a director. Our directors who are also employees are not entitled to receive compensation pursuant to the Director Compensation Plan. We currently have nine non-employee directors.

Cash Compensation(1)

Annual cash retainer for Board services	$85,000
Annual cash retainer to the Chairman of the Board	$100,000(2)
Annual cash retainer to the Chair of the Audit Committee	$20,000(3)
Annual cash retainer to the members of the Audit Committee	$15,000
Annual cash retainer to the Chair of other standing committees(4)	$15,000(3)
Annual cash retainer to the members of other standing committees	$10,000

(1)	The sum of all cash retainers are payable in quarterly installments in arrears, subject to proration for periods of service less than a full quarter in length.

(2)	The retainer payable to the Chairman is in addition to all other retainers to which the Chairman may be entitled.

(3)	The retainer payable to each committee chair is in addition to the retainer payable to all members of the committee.

(4)	The term “other standing committees” includes the Compensation and NCG Committees, as well as other committees that may be constituted from time to time.

Under the Director Compensation Plan, non-employee directors will not receive meeting attendance fees for any meeting of our Board of Directors or a committee thereof that he or she attends.

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PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Equity Compensation

Each continuing non-employee director is entitled to receive, on the fifth business day after each annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $150,000, which grant will vest on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders, in each case subject to potential acceleration as set forth in the 2012 Plan or the applicable award agreement.

In addition, any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders would be entitled to receive, on the fifth business day after the appointment, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $150,000 (prorated based on the number of months from the date the director is first appointed to our Board of Directors to the first anniversary of the Company’s most recently held annual meeting of stockholders), which grant will vest on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders, in each case subject to potential acceleration as set forth in the 2012 Plan or the applicable award agreement.

Annual and initial grants of restricted common stock or, if elected by the director, LTIP units (or a combination of both) under the Director Compensation Plan are determined by a formula. The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing (1) the fixed value of the grant by (2) the closing market price of our common stock on the NYSE on the grant date. The closing price of our common stock on the NYSE on March 29, 2019 was $133.88.

All equity grants made under the Director Compensation Plan will be made pursuant to the 2012 Plan or another separately approved equity plan. The Director Compensation Plan does not increase the number of available shares of our common stock reserved for issuance under the 2012 Plan or any other plan.

Deferral of Compensation

Each non-employee directors may elect to defer all cash retainers payable to them in accordance with the 2012 Plan and our Directors’ Deferred Compensation Program. For a description of the current terms of this deferral program, see “Compensation of Directors” beginning on page 91 of this proxy statement.

Amendments and Termination

Our Board of Directors reserves the right to amend or terminate the Director Compensation Plan at any time in its sole discretion.

Non-Exclusivity

The Director Compensation Plan is not intended to be exclusive and will not prevent our Board of Directors from adopting other or additional compensation arrangements with respect to any non-employee director(s).

Plan Administration

The Director Compensation Plan will be administered by the Compensation Committee.

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PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

NEW PLAN BENEFITS

No cash or equity compensation has yet been issued under the Director Compensation Plan. For a discussion regarding current director compensation and director compensation for 2018, see “Compensation of Directors” beginning on page 91 of this proxy statement.

The following table discloses the benefits that would have been allocated to our non-employee directors as a group during 2018 if the Director Compensation Plan had been in place at that time. No one other than non-employee directors is eligible to participate in the Director Compensation Plan.

Non-Employee Director Compensation Plan
Name and Position	Dollar Value ($)		Number of Units
Non-Employee Director Group (9 directors)	2,390,000	(1)(2)	—(1)

(1)

The “Dollar Value ($)” column includes equity awards valued at $150,000 per non-employee director, totaling $1,350,000 in the aggregate. The number of shares of common stock or LTIP Units issued would have been determined based on the closing price of the common stock on the NYSE on the fifth business day after our annual meeting of stockholders. The “Dollar Value ($)” column also includes the amount of cash compensation that would have been deferred in accordance with elections made by our non-employee directors pursuant to the 2012 Plan and our Directors’ Deferred Compensation Program.

(2)	Assumes that Mr. Klein served as Chairman of our Board of Directors during all of 2018.

The Board of Directors unanimously recommends a vote FOR the approval of the Boston Properties, Inc. Non-Employee Director Compensation Plan. Properly authorized proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions to the contrary are given.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the Director Compensation Plan. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Our Board of Directors has approved the compensation for our non-employee directors set forth above effective January 1, 2019, with Mr. Klein recusing himself with respect to the consideration and approval of the annual retainer payable to the non-executive Chairman, subject to stockholder approval of the Director Compensation Plan. In the event that the Director Compensation Plan is not approved by stockholders, our existing non-employee director compensation will remain in effect. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, if the Director Compensation Plan is not approved, then we will take into account the results of the vote and views expressed by our stockholders in determining future compensation for our non-employee directors, and we may engage in additional, specific outreach to our stockholders on the topic.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes Boston Properties, Inc.’s equity compensation plans as of December 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	4,111,534	(2)	$96.35	(2)	8,578,885(3)
Equity compensation plans not approved by security holders (4)	N/A		N/A		91,209
Total	4,111,534		$96.35		8,670,094

(1)	Includes information related to the Boston Properties, Inc. 1997 Stock Option and Incentive Plan and the 2012 Plan.

(2)

Includes (a) 540,441 shares of common stock issuable upon the exercise of outstanding options (all of which are vested and exercisable), (b) 991,577 LTIP units (682,077 of which are vested) that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to the Operating Partnership for redemption and acquired by the Company for shares of its common stock, (c) 1,292,734 common units issued upon conversion of LTIP units, which may be presented to the Operating Partnership for redemption and acquired by the Company for shares of its common stock, (d) 471,579 2016 MYLTIP awards that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to the Operating Partnership for redemption and acquired by the Company for shares of its common stock, (e) 398,871 2017 MYLTIP awards that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to the Operating Partnership for redemption and acquired by the Company for shares of its common stock, (f) 341,366 2018 MYLTIP awards that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to the Operating Partnership for redemption and acquired by the Company for shares of its common stock and (g) 74,966 deferred stock units which were granted pursuant to elections by certain of the Company’s non-employee directors to defer all cash compensation to be paid to such directors and to receive their deferred cash compensation in shares of the Company’s common stock upon their retirement from our Board of Directors. Does not include 50,142 shares of restricted stock, as they have been reflected in the Company’s total shares outstanding. Because there is no exercise price associated with LTIP units, common units, 2016 MYLTIP awards, 2017 MYLTIP awards, 2018 MYLTIP awards or deferred stock units, such shares are not included in the weighed-average exercise price calculation.

(3)

Represents awards available for issuance under the 2012 Plan. “Full-value” awards (i.e., awards other than stock options) are multiplied by a 2.32 conversion ratio to calculate the number of shares available under the 2012 Plan that are used for each full-value award, as opposed to a 1.0 conversion ratio for each stock option awarded under the 2012 Plan.

(4)

Includes information related to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan (the “ESPP”). The ESPP was adopted by our Board of Directors on October 29, 1998. The ESPP has not been approved by the Company’s stockholders. The ESPP is available to all our employees that are employed on the first day of the purchase period. Under the ESPP, each eligible employee may purchase shares of our common stock at semi-annual intervals each year at a purchase price equal to 85% of the average closing prices of our common stock on the New York Stock Exchange during the last ten business days of the purchase period. Each eligible employee may contribute no more than $10,000 per year to purchase our common stock under the ESPP.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Mses. Ayotte and Einiger and Messrs. Duncan and Twardock. None of these persons has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under Item 404 of Regulation S-K. None of Boston Properties’ executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, an executive officer of which served as a director of Boston Properties or a member of the Compensation Committee during 2018.

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PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since our initial public offering in June 1997. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the PricewaterhouseCoopers LLP’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of Boston Properties and its stockholders.

Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider that fact, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Properly authorized proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions to the contrary are given.

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PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2018 and 2017 were as follows:

	2018	2017
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$2,711,004	$2,204,421
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	115,107	173,580

Subtotal	2,826,111	2,378,001
Audit-Related Fees
Audits required by lenders, joint ventures and tenants	420,350	341,042
Tax Fees
Recurring tax compliance and REIT and other compliance matters	420,084	409,640
Tax planning and research	84,595	120,810
Tax assistance for potential transactions	—	7,480
State and local tax examinations	28,447	37,750

Subtotal	533,126	575,680
All Other Fees
Software licensing fee	2,700	2,700

Total	$3,782,287	$3,297,423

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, relates to a particular category or group of services and is subject to a particular budgeted maximum. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2018 and 2017 fiscal years and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP. Abstentions shall be included in determining the number

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PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2018 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2018.

2.

The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board.

3.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

David A. Twardock, Chair

Karen E. Dykstra

Martin Turchin

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board of Directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Corporate Governance Principles and Board Matters – Director Independence” beginning on page 15.

Since January 1, 2018, the Company has paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $921,000. The Company expects to pay additional commissions to this firm during 2020. In January 2018, Mr. Ritchey’s brother became an employee of a real estate firm with which the Company has entered into a contract for services that is nearly identical to the previous contract with the firm controlled by Mr. Ritchey’s brother. Given current and anticipated leasing activity, it is currently expected that the Company will pay equivalent or increased leasing commissions to Mr. Ritchey’s brother in 2019, as compared to leasing commissions paid to the firm controlled by him. Mr. Ritchey is the Senior Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

We are partners with affiliates of Norges Bank Investment Management in joint ventures relating to Times Square Tower, 601 Lexington Avenue, 100 Federal Street and Atlantic Wharf Office. Based on a Schedule 13G/A filed with the SEC on January 24, 2019, Norges Bank (The Central Bank of Norway), an affiliate of Norges Bank Investment Management, is the beneficial owner of more than 5% of our common stock.

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INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and help conserve natural resources, we are making this proxy statement and our 2018 annual report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2018, available to our stockholders electronically via the Internet instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC. On or about April 5, 2019, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 5, 2019, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2018 annual report is not part of the proxy solicitation material.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on named executive officer compensation, approval of our non-employee director compensation plan and the ratification of the appointment of our independent registered public accounting firm.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the 2019 annual meeting other than those described in this proxy statement. If any other matters not described in this proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 27, 2019, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date. Holders of common units, LTIP units, preferred stock and deferred stock units are not entitled to vote such securities on any of the matters presented at the 2019 annual meeting.

May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties, Inc. at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial

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INFORMATION ABOUT THE ANNUAL MEETING

ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bostonproperties.com/proxy.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 154,515,486 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting

If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 20, 2019. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.

If you vote via the Internet, you do not need to return your proxy card.

•

Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 20, 2019. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.

If you vote by telephone, you do not need to return your proxy card.

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INFORMATION ABOUT THE ANNUAL MEETING

•

Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Computershare Trust Company, N.A., in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name

If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

How can I access Boston Properties’ proxy materials electronically?

This proxy statement and our 2018 annual report are available at http://www.edocumentview.com/bxp. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://www.bostonproperties.com/proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

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INFORMATION ABOUT THE ANNUAL MEETING

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3822; or visit our website at http://www.bostonproperties.com.

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OTHER MATTERS

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as many votes cast at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, electronic communication or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

STOCKHOLDER NOMINATIONS FOR DIRECTOR AND PROPOSALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

Rule 14a-8 Proposals

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2020 annual meeting of stockholders must be received by Boston Properties on or before December 7, 2019 in order to be considered for inclusion in our proxy statement and form of proxy. The proposals must also comply with the requirements as to form and substance established by the SEC if they are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

Director Nominees (Proxy Access)

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at Boston Properties’ 2020 annual meeting pursuant to the proxy access provision of our By-laws, notice of such nomination and other required information must be received by Boston Properties on or before December 7, 2019 unless our 2020 annual meeting of stockholders is scheduled to take place before April 21, 2020 or after July 20, 2020. Our By-laws state that such notice and other required information must be received by Boston Properties not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary of the date of the immediately preceding annual meeting, or the annual meeting anniversary date, or more than 60 days after the annual meeting anniversary date, or if no annual meeting was held in the preceding year, the deadline for the receipt of such notice and other required information shall be the close of business on the later of (1) the 180th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made.

In addition, our By-laws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

Other Proposals or Nominees

Stockholder proposals and nominations of directors to be presented at Boston Properties’ 2020 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for

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OTHER MATTERS

inclusion in Boston Properties’ proxy statement and form of proxy for our 2020 annual meeting or submitted pursuant to the proxy access provision of our By-laws, must be received in writing at our principal executive office not earlier than January 22, 2020, nor later than March 7, 2020, unless our 2020 annual meeting of stockholders is scheduled to take place before April 21, 2020 or after July 20, 2020. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the annual meeting anniversary date; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the annual meeting anniversary date or more than sixty (60) days after the annual meeting anniversary date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

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APPENDIX A

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (NOI)

(excluding termination income)

	For the year ended December 31,
	2018	2017
	(unaudited and in thousands)
Net Income Attributable to Boston Properties, Inc. Common Shareholders	$572,347	$451,939
Preferred dividends	10,500	10,500

Net Income Attributable to Boston Properties, Inc.	582,847	462,439
Net Income Attributable to Noncontrolling Interests:
Noncontrolling interest – common units of the Operating Partnership	66,807	52,210
Noncontrolling interests in property partnerships	62,909	47,832

Net Income	712,563	562,481
Other Expenses:
Add:
Interest expense	378,168	374,481
Impairment losses	11,812	—
Other Income:
Less:
Gains (losses) from early extinguishments of debt	(16,490)	496
Gains (losses) from investments in securities	(1,865)	3,678
Interest and other income	10,823	5,783
Gains on sales of real estate	182,356	7,663
Income from unconsolidated joint ventures	2,222	11,232
Other Expenses:
Add:
Depreciation and amortization expense	645,649	617,547
Transaction costs	1,604	668
Payroll and related costs from management services contracts	9,590	—
General and administrative expense	121,722	113,715
Other Revenue:
Less:
Direct reimbursements of payroll and related costs from management services contracts	9,590	—
Development and management services	45,158	34,605

NOI	$1,649,314	$1,605,435
Less:
Termination income	8,205	23,058
NOI from non Same Properties (excluding termination income)	59,980	24,165

Same Property NOI (excluding termination income)	1,581,129	1,558,212
Less:
Partners’ share of NOI from consolidated joint ventures (excluding termination income and after priority allocations)(1)	180,398	172,658
BXP’s share of NOI from non Same Properties from unconsolidated joint ventures (excluding termination income)	13,296	(25)

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	For the year ended December 31,
	2018	2017
	(unaudited and in thousands)
Add:
Partners’ share of NOI from non Same Properties from consolidated joint ventures (excluding termination income and after priority allocations)	1,018	(1,853)
BXP’s share of NOI from unconsolidated joint ventures (excluding termination income)(2)	79,588	62,799

BXP’s Share of Same Property NOI (excluding termination income)	$1,468,041	$1,446,525

(1)	See “Consolidated Joint Ventures” in this Appendix for additional details.

(2)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

A-2    BOSTON PROPERTIES, INC.  |  2019 Proxy Statement

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (NOI) – Cash (excluding termination income)

	For the year ended December 31,
	2018	2017
	(unaudited and in thousands)
Net Income Attributable to Boston Properties, Inc. Common Shareholders	$572,347	$451,939
Preferred dividends	10,500	10,500

Net Income Attributable to Boston Properties, Inc.	582,847	462,439
Net Income Attributable to Noncontrolling Interests:
Noncontrolling interest – common units of the Operating Partnership	66,807	52,210
Noncontrolling interests in property partnerships	62,909	47,832

Net Income	712,563	562,481
Other Expenses:
Add:
Interest expense	378,168	374,481
Impairment losses	11,812	—
Other Income:
Less:
Gains (losses) from early extinguishments of debt	(16,490)	496
Gains (losses) from investments in securities	(1,865)	3,678
Interest and other income	10,823	5,783
Gains on sales of real estate	182,356	7,663
Income from unconsolidated joint ventures	2,222	11,232
Other Expenses:
Add:
Depreciation and amortization expense	645,649	617,547
Transaction costs	1,604	668
Payroll and related costs from management services contracts	9,590	—
General and administrative expense	121,722	113,715
Other Revenue:
Less:
Direct reimbursements of payroll and related costs from management services contracts	9,590	—
Development and management services	45,158	34,605

NOI	1,649,314	1,605,435
Less:
Straight-line rent	48,054	53,511
Fair value lease revenue	23,811	22,290
Termination income	8,205	23,058
Add:
Straight-line ground rent expense adjustment(1)	3,559	3,729
Lease transaction costs that qualify as rent inducements	8,692	920

NOI – cash (excluding termination income)	1,581,495	1,511,225
Less:
NOI – cash from non Same Properties (excluding termination income)	81,841	23,217

Same Property NOI – cash (excluding termination income)	1,499,654	1,488,008

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	For the year ended December 31,
	2018	2017
	(unaudited and in thousands)
Less:
Partners’ share of NOI – cash from consolidated joint ventures (excluding termination income and after priority allocations)(2)	166,973	163,514
BXP’s share of NOI – cash from non Same Properties from unconsolidated joint ventures (excluding termination income)	10,532	(33)
Add:
Partners’ share of NOI – cash from non Same Properties from consolidated joint ventures (excluding termination income and after priority allocations)	2,190	(1,763)
BXP’s share of NOI – cash from unconsolidated joint ventures (excluding termination income)(3)	66,742	50,437

BXP’s Share of Same Property NOI – cash (excluding termination income)	$1,391,081	$1,373,201

(1)

In light of the front-ended, uneven rental payments required by the Company’s 99-year ground and air rights lease for the 100 Clarendon Street garage and Back Bay Transit Station in Boston, MA, and to make period-to-period comparisons more meaningful to investors, the adjustment does not include the straight-line impact of approximately $414 and $(1,240) for the twelve months ended December 31, 2018 and 2017, respectively. As of December 31, 2018, the Company has remaining lease payments aggregating approximately $26.1 million, all of which it expects to incur by the end of 2021 with no payments thereafter. Under GAAP, the Company is recognizing expense of $(348) per year on a straight-line basis over the term of the lease. However, unlike more traditional ground and air rights leases, the timing and amounts of the rental payments by the Company correlate to the uneven timing and funding by the Company of capital expenditures related to improvements at Back Bay Transit Station. As a result, the amounts excluded from the adjustment each quarter through 2021 may vary significantly.

(2)	See “Consolidated Joint Ventures” in this Appendix for additional details.

(3)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

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CONSOLIDATED JOINT VENTURES

for the year ended December 31, 2018

(unaudited and in dollars in thousands)

		Norges Joint Ventures
	767 Fifth Avenue (The GM Building)	Times Square Tower 601 Lexington Avenue/ One Five Nine East 53rd Street 100 Federal Street Atlantic Wharf Office	Salesforce Tower	Total Consolidated Joint Ventures
REVENUE
Rent	$220,509	$299,299	$48,951	$568,759
Straight-line rent	4,593	12,095	(21,370)	(4,682)
Fair value lease revenue	17,644	960	—	18,604
Termination income	275	16	—	291

Base rent	243,021	312,370	27,581	582,972
Recoveries from tenants	50,625	62,926	13,952	127,503
Parking and other	2,976	6,095	736	9,807

Total rental revenue	296,622	381,391	42,269	720,282
EXPENSES
Operating	116,403	134,219	20,166	270,788

NET OPERATING INCOME (NOI)	180,219	247,172	22,103	449,494

Development and management services revenue	1,942	3,008	1,219	6,169
Interest and other income	2,027	1,961	362	4,350
Interest expense	(82,158)	(25,455)	—	(107,613)
Depreciation and amortization	(90,955)	(82,823)	(10,207)	(183,985)

SUBTOTAL	(169,144)	(103,309)	(8,626)	(281,079)

NET INCOME	$11,075	$143,863	$13,477	$168,415

BXP’s ownership percentage	60.00%	55.00%	95.00%

Partners’ share of NOI (after priority allocations)(1)	$70,703	$109,629	$183	$180,515

BXP’s share of NOI (after priority allocations)	$109,516	$137,543	$21,920	$268,979

Reconciliation of Partners’ share of NOI(1):
Rental revenue	$118,650	$171,627	$2,114	$292,391
Less: Termination income	110	7	—	117

Rental revenue (excluding termination income)	118,540	171,620	2,114	292,274
Less: Operating expenses (including partners’ share of management and other fees)	47,946	62,040	1,082	111,068
Priority allocations	—	(42)	850	808

NOI (excluding termination income and after priority allocations)	70,594	109,622	182	180,398

Rental revenue (excluding termination income)	$118,540	$171,620	$2,114	$292,274
Less: Straight-line rent	1,837	5,443	(1,068)	6,212
Fair value lease revenue	7,059	431	—	7,490
Add: Lease transaction costs that qualify as rent inducements(2)	—	277	—	277

Subtotal	109,644	166,023	3,182	278,849
Less: Operating expenses (including partners’ share of management and other fees)	47,946	62,040	1,082	111,068
Priority allocations	—	(42)	850	808

NOI – cash (excluding termination income and after priority allocations)	$61,698	$104,025	$1,250	$166,973

(1)	Amounts represent the partners’ share based on their respective ownership percentage.
(2)	Consists of lease transaction costs that qualify as rent inducements in accordance with GAAP.

BOSTON PROPERTIES, INC.  |  2019 Proxy Statement    A-5

CONSOLIDATED JOINT VENTURES

for the year ended December 31, 2017

(unaudited and dollars in thousands)

		Norges Joint Ventures
	767 Fifth Avenue (The GM Building)	Times Square Tower 601 Lexington Avenue/ One Five Nine East 53rd Street 100 Federal Street Atlantic Wharf Office	Salesforce Tower	Total Consolidated Joint Ventures
REVENUE
Rent	$220,926	$298,550	$3,239	$522,715
Straight-line rent	7,229	(343)	(2,791)	4,095
Fair value lease revenue	15,372	944	—	16,316
Termination income	14,228	(1,415)	—	12,813

Base Rent	257,755	297,736	448	555,939
Recoveries from tenants	52,237	57,170	223	109,630
Parking and other	2,357	5,379	—	7,736

Total rental revenue	312,349	360,285	671	673,305

EXPENSES
Operating	114,988	133,691	296	248,975

NET OPERATING INCOME (NOI)	197,361	226,594	375	424,330

Development and management services revenue	2,355	3,132	50	5,537
Interest and other income	773	1,308	60	2,141
Interest expense	(89,184)	(30,045)	—	(119,229)
Interest expense – outside members’ notes	(16,256)	—	—	(16,256)
Fair value interest adjustment	20,227	—	—	20,227
Depreciation and amortization	(103,314)	(82,189)	(129)	(185,632)
Gain from early extinguishment of debt	14,606	—	—	14,606
Other	—	(78)	—	(78)

SUBTOTAL	(170,793)	(107,872)	(19)	(278,684)

NET INCOME	$26,568	$118,722	$356	$145,646

BXP’s ownership percentage	60.00%	55.00%	95.00%

Partners’ share of NOI (after priority allocations)(1)	$77,474	$100,411	$(172)	$177,713

BXP’s share of NOI (after priority allocations)	$119,887	$126,183	$547	$246,617

Reconciliation of Partners’ share of NOI(1)
Rental revenue	$124,939	$162,129	$34	$287,102
Less: Termination income	5,691	(636)	—	5,055

Rental revenue (excluding termination income)	119,248	162,765	34	282,047
Less: Operating expenses (including partners’ share of management and other fees)	47,465	61,718	31	109,214
Priority allocations	—	—	175	175

NOI (excluding termination income and after priority allocations)	71,783	101,047	(172)	172,658

Rental revenue (excluding termination income)	$119,248	$162,765	$34	$282,047
Less: Straight-line rent	2,892	(155)	(140)	2,597
Fair value lease revenue	6,149	423	—	6,572
Add: Lease transaction costs that qualify as rent inducements(2)	25	—	—	25

Subtotal	110,232	162,497	174	272,903
Less: Operating expenses (including partners’ share of management and other fees)	47,465	61,718	31	109,214
Priority allocations	—	—	175	175

NOI – cash (excluding termination income and after priority allocations)	$62,767	$100,779	$(32)	$163,514

(1)	Amounts represent the partners’ share based on their respective ownership percentage.

(2)	Consists of lease transaction costs that qualify as rent inducements in accordance with GAAP.

A-6    BOSTON PROPERTIES, INC.  |  2019 Proxy Statement

UNCONSOLIDATED JOINT VENTURES

for the year ended December 31, 2018

(unaudited and dollars in thousands)

	540 Madison Avenue	Market Square North	Metropolitan Square	901 New York Avenue	Annapolis Junction(1)	500 North Capitol Street, N.W.	Colorado Center		Santa Monica Business Park	Other Joint Ventures(2)	Total Unconsolidated Joint Ventures
REVENUE
Rental	$22,049	$17,439	$23,262	$27,977	$10,558	$11,517	$52,325		$22,722	$6,301	$194,150
Straight-line rent	553	1,125	(214)	78	230	(31)	10,774		3,661	(243)	15,933
Fair value lease revenue	—	—	—	—	—	—	384		1,651	—	2,035
Termination income	3	—	(16)	50	—	—	—		—	—	37

Base rent	22,605	18,564	23,032	28,105	10,788	11,486	63,483		28,034	6,058	212,155
Recoveries from tenants	2,300	3,714	4,730	5,168	1,980	5,346	2,578		3,312	2,630	31,758
Parking and other	91	868	2,698	1,676	223	503	10,961		3,111	4,719	24,850

Total rental revenue	24,996	23,146	30,460	34,949	12,991	17,335	77,022		34,457	13,407	268,763
EXPENSES
Operating	14,012	9,585	14,804	14,229	6,409	5,983	22,805		13,412	5,380	106,619

NET OPERATING INCOME	10,984	13,561	15,656	20,720	6,582	11,352	54,217		21,045	8,027	162,144

Other income/(expense)
Development and management services revenue	283	10	18	—	—	—	29		16	3	359
Interest and other income	249	256	17	249	284	65	508		—	1,185	2,813
Interest expense	(4,077)	(5,896)	(8,864)	(8,300)	(5,458)	(4,476)	(19,970)		(12,758)	(1,510)	(71,309)
Depreciation and amortization expense	(7,763)	(4,109)	(34,024)	(6,007)	(4,064)	(3,779)	(18,811)		(17,424)	(7,094)	(103,075)
Gain on distribution of real estate	—	—	—	—	16,959	—	—		—	—	16,959

Subtotal	(11,308)	(9,739)	(42,853)	(14,058)	7,721	(8,190)	(38,244)		(30,166)	(7,416)	(154,253)

NET INCOME/(LOSS)	$(324)	$3,822	$(27,197)	$6,662	$14,303	$3,162	$15,973		$(9,121)	$611	$7,891

BXP’s nominal ownership percentage	60%	50%	20%	25%	50%	30%	50%		55%

BXP’s share of net income/(loss)	$(194)	$1,913	$(5,439)	$1,808 (3)	$7,461	$(359)	$6,154		$(5,016)	$3,487	$9,815
Basis differential
Straight-line rent	—	—	—	—	—	—	1,074	(4)	—	1,360	2,434
Fair value lease revenue	—	—	—	—	—	—	820	(4)	—	814	1,634
Depreciation and amortization expense	653	(174)	(48)	(1,793)	(99)	(57)	(4,872	)(4)	—	(5,062)	(11,452)
Gain on distribution of real estate	—	—	—	—	(209)	—	—		—	—	(209)

Total basis differential(5)	653	(174)	(48)	(1,793)	(308)	(57)	(2,978	)(4)	—	(2,888)	(7,593)

Income/(loss) from unconsolidated joint ventures	$459	$1,739	$(5,487)	$15 (3)	$7,153	$(416)	$3,176		$(5,016)	$599	$2,222

BOSTON PROPERTIES, INC.  |  2019 Proxy Statement    A-7

	540 Madison Avenue	Market Square North	Metropolitan Square	901 New York Avenue		Annapolis Junction(1)	500 North Capitol Street, N.W.	Colorado Center		Santa Monica Business Park	Other Joint Ventures(2)	Total Unconsolidated Joint Ventures
Reconciliation of BXP’s share of Net Operating Income
BXP’s share of rental revenue	$14,998	$11,574	$6,093	$17,004	(3)	$6,497	$5,201	$42,580	(4)	$18,952	$5,837	$128,736
BXP’s share of operating expenses	8,408	4,793	2,961	6,922	(3)	3,206	1,796	11,404		7,377	2,257	49,124

BXP’s share of net operating income	6,590	6,781	3,132	10,082	(3)	3,291	3,405	31,176		11,575	3,580	79,612
Less:
BXP’s share of termination income	2	—	(3)	25	(3)	—	—	—		—	—	24

BXP’s share of net operating income (excluding termination income)	6,588	6,781	3,135	10,057	(3)	3,291	3,405	31,176		11,575	3,580	79,588
Less:
BXP’s share of straight-line rent	331	563	(43)	42	(3)	115	(9)	7,822	(4)	2,014	(122)	10,713
BXP’s share of fair value lease revenue	—	—	—	—	(3)	—	—	1,826	(4)	908	—	2,734
Add:
BXP’s share of lease transaction costs that qualify as rent inducements	—	241	50	84	(3)	—	—	180		46	—	601

BXP’s share of net operating income – cash (excluding termination income)	$6,257	$6,459	$3,228	$10,099	(3)	$3,176	$3,414	$21,708		$8,699	$3,702	$66,742

(1)

Annapolis Junction includes four in-service properties and two undeveloped land parcels. On December 31, 2018 the Company and its partner in the joint venture entered into a distribution agreement whereby the joint venture distributed one of the four in-service properties to the partner including the assumption by the partner of the mortgage indebtedness collateralized by the property. Mortgage indebtedness at the time of the distribution totaled $45.4 million including accrued interest. The gain on distribution of real estate is included within income from unconsolidated joint ventures in the Company’s consolidated statements of operations.

(2)	Includes The Hub on Causeway, 1001 6th Street, Dock 72, 7750 Wisconsin Avenue, 1265 Main Street, Wisconsin Place Parking Facility and 3 Hudson Boulevard.

(3)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement.

(4)	The Company’s purchase price allocation under ASC 805 for Colorado Center differs from the historical basis of the venture resulting in the majority of the basis differential for this venture.

(5)	Represents adjustments related to the carrying values and depreciation of certain of the Company’s investment in unconsolidated joint ventures.

A-8    BOSTON PROPERTIES, INC.  |  2019 Proxy Statement

UNCONSOLIDATED JOINT VENTURES

for the year ended December 31, 2017

(unaudited and dollars in thousands)

	540 Madison Avenue	Market Square North	Metropolitan Square	901 New York Avenue	Wisconsin Place Parking Facility	Annapolis Junction(1)	500 North Capitol Street, N.W.	Colorado Center		1265 Main Street	Other Joint Ventures(2)	Total Unconsolidated Joint Ventures
REVENUE
Rental	$25,621	$14,842	$15,696	$25,763	$56	$7,720	$11,121	$42,725		$3,975	$154	$147,673
Straight-line rent	(550)	2,559	6,861	2,186	—	845	295	9,534		—	—	21,730
Fair value lease revenue	—	—	—	—	—	—	—	384		—	—	384
Termination income	694	—	(13)	—	—	—	—	(12)		—	—	669

Base rent	25,765	17,401	22,544	27,949	56	8,565	11,416	52,631		3,975	154	170,456
Recoveries from tenants	2,994	3,327	5,394	4,983	1,335	2,220	4,976	2,006		1,015	—	28,250
Parking and other	40	926	3,138	1,657	3,853	240	567	10,785		—	1,519	22,725

Total rental revenue	28,799	21,654	31,076	34,589	5,244	11,025	16,959	65,422		4,990	1,673	221,431
EXPENSES
Operating	14,073	9,264	14,695	13,903	2,540	6,523	5,611	21,257		1,066	1,608	90,540

NET OPERATING INCOME	14,726	12,390	16,381	20,686	2,704	4,502	11,348	44,165		3,924	65	130,891

Other income/(expense)
Development and management services revenue	282	2	11	—	—	—	—	32		6	—	333
Interest and other income	93	94	38	123	—	83	25	183		6	91	736
Interest expense	(3,336)	(6,010)	(9,433)	(8,301)	—	(4,696)	(4,475)	(8,588)		(1,538)	—	(46,377)
Depreciation and amortization expense	(7,745)	(5,956)	(7,676)	(6,089)	(5,540)	(4,269)	(3,811)	(16,806)		(1,635)	—	(59,527)

Subtotal	(10,706)	(11,870)	(17,060)	(14,267)	(5,540)	(8,882)	(8,261)	(25,179)		(3,161)	91	(104,835)

NET INCOME/(LOSS)	$4,020	$520	$(679)	$6,419	$(2,836)	$(4,380)	$3,087	$18,986		$763	$156	$26,056

BXP’s nominal ownership percentage	60.00%	50.00%	20.00%	25.00%	33.33%	50.00%	30.00%	50.00%		50.00%	50.00%

BXP’s share of net income/(loss)	$2,410	$260	$(135)	$7,008 (3)	$(946)	$(2,190)	$927	$9,465		$382	$276	$17,457
Total basis differential(5)	683	(561)	(214)	(300)	(30)	(102)	20	(5,704	)(4)	(20)	3	(6,225)

Income/(loss) from unconsolidated joint ventures	$3,093	$(301)	$(349)	$6,708 (3)	$(976)	$(2,292)	$947	$3,761		$362	$279	$11,232

Reconciliation of BXP’s share of Net Operating Income
BXP’s share of rental revenue	$17,279	$10,827	$6,215	$16,623	$1,748	$5,513	$5,088	$37,425		$2,495	$837	$104,050
BXP’s share of operating expenses	8,445	4,632	2,940	6,682	847	3,263	1,684	10,608		533	803	40,437

BXP’s share of net operating income	8,834	6,195	3,275	9,941 (3)	901	2,250	3,404	26,817		1,962	34	63,613

BOSTON PROPERTIES, INC.  |  2019 Proxy Statement    A-9

	540 Madison Avenue	Market Square North	Metropolitan Square	901 New York Avenue		Wisconsin Place Parking Facility	Annapolis Junction(1)	500 North Capitol Street, N.W.	Colorado Center	1265 Main Street	Other Joint Ventures(2)	Total Unconsolidated Joint Ventures
Less:
BXP’s share of termination income	416	—	(3)	—	(3)	—	—	—	401	—	—	814

BXP’s share of net operating income (excluding termination income)	8,418	6,195	3,278	9,941	(3)	901	2,250	3,404	26,416	1,962	34	62,799
Less:
BXP’s share of straight-line rent	(330)	1,279	1,372	1,050	(3)	—	422	88	7,672	—	—	11,553
BXP’s share of fair value lease revenue	—	—	—	—	(3)	—	—	—	1,857	—	—	1,857
Add:
BXP’s share of lease transaction costs that qualify as rent inducements	—	381	470	34	(3)	—	163	—	—	—	—	1,048

BXP’s share of net operating income – cash (excluding termination income)	$8,748	$5,297	$2,376	$8,925	(3)	$901	$1,991	$3,316	$16,887	$1,962	$34	$50,437

(1)	Annapolis Junction includes four properties in service and two undeveloped land parcels.

(2)	Includes The Hub on Causeway, 1001 6th Street, Dock 72 and 7750 Wisconsin Avenue.

(3)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement.

(4)	The Company’s purchase price allocation under ASC 805 for Colorado Center differs from the historical basis of the venture resulting in the majority of the basis differential for this venture.

(5)	Represents adjustments related to the carrying values and depreciation of certain of the Company’s investment in unconsolidated joint ventures.

A-10    BOSTON PROPERTIES, INC.  |  2019 Proxy Statement

APPENDIX B

BOSTON PROPERTIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

SECTION 1.     PURPOSE OF THE DIRECTOR PLAN

This Non-Employee Director Compensation Plan (the “Director Plan”) is intended to establish the cash compensation and equity grants payable to members of the board of directors of Boston Properties, Inc. (the “Company”), as constituted from time to time (the “Board”), who are not employees of the Company or any subsidiary of the Company (“Non-Employee Directors”). All equity grants made under the Director Plan shall be made pursuant to the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (as amended from time to time, the “2012 Plan”) or any other equity plan of the Company designated by the Board pursuant to which the grants provided for herein may be made (the “Incentive Plan”). Except as otherwise noted herein, the cash compensation and equity grants described in the Director Plan shall be paid or be made, as applicable, to each Non-Employee Director automatically and without any further action by the Board. All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the 2012 Plan.

SECTION 2.     ADMINISTRATION OF THE DIRECTOR PLAN

The Director Plan shall be administered by the Compensation Committee of the Board (the “Committee”). All decisions and interpretations of the Committee shall be made in the Committee’s sole and absolute discretion and shall be final and binding on all persons, including the Company and Non-Employee Directors.

SECTION 3.     BOARD AND COMMITTEE SERVICE FEES

(a)    Board Service. Each Non-Employee Director shall receive an annual cash retainer of $85,000 for serving on the Board. Non-Employee Directors shall not receive meeting attendance fees for any meeting of the Board or a committee thereof that he or she attends.

(b)    Chairman of the Board. The Non-Employee Director serving as Chairman of the Board shall receive an annual cash retainer of $100,000 for such service.

(c)    Compensation Committee. Each Non-Employee Director who serves on the Committee shall receive an annual cash retainer of $10,000 for such service. In addition, the Non-Employee Director serving as the chair of the Committee shall receive an additional annual cash retainer of $15,000 for service as chair.

(d)    Audit Committee. Each Non-Employee Director who serves on the Audit Committee shall receive an annual cash retainer of $15,000 for such service. In addition, the Non-Employee Director serving as the chair of the Audit Committee shall receive an additional annual cash retainer of $20,000 for service as chair.

(e)    Nominating and Corporate Governance Committee. Each Non-Employee Director who serves on the Nominating and Corporate Governance (“NCG”) Committee shall receive an annual cash retainer of $10,000 for such service. In addition, the Non-Employee Director serving as the chair of the NCG Committee shall receive an additional annual cash retainer of $15,000 for service as chair.

(f)    Other Standing Committees. Each Non-Employee Director who serves on any other standing committee of the Board that may be established from time to time by the Board shall receive an annual cash retainer of $10,000 for such service. In addition, the Non-Employee Director serving as the chair of such standing committee, if any, shall receive an additional annual cash retainer of $15,000 for service as chair.

BOSTON PROPERTIES, INC.  |  2019 Proxy Statement    B-1

(g)    Payment and Deferral of Service Fees. Unless otherwise deferred pursuant to the Director Deferral Program (as defined below), the sum of all annual cash retainers to which each Non-Employee Director is entitled pursuant to Sections 3(a)-(f) shall be paid quarterly in arrears, subject to proration for periods of service less than a full quarter or full year in length, as applicable.

SECTION 4.     EQUITY COMPENSATION

(a)    Annual Equity Award. Unless otherwise deferred pursuant to the Director Deferral Program, on the fifth business day after each annual meeting of the Company’s stockholders (or, if any annual meeting is not completed on a single date, the date on which the polls are closed for voting on the election of directors at such annual meeting) (the “Annual Meeting”), each Non-Employee Director continuing to serve as a member of the Board immediately following the election and qualification of the directors elected at such Annual Meeting shall be granted, at his or her election, either a number of LTIP Units in Boston Properties Limited Partnership, or any successor thereto, or a number of restricted shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (or a combination of LTIP Units and Common Stock), pursuant to the Incentive Plan equal to $150,000 divided by the closing market price of the Company’s Common Stock on the New York Stock Exchange on the grant date, which grant will vest on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting (the “Annual Equity Award”), subject to potential acceleration as set forth in the Incentive Plan or the applicable award agreement.

(b)    Initial Equity Awards. Unless otherwise deferred pursuant to the Director Deferral Program, on the fifth business day after the appointment of any new Non-Employee Director, such Non-Employee Director shall be granted, at his or her election, either a number of LTIP Units in Boston Properties Limited Partnership, or any successor thereto, or a number of restricted shares of Common Stock (or a combination of LTIP Units and Common Stock), pursuant to the Incentive Plan equal to $150,000 (prorated based on the number of months from the effective date of the appointment of the Non-Employee Director to the Board to the first anniversary of the most recent prior Annual Meeting) divided by the closing market price of the Company’s Common Stock on the New York Stock Exchange on the grant date, which grant will vest on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting (the “Initial Equity Award”), subject to potential acceleration as set forth in the Incentive Plan or the applicable award agreement.

(c)    Form of Equity Awards. Notwithstanding Sections 4(a) and (b), prior to the grant date of any Annual Equity Award or Initial Equity Award, the Committee may, in its sole discretion, determine to (i) grant such Annual Equity Award or Initial Equity Award in the form of any full value Award (as defined in the Incentive Plan) issuable from time to time pursuant to the Incentive Plan (i.e., an Award other than an option or stock appreciation right) or (ii) discontinue any ability for the Non-Employee Directors to elect to receive the form of equity for any such grants, in which case all equity awards granted hereunder shall be in the form of restricted shares of Common Stock. All equity awards granted hereunder shall be made pursuant to forms of award agreement having terms consistent with those set forth herein, as approved by the Committee or the Board from time to time for such purpose.

(d)    Availability of Awards. All equity grants made hereunder shall be subject to the availability of shares of Common Stock reserved for issuance pursuant to the Incentive Plan, and the Director Plan does not increase such number of available shares. To the extent insufficient shares of Common Stock are reserved and available to make the equity grants set forth herein, or at the discretion of the Board, any portion of any equity grant to which a Non-Employee Director is entitled shall be added to the next cash payment of annual cash retainers payable pursuant to Section 3 in an amount equal to the Fair Market Value of any such ungranted equity compensation, to be paid at such times and in the manner set forth in Section 3, unless otherwise determined by the Board.

B-2    BOSTON PROPERTIES, INC.  |  2019 Proxy Statement

SECTION 5.     TAX WITHHOLDING

Except to the extent required by applicable law, each Non-Employee Director shall be solely responsible for any tax obligations he or she incurs as a result of any compensation received under the Director Plan.

SECTION 6.     DEFERRAL

Each Non-Employee Director may elect, in accordance with the Boston Properties, Inc. Amended and Restated Rules and Conditions for Directors’ Deferred Compensation Program or any other plan of the Company designated or established by the Board for such purpose, as (the “Director Deferral Program”), to defer the cash compensation described in the Director Plan.

SECTION	7. SECTION 409A

The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A of the Code and the payment of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to any Non-Employee Director or any other person if any payments under any provisions of the Director Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the twenty percent (20%) additional tax under Section 409A of the Code.

SECTION	8. AMENDMENTS AND TERMINATION

The Board reserves the right to amend or terminate the Director Plan at any time in its sole discretion.

SECTION 9.     NON-EXCLUSIVITY; NO BOARD SERVICE RIGHTS

The Director Plan is not intended to be exclusive and nothing contained in the Director Plan shall prevent the Board from adopting other or additional compensation arrangements with respect to any Non-Employee Directors or otherwise. The adoption of the Director Plan and the payment of compensation hereunder shall not confer upon any Non-Employee Director any right to continued service on the Board.

SECTION 10.     EFFECTIVE DATE OF DIRECTOR PLAN

The Director Plan shall become effective upon stockholder approval in accordance with Delaware law.

SECTION 11.     GOVERNING LAW

The Director Plan and all actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE OF APPROVAL OF DIRECTOR PLAN BY BOARD: February 26, 2019

DATE OF APPROVAL BY STOCKHOLDERS: May     , 2019

BOSTON PROPERTIES, INC.  |  2019 Proxy Statement    B-3

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 20, 2019.
Online
Go to www.envisionreports.com/BXP or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BXP

Annual Stockholders’ Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - -  - - - - - - - - - -  - - -  - - -  - - - - -

The Board of Directors recommends a vote “FOR” all of the nominees for director listed.

1.	To elect the eleven nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Kelly A. Ayotte	☐	☐	☐	05 - Diane J. Hoskins	☐	☐	☐	09 - Owen D. Thomas	☐	☐	☐
	02 - Bruce W. Duncan	☐	☐	☐	06 - Joel I. Klein	☐	☐	☐	10 - David A. Twardock	☐	☐	☐
	03 - Karen E. Dykstra	☐	☐	☐	07 - Douglas T. Linde	☐	☐	☐	11 - William H. Walton, III	☐	☐	☐
	04 - Carol B. Einiger	☐	☐	☐	08 - Matthew J. Lustig	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposals 2, 3 and 4.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, by non-binding, advisory resolution, the Company’s named executive officer compensation.	☐	☐	☐	4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
3.	To approve the Boston Properties, Inc. Non-Employee Director Compensation Plan.	☐	☐	☐	5.	In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

030A6E

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2019

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the 2019 Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at 599 Lexington Avenue, 16th Floor, New York, NY 10022 on May 21, 2019 at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3, AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL FOR DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY, OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.